P R O S P E C T U S
                               3,700,000 SHARES

              [LOGO] OUTSOURCE INTERNATIONAL/registered trademark/
                     -----------------------
                     THE LEADER IN HUMAN RESOURCES

                                 Common Stock
                               ----------------
     Of the 3,700,000 shares of Common Stock being offered hereby (the "Offering"), 3,000,000 shares are being offered by OutSource International, Inc. (the "Company") and 700,000 shares are being offered by certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders" and "Underwriting."


     Prior to this Offering, there has been no public market for the Common Stock of the Company. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing on The Nasdaq National Market under the symbol "OSIX."
                               ----------------
SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED
                                    HEREBY.
                               ----------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================
                                UNDERWRITING                      PROCEEDS TO
                PRICE TO       DISCOUNTS AND      PROCEEDS TO       SELLING
                 PUBLIC        COMMISSIONS(1)     COMPANY(2)      SHAREHOLDERS
Per Share     $     15.00        $     1.05      $     13.95      $    13.95
-------------------------------------------------------------------------------
Total(3)      $55,500,000        $3,885,000      $41,850,000      $9,765,000
===============================================================================

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses of the Offering estimated at $1,340,000.
(3) The Selling Shareholders and certain other shareholders of the Company have granted to the Underwriters a 30-day option to purchase up to 555,000 additional shares of Common Stock on the same terms as set forth above solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Selling Shareholders and certain other shareholders of the Company will be $63,825,000, $4,467,750, and $17,507,250, respectively.

                               ----------------
     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them, and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about October 29, 1997 at the offices of Smith Barney Inc., 14 Wall Street, New York, New York 10005.
                               ----------------
SMITH BARNEY INC.
                             ROBERT W. BAIRD & CO.
                                 INCORPORATED
                                                    DONALDSON, LUFKIN & JENRETTE
                                                       SECURITIES CORPORATION
October 24, 1997

                              [INSIDE FRONT COVER]





DESCRIPTION OF GRAPHIC:


An illustration depicting two sources of light, one representing flexible staffing benefits and services, and one representing PEO benefits and services, merging into a prism that represents the aggregation of OutSource benefits and services. The light from the prism then reflects the spectrum of benefits and services offered to OutSource clients and employees represented in silhouette at the bottom of the graphic.
















CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVERALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                              PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS REFLECTS THE CONSUMMATION ON FEBRUARY 21, 1997 OF A REORGANIZATION (THE "REORGANIZATION") AMONG NINE OPERATING CORPORATIONS EXISTING UNDER THE LAWS OF THE STATE OF FLORIDA (COLLECTIVELY, THE "SUBSIDIARIES") AND THE SHAREHOLDERS OF EACH OF THE SUBSIDIARIES, WHICH RESULTED IN THE COMPANY BECOMING THE PARENT COMPANY OF THE SUBSIDIARIES. AS USED IN THIS PROSPECTUS, UNLESS OTHERWISE INDICATED: (I) THE TERMS "COMPANY" AND "OUTSOURCE" REFER COLLECTIVELY TO THE COMPANY AND THE SUBSIDIARIES SUBSEQUENT TO THE REORGANIZATION AND TO THE SUBSIDIARIES ON A CONSOLIDATED BASIS PRIOR TO THE REORGANIZATION; (II) THE TERM "COMMON STOCK" REFERS TO THE COMPANY'S COMMON STOCK PAR VALUE $.001 PER SHARE, AND THE RIGHTS TO PURCHASE SHARES OF PREFERRED STOCK ATTACHED THERETO; (III) ALL SHARE AND PER SHARE DATA HAS BEEN RETROACTIVELY ADJUSTED TO GIVE EFFECT TO A REVERSE STOCK SPLIT WHICH BECAME EFFECTIVE ON OCTOBER 21, 1997. SEE "THE COMPANY," "DESCRIPTION OF SECURITIES--COMMON STOCK," "DESCRIPTION OF SECURITIES-- REORGANIZATION" AND "DESCRIPTION OF SECURITIES--SHAREHOLDER RIGHTS PLAN."


                                  THE COMPANY

     The Company is a rapidly growing national provider of human resource services focusing on the flexible industrial staffing market through its Tandem division and on the professional employer organization ("PEO") market through its Synadyne division. The Tandem division recruits, trains and deploys temporary industrial personnel and provides payroll administration, risk management and benefits administration services to its clients. Tandem's clients include businesses in the manufacturing, distribution, hospitality and construction industries. Through its Synadyne division, the Company offers a comprehensive package of PEO services including payroll administration, risk management, benefits administration and human resource consultation to companies in a wide range of industries. The Company's operations began in Chicago, Illinois in 1974. As of June 30, 1997, the Company and its franchise associates operated 163 offices, with an estimated 28,000 employees, in 38 states and the District of Columbia.

     The Tandem division provides approximately 17,000 flexible industrial staffing personnel daily through a nationwide network of 80 Company-owned and 74 franchised offices. The Tandem division has approximately 14,000 clients and on a daily basis provides services to approximately 3,000 of such clients. Between 1994 and 1996, Company and franchise flexible industrial staffing revenues increased from $119.8 million to $247.3 million, a compound annual growth rate of approximately 44%. The Synadyne division, which began in 1994, has approximately 11,000 employees. Between 1994 and 1996, PEO revenues, excluding revenues from the provision of PEO services to Tandem franchisees, increased from $30.9 million to $137.0 million, a compound annual growth rate of approximately 111%. To implement its expansion strategy, the Company completed 17 acquisitions of industrial staffing companies since January 1, 1995, with 48 offices and approximately $84 million in annual revenue. During this period, the number of Company-owned flexible staffing and PEO offices increased from ten to 89, the number of geographic regions served by the Company increased from one to nine, and the Company implemented advanced information systems, further developed back office capabilities and invested in other infrastructure enhancements necessary to support its future growth.

     The Company's operation of both a flexible industrial staffing division and a PEO division provides it with significant competitive advantages. Both Tandem and Synadyne offer a number of common services including payroll administration, risk management and benefits administration. The Company designs and administers these services through common facilities, personnel and information systems which give the Company the ability to develop and provide a wider range of services at lower costs than its primary competitors. In addition, the Company is able to provide a full spectrum of staffing services to its industrial clients ranging from a temporary employee for one day to comprehensive outsourcing of human resource functions through the Company's PEO division. The Company expects Tandem's national network of locations to facilitate the rapid expansion of the Synadyne division, and, over time, increase the Company's penetration of local markets.

     The staffing industry consists of companies which provide four basic services to clients: flexible staffing, PEO services, placement and search, and outplacement. Based on information provided by the

National Association of Temporary and Staffing Services ("NATSS"), the National Association of Professional Employer Organizations ("NAPEO") and Staffing Industry Analysts, Inc. ("SIAI"), 1996 staffing industry revenues were approximately $74.4 billion. According to industry sources, approximately 7,000 flexible staffing firms and 2,000 PEO firms employed approximately 5.2 million people per day, or approximately 4% of the entire United States workforce, in 1996. Over the last five years, the staffing industry has experienced significant growth, due largely to the utilization of temporary help across a broader range of industries as well as the emergence of the PEO sector.

     According to NATSS, flexible industrial staffing currently represents 31.8% of the estimated $43.6 billion in 1996 flexible staffing revenues. The Company believes that the flexible industrial staffing market is highly fragmented and that in excess of 75% of flexible industrial staffing industry revenues are generated by small local and regional companies. According to NATSS, the flexible industrial staffing sector grew from $5.6 billion in 1991 to $13.9 billion in 1996, representing a compound annual growth rate of approximately 20%. The Company's goal is to target opportunities in this fragmented, rapidly growing, market which has to date been under-served by large full service staffing companies.

     The PEO sector, the fastest growing sector within the staffing industry, comprised an estimated $17.3 billion, or approximately 23%, of estimated 1996 staffing industry revenues. This sector has grown at an estimated annual rate of 29% over the last five years as small and medium size businesses (businesses with less than 500 employees) continued to realize time and cost savings associated with outsourcing human resource administration to PEOs. According to industry sources, less than 2% of small and medium size businesses in the United States utilize PEO services. As a result, the Company believes there are significant opportunities for continued growth of its PEO business.

     The Company's objective is to become the dominant provider of industrial flexible staffing and PEO services in select geographic areas. To achieve this objective, the Company intends to: (i) provide a comprehensive package of single-source human resource services; (ii) continue to focus on under-served markets which provide high growth opportunities; (iii) geographically cluster offices to achieve regional market leadership; (iv) increase market penetration through a multi-faceted growth strategy which includes internal growth, acquisitions, franchising and strategic alliances; (v) continue to maximize operating efficiencies through integrated technology and back office support; and (vi) commit to the permanent employment, over time, of its flexible industrial staffing and PEO employees, so as to become their "guardian employer."


                                 THE OFFERING


Common Stock offered by:
  The Company    .....................   3,000,000 shares
  The Selling Shareholders   .........     700,000 shares
    Total  ...........................   3,700,000 shares
Common Stock outstanding
 after the Offering    ...............   8,448,788 shares(1)
Use of Proceeds  .....................   To (i) reduce indebtedness under certain credit
                                         obligations; (ii) repay related party notes and
                                         indebtedness incurred in connection with certain
                                         acquisitions.
Nasdaq National Market Symbol   ......   OSIX

----------------
(1) Excludes an aggregate of 1,972,096 shares of Common Stock issuable upon exercise of currently outstanding options and warrants. See
    "Management--Stock Option Plan", "Management--Warrants" and Notes 5 and 10 to the Company's Consolidated Financial Statements.

                               ----------------
PROSPECTIVE INVESTORS ARE CAUTIONED THAT THE STATEMENTS IN THIS PROSPECTUS THAT ARE NOT DESCRIPTIONS OF HISTORICAL FACTS MAY BE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED DUE TO A NUMBER OF FACTORS, INCLUDING THOSE IDENTIFIED UNDER "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS.

                        SUMMARY CONSOLIDATED FINANCIAL DATA


                                                                    YEARS ENDED DECEMBER 31,
                                             -----------------------------------------------------------------------
                                                                                                       SUPPLEMENTAL
                                                                                                        PRO FORMA
                                                1992       1993       1994        1995        1996       1996(1)
                                             ---------- ---------- ----------- ----------- ---------- --------------
CONSOLIDATED STATEMENT OF                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
 INCOME DATA:
Net revenues  ..............................  $39,737    $43,472    $ 80,647    $149,825    $280,171     $346,753
                                              =======    =======    ========    ========    =========    =========
Gross profit  ..............................  $ 7,771    $ 9,105    $ 14,834    $ 23,555    $ 38,069     $ 54,718
                                              =======    =======    ========    ========    =========    =========
Operating income    ........................  $ 1,568    $ 1,607    $  3,581    $  3,456    $  5,483     $ 10,134
Net interest expense   .....................      328        263         820       1,259       2,175        2,390
Other expense (income)(2)    ...............      (59)      (237)        (51)        (11)      1,448          943
                                              -------    -------    --------    --------    ---------    ---------
Income (loss) before provision (benefit)
 for income taxes   ........................    1,299      1,581       2,812       2,208       1,860        6,801
Pro forma income taxes (benefit)(3)   ......      486        595       1,059         859         757        2,620
                                              -------    -------    --------    --------    ---------    ---------
Pro forma net income (loss)(3)  ............  $   813    $   986    $  1,753    $  1,349    $  1,103     $  4,181
                                              =======    =======    ========    ========    =========    =========
Pro forma weighted average common
 shares outstanding(4)    ..................    6,050      6,050       6,050       6,050       6,050        9,950
                                              =======    =======    ========    ========    =========    =========
Pro forma earnings (loss) per share   ......  $   .13    $   .16    $    .29    $    .22    $    .18     $    .42
                                              =======    =======    ========    ========    =========    =========
OTHER DATA(5):
EBITDA, as adjusted ........................  $ 2,792    $ 3,618    $  5,993    $  6,276    $  9,005     $ 14,481
                                              =======    =======    ========    ========    =========    =========
Net income (loss), as adjusted  ............  $ 1,382    $ 1,715    $  2,947    $  2,586    $  3,220     $  5,081
                                              =======    =======    ========    ========    =========    =========
Pro forma earnings (loss) per share,
 as adjusted  ..............................                                                $    .53     $    .51
                                                                                            =========    =========
SYSTEM OPERATING DATA:
System Revenues(6)  ........................  $76,467    $92,496    $151,408    $242,681    $389,314     $433,966
                                              =======    =======    ========    ========    =========    =========
Number of employees (end of period)   ......    7,100      7,300      12,200      16,200      23,000
Number of offices (end of period)  .........       26         30          62         101         139



                                                       SIX MONTHS ENDED
                                                           JUNE 30,
                                             ------------------------------------
                                                                     SUPPLEMENTAL
                                                                      PRO FORMA
                                                1996       1997        1997(1)
                                             ---------- ----------- -------------
CONSOLIDATED STATEMENT OF
 INCOME DATA:
Net revenues  ..............................  $116,122   $193,197     $204,447
                                              =========  ========     ========
Gross profit  ..............................  $ 15,752   $ 27,359     $ 30,020
                                              =========  ========     ========
Operating income    ........................  $  1,957   $  2,798     $  3,219
Net interest expense   .....................       774      3,513        1,669
Other expense (income)(2)    ...............        55      1,219          (59)
                                              ---------  --------     --------
Income (loss) before provision (benefit)
 for income taxes   ........................     1,128     (1,934)       1,609
Pro forma income taxes (benefit)(3)   ......       459       (467)         612
                                              ---------  --------     --------
Pro forma net income (loss)(3)  ............  $    669   $ (1,467)    $    997
                                              =========  ========     ========
Pro forma weighted average common
 shares outstanding(4)    ..................     6,050      6,690        9,950
                                              =========  ========     ========
Pro forma earnings (loss) per share   ......  $    .11   $   (.22)    $    .10
                                              =========  ========     ========
OTHER DATA(5):
EBITDA, as adjusted ........................  $  3,208   $  5,007     $  5,539
                                              =========  ========     ========
Net income (loss), as adjusted  ............  $  1,178   $   (276)    $    997
                                              =========  ========     ========
Pro forma earnings (loss) per share,
 as adjusted  ..............................             $   (.04)    $    .10
                                                         ========     ========
SYSTEM OPERATING DATA:
System Revenues(6)  ........................  $164,463   $248,572     $256,095
                                              =========  ========     ========
Number of employees (end of period)   ......    21,000     28,000
Number of offices (end of period)  .........       126        163


                                                                JUNE 30, 1997
                                                         ----------------------------
                                                           ACTUAL      AS ADJUSTED(7)
                                                         ----------   ---------------
                                                                (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital   ....................................   $17,894         $ 18,626
Total assets   .......................................    96,754          101,330
Total long-term debt, less current maturities   ......    78,007           36,648
Total shareholders' equity (deficit)   ...............    (8,447)          38,219

----------------
NOTE: EBITDA for the six months ended June 30, 1997, on a supplemental pro forma basis, as adjusted, was incorrectly presented on pages 5 and 19 of the preliminary prospectus dated October 2, 1997. This prospectus reflects the correct amount of $5,539,000.
(1) The supplemental pro forma financial information reflects the Company's historical results of operations, adjusted for (a) the 1996 Acquisitions and the 1997 Acquisitions (as hereinafter defined, see "Management's Discussion and Analysis of Financial Condition and Results of Operations"); (b) the distributions to shareholders, the purchase of shares of common stock of the Subsidiaries from certain shareholders and the contribution to capital by shareholders, each of which occurred in connection with the Reorganization; (c) the issuance of $25.0 million senior subordinated promissory notes (the "Senior Notes") and warrants to purchase 1,360,304 shares of Common Stock (the "Warrants"); and (d) the sale by the Company of 3,000,000 shares of Common Stock offered hereby at an offering price of $15.00 per share and the application of the net proceeds therefrom, as if all had occurred as of the beginning of the periods presented. The application of net proceeds includes the retirement of the balance of the Senior Notes in full, which will result in an extraordinary loss of $13.7 million, net of a $6.8 million income tax benefit, which is not reflected in the supplemental pro forma financial information. This loss consists of the unamortized debt discount and the unamortized debt issuance costs. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Securities--Reorganization," "Management--Warrants" and Unaudited Pro Forma Consolidated Financial Information.

  The adjustments made to arrive at the supplemental pro forma results for the six months ended June 30, 1997 include the elimination of $1.2 million of non-operating expense arising from a Put Warrants Valuation Adjustment (as hereinafter defined, see note 2 below) and included in the Company's historical results for the same period, as discussed in Note 2 below, which increased supplemental pro forma earnings per share by $0.11.
(2) Includes $1.4 million of unusual charges, primarily professional fees, in the year ended December 31, 1996, related to a registration statement filed by the Company with the Securities and Exchange Commission that was subsequently withdrawn and an internal investigation into certain Company transactions. See "Business--Legal Proceedings" and Note 7 to the Company's Consolidated Financial Statements.

  The holders of the Warrants have a Put Right (as hereinafter defined), as a result of which the Company recorded a liability at the time of the issuance of the Warrants based on their fair value (the "Put Warrants Liability"). Until the Offering is consummated, the Company will adjust the

  Put Warrants Liability to fair value at the end of each accounting period (the "Put Warrants Valuation Adjustment"). Other expense (income) for the six months ended June 30, 1997 includes non-operating expense of $1.2 million related to the adjustment of the Put Warrants Liability recorded at the time of the issuance of the Warrants on February 21, 1997 and based on their fair value at that time, to the fair value of the Warrants at June 30, 1997. Based on an offering price of $15.00 per share and the consummation of this Offering prior to December 31, 1997, the Put Warrants Valuation Adjustment will result in non-operating expenses in the third and fourth quarters of 1997 totalling $0.6 million ($0.5 million net of income tax benefit). At the time of the Offering, the Warrants, with an adjusted carrying value of $20.4 million (based on an offering price of $15.00 per share), will be reclassified from debt to additional paid-in capital. See
  Note 5 to the Company's Consolidated Financial Statements.
(3) Prior to the Reorganization, each of the Subsidiaries elected to be a subchapter S corporation and, accordingly, were not subject to income taxes; therefore, there is no provision for income taxes for periods prior to the Reorganization. Pro forma income taxes and net income have been computed as if the Company had been fully subject to federal and applicable state income taxes for such periods. The Company recognized a one-time tax benefit of $386,000 as a result of the termination, at the time of the Reorganization, of the Subsidiaries' elections to be treated as S corporations. This benefit is reflected in the historical results of operations for the six months ended June 30, 1997, but has been removed from the pro forma and the supplemental pro forma results presented for that period. See Unaudited Pro Forma Consolidated Financial Information.
(4) Includes (a) the 5,448,788 shares of Common Stock issued in connection with the Reorganization and (b) all outstanding options and warrants to purchase Common Stock calculated using the treasury stock method and an offering price of $15.00 per share, as if all such shares, options and warrants had been outstanding for all periods presented; (c) for the historical data only for the periods prior to the Reorganization, the equivalent number of shares (336,430) of Common Stock represented by the shares of common stock of the Subsidiaries purchased from certain shareholders for cash and notes in the Reorganization; and (d) for the supplemental pro forma data only, the sale by the Company of 3,000,000 shares of Common Stock offered hereby. See Note 1 to the Company's Consolidated Financial Statements.
(5) The other data is presented to reflect the Company's historical results of operations, adjusted to reflect (a) the elimination of the amount of compensation expense ($0.9 million, $1.2 million, $1.9 million, $2.0 million and $2.0 million for the years ended December 31, 1992, 1993, 1994, 1995 and 1996, respectively, and $809,000 and $262,000 for the six months ended June 30, 1996 and 1997, respectively) for Messrs. Louis A. Morelli, Alan E. Schubert and Lawrence H. Schubert, the Company's founding shareholders (the "Founding Shareholders") and Mr. Paul M. Burrell, the Company's President, Chief Executive Officer and Chairman of the Board
    (who is also a shareholder), which is in excess of the compensation for such individuals subsequent to the Reorganization; (b) the elimination of $1.4 million of unusual charges in the year ended December 31, 1996 and $1.2 million of non-operating expense arising from the June 30, 1997 Put Warrants Valuation Adjustment, both discussed in Note 2 above; and (c) income taxes computed as if the Company had been subject to federal and applicable state income taxes for such periods. See footnote 1 to the table in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" for summary operating data reflecting these adjustments.

  EBITDA is earnings (net income) before the effect of interest income and expense, income tax benefit and expense, depreciation expense and amortization expense. EBITDA is presented because it is a widely accepted financial indicator used by many investors and analysts to analyze and compare companies on the basis of operating performance. (NOTE: Supplemental pro forma EBITDA for the six months ended June 30, 1997, as adjusted, reflects a correction from the preliminary prospectus dated October 2,
  1997). EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Cash flows for the periods presented were as follows:

                                                                                                         SIX MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                          JUNE 30,
                                          ---------------------------------------------------------- -------------------------
                                             1992       1993       1994        1995         1996         1996         1997
                                          ----------- --------- ----------- ----------- ------------ ------------ ------------
                                                                             (IN THOUSANDS)
  Cash flows provided by (used in):
  Operating activities .................. $  1,489     $  724    $  1,267    $  2,787    $ (1,280)    $ (3,202)    $  (9,584)
  Investing activities ..................     (136)      (107)     (2,246)     (2,026)     (4,834)      (3,817)      (22,643)
  Financing activities ..................   (1,358)      (609)      1,028         678       4,647        5,576        33,361
                                          ---------    ------    --------    --------    --------     --------     ---------
  Net increase (decrease) in cash  ...... $       (5)  $    8    $     49    $  1,439    $ (1,467)    $ (1,443)    $   1,134
                                          =========    ======    ========    ========    ========     ========     =========

(6) System revenues is the sum of the Company's net revenues (excluding revenues from franchise royalties and services performed for flexible staffing franchisees (the "Franchisees")) and the net revenues of the Franchisees. System revenues provide information regarding the Company's penetration of the market for its services, as well as the scope and size of the Company's operations, but are not an alternative to revenues determined in accordance with generally accepted accounting principles as an indicator of operating performance. The net revenues of Franchisees, which are not earned by or available to the Company, are derived from reports that are unaudited. System revenues consist of the following:

                                                                 YEARS ENDED DECEMBER 31,
                                         -------------------------------------------------------------------------
                                                                                                     SUPPLEMENTAL
                                                                                                      PRO FORMA
                                            1992        1993        1994       1995        1996          1996
                                         ----------- ----------- ---------- ---------- ------------ --------------
                                                                      (IN THOUSANDS)
  Company's net revenues    ............ $ 39,737    $ 43,472    $ 80,647   $149,825   $ 280,171     $  346,753
  Less Company revenues from:
   Franchise royalties   ...............   (1,393)     (1,586)    (2,712)    (4,138)      (5,671)        (4,827)
   Services to franchisees  ............       --          --     (4,698)    (7,507)     (35,079)       (35,079)
  Add Franchisees' net revenues   ......   38,123      50,610     78,171    104,501      149,893        127,119
                                         ---------   ---------   --------   --------   ----------    ----------
  System revenues  ..................... $ 76,467    $ 92,496    $151,408   $242,681   $ 389,314     $  433,966
                                         =========   =========   ========   ========   ==========    ==========



                                               SIX MONTHS ENDED JUNE 30,
                                         --------------------------------------
                                                                   SUPPLEMENTAL
                                                                    PRO FORMA
                                             1996        1997         1997
                                         ------------ ----------- -------------
  Company's net revenues    ............ $ 116,122    $ 193,197    $  204,446
  Less Company revenues from:
   Franchise royalties   ...............    (2,640)     (2,905)        (2,779)
   Services to franchisees  ............   (13,200)    (17,003)       (17,003)
  Add Franchisees' net revenues   ......    64,181      75,283         71,431
                                         ----------   ---------    ----------
  System revenues  ..................... $ 164,463    $248,572     $  256,095
                                         ==========   =========    ==========

(7) As adjusted to give effect to the sale by the Company of 3,000,000 shares of Common Stock offered hereby at an offering price of $15.00 per share and the application of the net proceeds therefrom to retire (a) the balance of the Senior Notes in full, (b) a portion of the outstanding indebtedness under the Company's $50.0 million line of credit facility (the "Revolving Facility"), (c) various promissory notes due to certain existing shareholders of the Company, their family members and an executive officer of the Company, and (d) various promissory notes issued to related parties in connection with certain acquisitions. See "Use of Proceeds."

                                  THE COMPANY


     The Company was organized under the laws of the State of Florida on April 19, 1996. The Company's operations began in Chicago, Illinois in 1974. On February 21, 1997, the Company consummated a Reorganization with the Subsidiaries and the shareholders of each of the Subsidiaries which resulted in the Company becoming the parent company of the Subsidiaries. On October 21, 1997, the Company effectuated a reverse stock split pursuant to which each then issued and outstanding share of Common Stock was converted into approximately
0.65 shares of Common Stock. On October 22, 1997, the Company amended its Amended and Restated Articles of Incorporation (the "Articles") to provide for a classified board of directors (the "Board") and certain other provisions. See "Description of Securities--Common Stock," "Description of Securities--Reorganization" and "Description of Securities--Certain Anti-Takeover Provisions Included in the Company's Articles of Incorporation and Bylaws."


     The Company's principal executive offices are located at 1144 East Newport Center Drive, Deerfield Beach, Florida 33442, and its telephone number is (954) 418-6200.



                                  RISK FACTORS


     IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.


POTENTIAL FOR UNFAVORABLE INTERPRETATION OF GOVERNMENT REGULATIONS


     As an employer, the Company is subject to all federal, state and local statutes and regulations governing its relationships with its employees and affecting businesses generally, including its employees assigned to work at client company locations (sometimes referred to as "worksite employees"). Although the Company is not subject to additional regulation by virtue of its flexible staffing operations, as a result of its PEO operations, the Company is affected by specifically applicable licensing and other regulatory requirements and by the uncertainty of the application of numerous federal and state laws relating to labor, tax and employment matters. Because many such laws were enacted prior to the development of alternative employment arrangements, such as those provided by PEOs and other staffing businesses, many of these laws do not specifically address the obligations and responsibilities of non-traditional employers. Interpretive issues concerning such relationships have arisen and remain unsettled. Uncertainties arising under the Internal Revenue Code of 1986, as amended (the "Code") include, but are not limited to, the qualified tax status and favorable tax status of certain benefit plans provided by the Company and other alternative employers. The unfavorable resolution of these unsettled issues could have a material adverse effect on the Company's results of operations, financial condition and liquidity. In addition, the Internal Revenue Service ("IRS") is conducting an examination division market segment specialization program to examine PEOs throughout the United States. See "--Potential Legal Liability" and "--Risk of Loss of Qualified Status for Certain Tax Purposes."


     While many states do not explicitly regulate PEOs, approximately one-third of the states (including Florida) have passed laws that mandate licensing or registration requirements for PEOs and several additional states are considering such regulation. Such laws vary from state to state but generally provide, among other things, for monitoring the fiscal responsibility of PEOs and specify some of the employer responsibilities assumed by PEOs. The length of time required to obtain regulatory approval to begin such operations will vary from state to state, and there can be no assurance that the Company will be able to satisfy the licensing requirements or other applicable regulations of any particular state in which it is not currently operating, that it will be able to provide the full range of services currently offered, or that it will be able to operate profitably within the regulatory environment of any state in which it does obtain regulatory approval. The Company is presently licensed in eleven states, has submitted license applications in two other states, and intends to submit license applications in two other states. The absence of required licenses in those states where licensing is required could prohibit the Company from providing PEO services in such states. See "Business--Industry Regulation."


     Future growth of the Company's PEO operations will depend, in part, on the Company's ability to offer its services to prospective clients in other states. In order to provide PEO services effectively in other states, the Company must obtain all necessary regulatory approvals, achieve acceptance in the local market, comply with state regulatory requirements, adapt to local market conditions, secure favorable rates for non-statutory benefits, and establish internal controls that enable it to conduct operations in several locations. Moreover, as the Company expands into additional states, there can be no assurance that the Company will be able to duplicate in other markets the revenue growth and operating results experienced in its current markets. In addition, there can be no assurance that existing laws and regulations which are not currently applicable to the Company will not be interpreted more broadly in the future so as to apply to the Company's existing activities or that new laws and regulations will not be enacted with respect to the Company's activities, either of which could have a material adverse effect on the Company's business, financial condition, results of operations and liquidity. See "Business--Industry Regulation."


INCREASED EMPLOYEE COSTS


     The Company is required to pay a number of federal, state and local payroll taxes and related payroll costs, including unemployment taxes, workers' compensation insurance premiums and claims, Social Security, and Medicare, among others, for its employees (including its worksite employees and the worksite employees of many of its franchise associates). The Company also provides certain additional benefits to many of its core employees (including many of its worksite employees) and incurs certain costs related to the provision of such benefits, such as insurance premiums for health care. Health insurance premiums, unemployment taxes and workers' compensation insurance premiums and costs are significant to the Company's operating results, and are determined, in part, by the Company's claims experience. Accordingly, the Company employs extensive procedures in an attempt to control such costs. The Company's costs could increase as the result of proposed health care reforms. Recent federal and certain state legislative proposals have included provisions extending health insurance benefits to employees who do not presently receive such benefits. There can be no assurance that the Company will be able to increase the fees charged to its clients in a timely manner and sufficient amount to cover increased costs related to workers' compensation, unemployment insurance or health insurance benefits that may be extended to worksite employees.


LIABILITY FOR WORKERS' COMPENSATION CLAIMS


     The Company's worker's compensation insurance coverage for calendar 1997 provides for a $250,000 deductible per accident or industrial illness with an aggregate annual dollar limit on the Company's potential liability for deductible payments of 2.2% of aggregate annual payroll. For claims related to periods prior to 1997, there was no aggregate maximum dollar limit on the Company's potential liability for deductible payments. From May 1, 1995 through December 31, 1996, in exchange for a lower excess insurance premium rate, the Company accepted the responsibility for losses exceeding the $250,000 policy deductible per accident or industrial illness on a dollar-for-dollar basis, but only to the extent such losses cumulatively exceed 85% of the excess insurance premium (excluding the profit and administration component), subject to a maximum additional premium of approximately $750,000 in 1995 and $1.2 million in 1996. As a result, the Company pays substantially all workers' compensation claims of its employees. To the extent the Company is not successful in managing the severity of workers' compensation claims remaining open from periods prior to 1997, the costs incurred by the Company will increase and could have a material adverse effect on the Company's financial condition, results of operations and liquidity. In addition, because the Company's aggregate liability for deductible payments was not limited for claims related to periods prior to 1997, the adverse development of any claims involving significant dollar amounts could also have a material adverse effect on the Company's financial condition and results of operations.

     The Company employs the services of an independent third-party administrator to assist management in establishing an appropriate accrual for the uninsured portion of claims. However, such accrual is an estimate of future payments relating to known claims and claims incurred but not reported, based on prior experience and other relevant data. Although there can be no assurance that the Company's actual future workers' compensation obligations for periods prior to 1997 will not exceed the amount of its workers' compensation reserves, management believes the recorded reserve is adequate. Moreover, the Company may incur costs related to workers' compensation claims at a higher rate in future years due to such causes as higher than anticipated losses from known claims or an increase in the number and severity of new claims. Workers' compensation insurance premiums and other costs may increase as a result of changes in the Company's experience rating or applicable laws. For a discussion of the adequacy of workers' compensation related reserves, see "Business--Risk Management Program--Workers' Compensation."


     The Company secures its obligations to pay the uninsured portion of its workers' compensation claims through bank standby letters of credit in favor of the insurer. Any failure by the Company to maintain sufficient letters of credit or other collateral to secure its workers' compensation obligations, or any adverse change in the Company's experience rating or applicable laws, may adversely affect the Company's workers' compensation insurance rates and ultimately the Company's business, financial condition, results of operations and liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


ABILITY TO CONTINUE GROWTH


     The Company has experienced significant growth in the past through acquisitions, internal growth and by granting franchises. There can be no assurance that, in the future, the Company will be able to expand its market presence in its current locations or successfully enter other markets. The ability of the Company to continue its growth will depend on a number of factors, including the availability of working capital to support such growth, existing and emerging competition and the Company's ability to maintain sufficient profit margins in the face of pricing pressures. The Company must also manage costs in a changing regulatory environment, adapt its infrastructure and systems to accommodate growth and recruit and train additional qualified personnel.


     The Company plans to expand its business, in part, through acquisitions primarily of flexible industrial staffing companies and PEOs. Although the Company continuously reviews potential acquisition candidates and currently has several offers outstanding, it has not entered into any agreement, understanding or commitment with respect to any additional acquisitions at this time. There can be no assurance that the Company will be able to continue to successfully identify suitable acquisition candidates, complete acquisitions on favorable terms, or at all, or integrate acquired businesses into its operations. Moreover, there can be no assurance that future acquisitions will not have a material adverse effect on the Company's operating results, particularly in the fiscal quarters immediately following the consummation of such transactions, while the operations of the acquired business are being integrated into the Company's operations. Once integrated, acquisitions may not achieve comparable levels of revenues, profitability or productivity as at existing Company-owned locations or otherwise perform as expected. The Company is unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. The Company competes for acquisition and expansion opportunities with entities that have substantially greater resources. In addition, acquisitions involve a number of special risks, such as diversion of management's attention, difficulties in the integration of acquired operations and retention of personnel, unanticipated problems or legal liabilities, and tax and accounting issues, some or all of which could have a material adverse effect on the Company's results of operations and financial condition. See "Business--Company Strategy."

     Franchise growth poses the additional risk of the inability of the Company to control the quality of services provided by its franchise associates. Moreover, the failure of its franchise associates to pay royalties due to the Company could have a material adverse effect on the Company's financial condition and results of operations.

RISKS RELATED TO INTANGIBLE ASSETS


     The 1996 Acquisitions and the 1997 Acquisitions (as hereinafter defined, see "Management's Discussion and Analysis of Financial Condition and Results of Operations") resulted in significant increases in goodwill and other intangible assets. Net identifiable intangible assets, which include customer lists, employee lists and covenants not to compete acquired in the acquisitions were approximately $6.0 million at June 30, 1997, representing approximately 6.2% of the Company's total assets. Net identifiable intangible assets are recorded at fair value on the date of acquisition and are being amortized over periods ranging from one to 15 years, or a weighted average of 6.1 years. Goodwill, which relates to the excess of cost over the fair value of net assets of businesses acquired, was approximately $25.2 million at June 30, 1997 representing approximately 26.0% of the Company's total assets. The Company amortizes goodwill on a straight line basis over periods ranging from 15 to 40 years, or a weighted average of 32.7 years. There can be no assurance that the value of intangible assets will ever be realized by the Company. On an ongoing basis, the Company makes an evaluation based on undiscounted cash flows, whether events and circumstances indicate that all or a portion of the carrying value of intangible assets may no longer be recoverable, in which case an additional charge to earnings may be necessary. Although at June 30, 1997 the net unamortized balance of intangible assets is not considered to be impaired, any future determination requiring the write off of a significant portion of unamortized intangible assets could have a material adverse effect on the Company's financial condition and results of operations. See Note 2 to the Company's Consolidated Financial Statements.


RELIANCE ON INFORMATION PROCESSING SYSTEMS AND PROPRIETARY TECHNOLOGY


     The Company's business depends, in part, upon its ability to store, retrieve, process, and manage significant databases, and periodically to expand and upgrade its information processing capabilities. The Company's computer equipment and software systems are maintained at its Deerfield Beach, Florida headquarters. Interruption or loss of the Company's information processing capabilities through loss of stored data, breakdown or malfunction of computer equipment and software systems, telecommunications failure, conversion difficulties, or damage to the Company's headquarters and systems could have a material adverse effect on the Company.


POTENTIAL LEGAL LIABILITY


     Providers of staffing services may be subject to claims relating to the actions of their employees (including their worksite employees), including possible claims of discrimination and harassment, theft of client property, misuse of client proprietary information, other criminal actions or torts and other claims. Management has adopted and implemented policies and guidelines to reduce its exposure to these risks. However, the failure of any Company employee to follow these policies and guidelines may result in negative publicity, injunctive relief and the payment by the Company of money damages or fines. Although the Company historically has not had any significant problems in this area, there can be no assurance that the Company will not experience such problems in the future.


     As an employer, the Company may be subject to a wide variety of employment-related claims such as claims for injuries, wrongful death, harassment, discrimination, wage and hour violations and other matters. In addition, a number of legal issues remain unresolved with respect to co-employment arrangements among PEOs, their clients and worksite employees, including questions concerning ultimate liability for violations of employment and discrimination laws. The Company's standard PEO client service agreement establishes a contractual division of responsibilities between the Company and each client for various human resource matters, including compliance with and liability under various governmental regulations. However, as a result of the Company's status as co-employer, the Company may be subject to liability for violations of these and other laws despite these contractual provisions and even if it does not participate in such violations. Although such client service agreements generally provide that the client is to indemnify the Company for any liability attributable to the client's failure to comply with its contractual obligations and the requirements imposed by law, the Company may not be able to collect on such a contractual obligation claim and thus may be responsible for satisfying such liabilities. The Company carries liability insurance, but there can be no assurance that any such insurance will be sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints or that sufficient insurance will be available to the Company or such providers in the future on satisfactory terms, if at all. If insurance is not sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints, the Company's business, financial condition, results of operations and liquidity could be materially adversely affected. See "--Potential for Unfavorable Interpretation of Government Regulations" and "Business--Industry Regulation."


     The Company may be subject to claims asserting that it is vicariously liable for the damages allegedly caused by its franchisees. Generally, franchisor liability for the acts or inactions of its franchisees are based on agency concepts. The Company's franchise agreements state that the parties are not agents and that the franchisees control the day-to-day operations of their businesses. Furthermore, the franchise agreements require the franchisees to undertake certain efforts to inform the public that they are not agents of the Company and that they are independently owned and operated. Moreover, the Company has taken certain additional steps to insulate its potential liability based on claims from the franchisees' conduct, including requiring the franchisees to indemnify the franchisor for such claims and mandating that the franchisees carry certain insurance coverage naming the Company as an additional insured. Despite these efforts to minimize the risk of vicarious liability, there can be no assurance that a claim will not be made against the Company, nor that the indemnification requirements and insurance coverage will be sufficient to cover any judgments, settlements or costs relating to such a claim.


COMPETITION


     The staffing industry is highly competitive, with approximately 7,000 companies providing flexible staffing services through approximately 17,000 locations and approximately 2,000 companies providing PEO services. The Company competes with larger full-service and specialized flexible staffing and PEO competitors in national, regional and local markets. In addition, the Company may encounter substantial competition from new market entrants. Many of the Company's competitors have significantly greater name recognition and have greater marketing, financial and other resources than the Company. The Company expects that there will be significant consolidation in the staffing industry in the future, resulting in increased competition from larger national and regional companies. There can be no assurance that the Company will be able to compete effectively against such competitors in the future. See "Business--The Staffing Industry" and "Business--Competition."


DEPENDENCE ON CERTAIN CLIENTS


     Approximately 16% of the Company's total 1996 revenues and approximately 26% of the 1996 revenues of its PEO operations were derived from services provided to independent Allstate insurance agents. As of June 30, 1997, such services were provided to approximately 2,500 such agents. Although each of these agents has the authority to make its own decisions concerning outside vendors, they are required to choose service providers from among those that are approved by the respective agent's regional headquarters office. The failure of the Company to remain an approved service provider may result in the loss of some or all of these customers, which could have a material adverse effect on the Company's business, financial condition, results of operations and liquidity. In addition, approximately 13% of the Company's total 1996 revenues and 20% of the 1996 revenues of its PEO operations were derived from services provided to certain of the Company's flexible industrial staffing franchises.


SEASONAL VARIATIONS IN RESULTS


     The Company normally experiences higher revenues in its third and fourth quarters because of increased demand for temporary industrial personnel during this time. Demand is higher during these two quarters because most of the Company's flexible staffing clients are increasing production in preparation for the end of the year holiday season. The Company's quarterly operating results also fluctuate as a result of a number of timing factors, including the effect of employment tax limits. In addition, the Company usually experiences lower revenues in the first quarter due to unfavorable weather conditions and lower overall economic activity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."


FINANCIAL CONDITION OF CLIENTS


     The Company is obligated to pay the wages and salaries of its worksite employees regardless of whether the Company's clients pay the Company on a timely basis or at all. The Company also makes advances to certain flexible staffing franchise associates to fund payroll for temporary personnel provided by those franchise associates to their clients. To the extent that a client or flexible staffing franchise associate experiences financial difficulty, or is otherwise unable to meet its obligations as they become due, the Company's financial condition, results of operations and liquidity could be materially adversely affected.


DURATION OF PEO SERVICES AGREEMENT


     The Company's standard PEO services agreements are generally subject to termination by the Company or the client at any time upon 30 to 45 days' prior written notice. A significant number of terminations could have a material adverse effect on the Company's financial condition, results of operations and liquidity. See "Business--Clients."


RISK OF LOSS OF QUALIFIED STATUS FOR CERTAIN TAX PURPOSES


     For purposes of the Company's 413(c) multiple-employer retirement plans (similar to 401(k) retirement plans and hereafter referred to as the "Multi-Employer Retirement Plans"), cafeteria plan and federal employment tax withholding, the Company treats worksite employees as the employees of the Company. It is possible that in connection with an examination by the IRS of a client company and/or the Company, the IRS may determine that the Company is not the employer of the worksite employees. The IRS is conducting an examination division market segment specialization program, coordinated through its Houston, Texas district office, to examine PEOs throughout the United States. If the Company is not the employer of the worksite employees, the qualified tax status of the Company's Multi-Employer Retirement Plans and cafeteria plan may be revoked and the Company may lose its ability to assume a client company's federal employment tax withholding obligations.


     If the loss of qualified tax status for the Company's Multi-Employer Retirement Plans or cafeteria plan is applied retroactively, employees' vested account balances may become taxable immediately to the employees, the Company would lose its tax deduction to the extent the contributions were not vested, the plan trust would become a taxable trust and penalties could be assessed. A retroactive application by the IRS of an adverse conclusion could have a material effect on the Company's financial position, results of operations and liquidity. In such a scenario, the Company would also face the risk of client dissatisfaction as well as potential litigation. In addition, if the Company is required to report and pay employment taxes for the separate accounts of its clients rather than for its own account as a single employer, the Company could incur increased administrative burdens. The Company is unable to predict the timing or nature of the findings of an IRS examination. See "Business--Industry Regulation."


POSSIBLE ADVERSE EFFECT OF FLUCTUATIONS IN THE GENERAL ECONOMY AND BUSINESS OF
   CLIENTS


     Historically, the general level of economic activity has significantly affected the demand for temporary personnel. As economic activity has slowed, the use of temporary employees often has been curtailed before core employees have been laid off. There can be no assurance that an economic downturn would not adversely affect the demand for temporary personnel. During periods of increased economic activity and generally higher levels of employment, the competition among flexible staffing firms for qualified temporary personnel is intense. There can be no assurance, however, that the

Company's PEO operations will not be adversely affected by decreases in economic activity. Staffing providers are also affected by fluctuations and interruptions in the business of their clients. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."


DECREASE IN GROSS PROFIT AND OPERATING MARGINS


     The Company's gross profit margin decreased from 18.4% in 1994 to 13.6% in 1996 and its operating margin decreased from 4.4% in 1994 to 2.0% in 1996. The decreases in the Company's gross profit and operating margins were primarily attributable to the increase from 44.2% in 1994 to 61.4% in 1996 of the portion of the Company's total net revenues generated by its PEO services, which has significantly lower gross profit and operating margins than its flexible industrial staffing services. In the event that revenues derived from PEO services comprise a greater percentage of the Company's total net revenues in the future, the Company's gross profit and operating margins will continue to decrease.


POTENTIAL LOSS OF WORKING CAPITAL FUNDING SOURCE


     Flexible industrial staffing employees are paid by the Company on a daily or weekly basis and PEO employees are paid by the Company on a weekly, bi-weekly, semi-monthly or monthly basis. The Company, however, receives payment for these services from all its flexible industrial staffing customers and approximately 10% of its PEO customers, on average, 35 to 45 days from the date of invoice. As new offices are established or acquired, or as existing offices expand, there will be increasing requirements for cash to fund these payroll obligations. The Company's primary source of working capital funds is the Revolving Facility. If the Revolving Facility became unavailable and the Company was unable to secure alternative financing on acceptable terms, its business, financial condition, results of operations and liquidity would be materially adversely affected.


ANTI-TAKEOVER PROVISIONS


     Pursuant to the Company's Articles, the Board has the authority to issue shares of preferred stock and to determine the designations, preferences, rights and qualifications or restrictions of those shares without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be materially adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate actions, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. On October 22, 1997, the Company amended its Articles (as so amended, the "Amended Articles") to provide for the classification of the Company's Board into three classes, each class to be as nearly equal in number of directors as possible, and amend its Bylaws (as so amended, the "Amended Bylaws"). These and other additional provisions contained in the Company's Amended Articles, Amended Bylaws and the Florida Business Corporation Act ("FBCA"), could have the effect of making it more difficult for a party to acquire, or of discouraging a party from attempting to acquire, control of the Company without approval of the Company's Board. See "Description of Securities-Certain Anti-Takeover Provisions Included in the Company's Articles of Incorporation and Bylaws" and "Description of Securities--Certain Provisions of Florida Law."


     The Company has entered into a shareholder protection rights agreement (the "Rights Agreement") and has declared a dividend of one right (a "Right") for each outstanding share of Common Stock. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company in a manner or on terms not approved by the Board. These provisions and agreements are intended to encourage a person interested in acquiring the Company to negotiate with, and to obtain the approval of, the Board in connection with such a transaction. However, certain of these provisions and agreements may discourage a future acquisition of the Company, including an acquisition in which shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. See "Description of Securities--Shareholder Rights Plan."

VOTING TRUST AGREEMENT; SHAREHOLDERS' AGREEMENT


     On February 21, 1997, certain shareholders of the Company deposited 4,683,982 shares of Common Stock into a voting trust (the "Voting Trust"), the trustees of which are Messrs. Paul M. Burrell, the President, Chief Executive Officer and Chairman of the Board of the Company, and Richard J. Williams, a director of the Company (the "Trustees"). The term of the Voting Trust is ten years. Pursuant to the terms of the Voting Trust, the Trustees have sole and exclusive right to vote the shares of Common Stock deposited in the Voting Trust. Upon consummation of this Offering, the shares of Common Stock in the Voting Trust will constitute approximately 47.2% of the issued and outstanding shares of Common Stock (or 40.6% if the Underwriters' over-allotment option is exercised in full). Accordingly, the Trustees will retain sufficient voting power to control the election of the Board or the outcome of any extraordinary corporate transaction submitted to the shareholders for approval for the foreseeable future.


     Effective February 21, 1997, the shareholders of the Company (the former shareholders of the Subsidiaries) agreed to elect a Board comprised of seven persons: three persons designated by the chief executive officer of the Company (the "Management Directors"), two persons designated by the holders of $25.0 million senior subordinated promissory notes (the "Senior Notes") issued by the Company (the "Investor Directors") and two additional persons selected by the Management Directors and the Investor Directors. In the event of a default under the Senior Notes or the failure of the Company to achieve certain performance criteria, the holders of the Senior Notes have the right to designate up to two additional members of the Board. The shareholders further agreed to ratify any merger, consolidation or sale of the Company, any acquisitions made by the Company, and any amendments to the Company's Articles or Bylaws to the extent such actions are approved by the Board. See "Management--Voting Trust and Shareholders' Agreement" and "Principal and Selling Shareholders."


ABSENCE OF PRIOR TRADING MARKET; POTENTIAL VOLATILITY OF STOCK PRICE


     Prior to the Offering, there has been no public market for the Common Stock. Although the Common Stock has been approved for quotation on the Nasdaq National Market, there can be no assurance that an active trading market will develop for the Common Stock or, if one does develop, that it will be maintained. The initial public offering price of the Common Stock was negotiated between the Company and the representatives of the Underwriters and may not be indicative of the market price of the Common Stock after the Offering. Additionally, the market price of the Common Stock could be subject to significant fluctuations in response to operating results of the Company, announcements of new services or market expansions by the Company or its competitors, changes in general conditions in the economy, the financial markets, the employment services industry, or other developments and activities affecting the Company, its clients or its competitors, some of which may be unrelated to the Company's performance. See "Underwriting."


SHARES ELIGIBLE FOR FUTURE SALE


     Sales of substantial amounts of Common Stock in the public market following the Offering could have an adverse effect on prevailing market prices of the Common Stock. After the Offering, the 3,700,000 shares of Common Stock offered hereby will be freely tradeable without restriction. However, the shareholders of the Company as of the date of this Prospectus (the "Existing Shareholders") who, upon the completion of this Offering, will beneficially own (excluding options and Warrants) an aggregate of approximately 4,748,788 shares of Common Stock (or 4,193,788 shares, if the Underwriters' over-allotment option is exercised in full) have agreed with the Underwriters not to sell any of their shares for a period of 180 days from the date of this Prospectus without the prior consent of Smith Barney Inc. See "Shares Eligible for Future Sale."


     The Company has reserved 1,040,000 shares of Common Stock for issuance under the Company's Stock Option Plan, as amended and restated (the "Stock Option Plan"). As of the date of this Prospectus, options to purchase up to 611,792 shares of Common Stock (net of forfeitures) have been granted under the Stock Option Plan. The Company intends to file a registration statement on Form S-8 under the Securities Act to register shares of Common Stock reserved for issuance under the Stock Option Plan, thereby permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. After the consummation of this Offering, the Company has agreed, upon demand, to register up to 1,360,304 shares of Common Stock issuable upon the exercise of the Warrants (the "Warrant Shares"), subject to certain terms and conditions of a registration rights agreement. The Company has also agreed to include the Warrants Shares and shares of Common Stock owned by the Existing Shareholders in certain registration statements under the Securities Act which may be filed by the Company with respect to an offering of Common Stock for its own account or the account of any of its shareholders. See "Management--Stock Option Plan," "Management--Warrants" and "Shares Eligible for Future Sale."


DILUTION


     Purchasers of the Common Stock offered hereby will experience immediate and significant dilution of $12.89 per share in the net tangible book value of their shares. See "Dilution."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of 3,000,000 shares of Common Stock offered by the Company hereby, after deducting estimated expenses of the Offering payable by the Company and underwriting discounts and commissions, will be approximately $40.5 million, based upon an initial public offering price of $15.00 per share. The Company intends to allocate the net proceeds of the Offering as follows: (i) approximately $34.8 million will be used to reduce indebtedness under certain credit obligations; and (ii) approximately $5.7 million will be used to repay shareholder notes and indebtedness incurred in connection with certain acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."


     The principal amount of the indebtedness to be retired with the proceeds of the Offering consists of approximately: (i) $25.0 million incurred in connection with the issuance of the Senior Notes to Triumph-Connecticut Limited Partnership ("Triumph") and Bachow Investment Partners III, L.P. ("Bachow")(collectively, the "Senior Note Holders"), bearing interest at the rate of 11% per annum through February 1999 and at the rate of 12.5% thereafter, with $10.0 million of the principal amount maturing on March 31, 2001 and the balance due and payable on February 20, 2002; (ii) $9.8 million under the Company's $50.0 million line of credit facility (the "Revolving Facility") with Bank of Boston Connecticut, Lasalle National Bank and Comerica Bank (the "Lenders"), bearing interest at Bank of Boston Connecticut's base rate or Eurodollar rate (at the Company's option), plus a margin based upon the ratio of the Company's total indebtedness to the Company's earnings (as defined in the Revolving Facility), resulting in a rate of 8.8% per annum at June 30, 1997; (iii) $2.9 million under various promissory notes due to certain of the Existing Shareholders, their family members and an executive officer of the Company, bearing interest at annual rates ranging from 10% to 21%, most of which are currently payable; and (iv) $2.8 million due to related parties under various promissory notes issued in connection with recent acquisitions, bearing interest at annual rates ranging from 4% to 14%, most of which mature during the next two years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Securities--Reorganization."


     Subject to the consummation of this Offering, the Lenders have agreed to a $35.0 million increase in the Revolving Credit Facility to $85.0 million, primarily to finance additional acquisitions by the Company over the next several years. As a result of the reduction of outstanding indebtedness under the Revolving Facility, an aggregate of $46.0 million will be available under the $85.0 million Revolving Facility to the Company for general corporate purposes, including potential acquisitions of PEO and flexible staffing businesses and expansion of the Company's operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


     The foregoing represents the Company's estimate of its allocation of the net proceeds of the Offering based upon its contemplated operations, the Company's business plan and certain economic and industry conditions. The use of proceeds is subject to reapportionment among the categories in response to, among other things, changes in the Company's plans, industry conditions and future revenues and expenditures. The Company will not receive any of the proceeds from the sale of shares of Common Stock being offered by the Selling Shareholders. See "Principal and Selling Shareholders."


                                DIVIDEND POLICY


     The Company intends to retain future earnings, if any, to finance future operations and expansion and, therefore, does not anticipate paying any cash dividends in the foreseeable future. The Revolving Facility restricts the Company's ability to declare and pay dividends. Any future determination as to the payment of dividends will be made at the discretion of the Board and will depend upon the financial condition, capital requirements and earnings of the Company, as well as upon other factors that the Board may deem relevant.

                                 CAPITALIZATION


     The following table sets forth the actual capitalization of the Company at June 30, 1997, and at such date as adjusted to give effect to the sale of 3,000,000 shares of Common Stock offered by the Company hereby at an offering price of $15.00 per share, and the application of net proceeds therefrom as described under the caption "Use of Proceeds."


                                                                                     JUNE 30, 1997
                                                                           ---------------------------------
                                                                               ACTUAL         AS ADJUSTED(1)
                                                                           ---------------   ---------------
Short-term debt:
 Current maturities of long term debt to related parties ...............    $    731,797     $          --
 Current maturities of obligations under capital leases and other    ...       2,784,308         2,784,308
                                                                            ------------     -------------
Total short-term debt   ................................................       3,516,105         2,784,308
                                                                            ------------     -------------
Long-term debt, less current maturities:
 Revolving Facility  ...................................................      35,113,585        25,280,318
 Senior Notes(2)  ......................................................       6,794,074                --
 Put Warrants Liability(3)    ..........................................      19,785,948                --
 Due to related parties    .............................................       4,944,936                --
 Other   ...............................................................      11,367,960        11,367,960
                                                                            ------------     -------------
Total long-term debt, less current maturities   ........................      78,006,503        36,648,278
                                                                            ------------     -------------
Shareholders' equity (deficit):
 Preferred stock, $.001 par value, 10,000,000 shares authorized,
   none issued    ......................................................
 Common stock, actual -- $.001 par value, 100,000,000 shares authorized, 5,448,788 issued and outstanding; as adjusted --
   8,448,788 shares issued and outstanding(4)   ........................           5,449             8,449
 Additional paid-in capital (deficit)(3)  ..............................      (7,484,321)       53,406,300
 Retained earnings (deficit)(2)  .......................................        (968,028)      (15,195,721)
                                                                            ------------     -------------
Total shareholders' equity (deficit)   .................................      (8,446,900)       38,219,028
                                                                            ------------     -------------
Total capitalization    ................................................    $ 73,075,708     $  77,651,614
                                                                            ============     =============

----------------
(1) Reflects the effects of the sale by the Company of 3,000,000 shares of Common Stock in the Offering at a price of $15.00 per share, and the application of net proceeds therefrom. See "Use of Proceeds."

(2) The adjusted amounts reflect a $13.7 million extraordinary loss (net of a $6.8 million income tax benefit) the Company will record as a result of the intended use of proceeds of this Offering to repay the $25.0 million balance of the Senior Notes. This loss consists of the unamortized debt discount and the unamortized debt issuance costs related to the Senior Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Securities--Reorganization."

(3) The adjusted amounts reflect the termination of the Put Right which will occur upon consummation of the Offering and which will result in the reclassification of the Warrants from debt to additional paid-in capital. This adjustment includes non-operating expenses of $0.6 million ($0.5 million net of income tax benefit) that would have been recognized had the Offering been consummated on June 30, 1997 at an offering price of $15.00 per share, due to the Put Warrants Valuation Adjustment. See "Management--Warrants."

(4) Excludes 611,792 shares of Common Stock issuable pursuant to options granted under the Stock Option Plan, and 1,360,304 Warrant Shares. See "Management--Stock Option Plan" and "Management--Warrants."

                                    DILUTION

     The net tangible book value (deficit) of the Company at June 30, 1997 was ($39.7) million or ($7.28) per share of Common Stock. Net tangible book value (deficit) per share is determined by dividing the net tangible book value (deficit) (total assets less goodwill and identifiable intangible assets arising from acquisitions and total liabilities) of the Company at June 30, 1997 by the number of shares of Common Stock outstanding at June 30, 1997. After giving effect to (i) the dilutive effects of the Warrants (ii) the sale of 3,000,000 shares of Common Stock offered by the Company hereby (at an offering price of $15.00 per share) and the termination of the Put Right which will occur upon consummation of the Offering and result in the reclassification of the Warrants from debt to additional paid-in capital, the pro forma net tangible book value of the Company at June 30, 1997 would have been $2.11 per share of Common Stock. This represents an immediate dilution in pro forma net tangible book value of $12.89 per share to new investors purchasing shares in the Offering and an immediate increase in pro forma net tangible book value of $7.94 (including $2.92 attributable to the termination of the Put Right) per share to the Existing Shareholders. The following table illustrates this per share dilution:


Initial public offering price per share  ..........................................                  $ 15.00
 Net tangible book value (deficit) per share before the Offering(1) ...............    ($ 7.28)
 Effect of the Warrants   .........................................................     $ 1.45
 Pro forma increase in net tangible book value per share attributable to:
  Termination of the Put Right(2)  ................................................       2.92
  New Investors  ..................................................................       5.02
                                                                                        -------
Pro forma net tangible book value per share of Common Stock, after the Offering                         2.11
                                                                                                     --------
Dilution per share to New Investors(1)   ..........................................                  $ 12.89
                                                                                                     ========

     The above calculation does not give effect to the $13.7 million extraordinary loss (net of a $6.8 million income tax benefit) the Company will record as a result of the intended use of the proceeds of this Offering to repay the full balance of the Senior Notes. Including the dilutive effect of the extraordinary loss, the pro forma net tangible book value would be $0.72 per share of Common Stock. This represents an adjusted dilution in pro forma net tangible book value of $14.28 per share to new investors purchasing shares in the Offering and an adjusted increase in pro forma net tangible book value of $6.55 (including $2.92 attributable to the termination of the Put Right) per share to the Existing Shareholders.


     The following table sets forth, as of June 30, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, and the average price paid per share by the Existing Shareholders and by purchasers of the shares of Common Stock offered hereby:


                                    SHARES PURCHASED             TOTAL CONSIDERATION
                                 -----------------------   -------------------------------    AVERAGE PRICE
                                  NUMBER        PERCENT         AMOUNT            PERCENT      PER SHARE
                                 -----------   ---------   -------------------   ---------   --------------
Existing Shareholders   ......     5,448,788      64.5%     $          -- (3)        0.0%        $   --
New Investors  ...............     3,000,000      35.5          45,000,000(4)      100.0         $15.00
                                   ---------    ------      ---------------       ------
 Total(5)   ..................     8,448,788     100.0%     $   45,000,000         100.0%
                                   =========    ======      ===============       ======

----------------
(1) Excludes 611,792 shares of Common Stock issuable pursuant to outstanding options under the Stock Option Plan.
(2) The increase in the net tangible book value due to the termination of the Put Right includes (i) the Put Warrants Valuation Adjustment of $0.6 million ($0.5 million net of income tax benefit) that would have been recognized had the Offering been consummated on June 30, 1997 at an offering price of $15.00 per share and (ii) the reclassification of the resulting adjusted Put Warrant Liability of $20.4 million from debt to additional paid-in capital upon consummation of the Offering.
(3) On February 21, 1997, the shareholders of the Subsidiaries (the "Subsidiaries' Shareholders") exchanged all of their shares of common stock of the Subsidiaries for shares of the Company's Common Stock, as well as cash and notes. The shares of common stock of the Subsidiaries had a market value significantly in excess of the effective cash contribution by the Subsidiaries' Shareholders for the initial issuance of those shares. However, distributions to the Subsidiaries' Shareholders in connection with the Reorganization exceeded retained earnings and additional paid-in capital. See "Description of Securities--Reorganization."
(4) Before deducting the underwriting discount and offering expenses payable by the Company.
(5) Excludes 611,792 shares of Common Stock issuable pursuant to outstanding options under the Stock Option Plan and 1,360,304 Warrant Shares. See "Management--Stock Option Plan," "Management--Warrants" and Notes 5 and 10 to the Company's Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The historical selected consolidated balance sheet data and consolidated statement of income data set forth below as of and for each of the five years in the period ended December 31, 1996 and the six months ended June 30, 1996 and 1997 has been derived from the historical consolidated financial statements of the Company. The Consolidated Financial Statements of the Company as of December 31, 1994 and for the year then ended have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report appearing elsewhere in this Prospectus. The Consolidated Financial Statements of the Company as of December 31, 1995 and 1996 and for the years then ended have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing elsewhere in this Prospectus. The Consolidated Financial Statements of the Company as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 are unaudited, but in the opinion of management include all adjustments necessary, including normal accruals, to present fairly financial position and results of operations in conformity with generally accepted accounting principles. The system revenues data has been derived from the Company's records. The Pro Forma and Supplemental Pro Forma data has been derived from Unaudited Pro Forma Consolidated Financial Information included elsewhere herein. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements and related Notes thereto, and other financial information included elsewhere in this Prospectus.



                                                                     YEARS ENDED DECEMBER 31,
                                              -----------------------------------------------------------------------
                                                                                                        SUPPLEMENTAL
                                                                                                         PRO FORMA
                                                 1992       1993       1994        1995        1996       1996(1)
                                              ---------- ---------- ----------- ----------- ---------- --------------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
 INCOME DATA:
Net revenues   ..............................  $39,737    $43,472    $ 80,647    $149,825    $280,171     $346,753
Cost of revenues  ...........................   31,966     34,367      65,813     126,270     242,102      292,035
                                               -------    -------    --------    --------    ---------    ---------
Gross profit   ..............................    7,771      9,105      14,834      23,555      38,069       54,718
Shareholders' compensation ..................      898      1,400       2,245       2,370       2,321          634
Amortization of intangible assets   .........       --         --          --          41         424        2,403
Other selling, general and administrative ...    5,305      6,098       9,008      17,688      29,841       41,547
                                               -------    -------    --------    --------    ---------    ---------
Operating income  ...........................    1,568      1,607       3,581       3,456       5,483       10,134
Net interest expense    .....................      328        263         820       1,259       2,175        2,390
Other expense (income)(2)  ..................      (59)      (237)        (51)        (11)      1,448          943
                                               -------    -------    --------    --------    ---------    ---------
Income (loss) before provision (benefit)
 for income taxes    ........................    1,299      1,581       2,812       2,208       1,860        6,801
Pro forma income taxes (benefit)(3)    ......      486        595       1,059         859         757        2,620
                                               -------    -------    --------    --------    ---------    ---------
Pro forma net income(loss)(3)    ............  $   813    $   986    $  1,753    $  1,349    $  1,103     $  4,181
                                               =======    =======    ========    ========    =========    =========
Pro forma weighted average common
 shares outstanding(4)  .....................    6,050      6,050       6,050       6,050       6,050        9,950
                                               =======    =======    ========    ========    =========    =========
Pro forma earnings (loss) per share    ......  $   .13    $   .16    $    .29    $    .22    $    .18     $    .42
                                               =======    =======    ========    ========    =========    =========
OTHER DATA(5):
System Revenues(6)   ........................  $76,467    $92,496    $151,408    $242,681    $389,314     $433,966
                                               =======    =======    ========    ========    =========    =========
EBITDA, as adjusted  ........................  $ 2,792    $ 3,618    $  5,993    $  6,276    $  9,005     $ 14,481
                                               =======    =======    ========    ========    =========    =========
Net income (loss), as adjusted   ............  $ 1,382    $ 1,715    $  2,947    $  2,586    $  3,220     $  5,081
                                               =======    =======    ========    ========    =========    =========
Pro forma earnings (loss) per share,
 as adjusted   ..............................                                                $    .53     $    .51
                                                                                             =========    =========



                                                        SIX MONTHS ENDED
                                                            JUNE 30,
                                              -------------------------------------
                                                                       SUPPLEMENTAL
                                                                        PRO FORMA
                                                 1996        1997        1997(1)
                                              ---------- ------------ -------------
CONSOLIDATED STATEMENT OF
 INCOME DATA:
Net revenues   ..............................  $116,122   $193,197      $204,447
Cost of revenues  ...........................   100,370    165,838       174,427
                                               ---------  --------      --------
Gross profit   ..............................    15,752     27,359        30,020
Shareholders' compensation ..................       963        292            72
Amortization of intangible assets   .........       148        892         1,190
Other selling, general and administrative ...    12,684     23,377        25,539
                                               ---------  --------      --------
Operating income  ...........................     1,957      2,798         3,219
Net interest expense    .....................       774      3,513         1,669
Other expense (income)(2)  ..................        55      1,219           (59)
                                               ---------  --------      --------
Income (loss) before provision (benefit)
 for income taxes    ........................     1,128     (1,934)        1,609
Pro forma income taxes (benefit)(3)    ......       459       (467)          612
                                               ---------  --------      --------
Pro forma net income(loss)(3)    ............  $    669   $ (1,467)     $    997
                                               =========  ========      ========
Pro forma weighted average common
 shares outstanding(4)  .....................     6,050      6,690         9,950
                                               =========  ========      ========
Pro forma earnings (loss) per share    ......  $    .11   $   (.22)     $    .10
                                               =========  ========      ========
OTHER DATA(5):
System Revenues(6)   ........................  $164,463   $248,572      $256,095
                                               =========  ========      ========
EBITDA, as adjusted  ........................  $  3,208   $  5,007      $  5,539
                                               =========  ========      ========
Net income (loss), as adjusted   ............  $  1,178   $   (276)     $    997
                                               =========  ========      ========
Pro forma earnings (loss) per share,
 as adjusted   ..............................             $   (.04)     $    .10
                                                          ========      ========

                                                                        AS OF DECEMBER 31,                    AS OF JUNE 30,
                                                       ----------------------------------------------------- ----------------
                                                          1992       1993     1994      1995        1996           1997
                                                       ----------- -------- --------- --------- ------------ ----------------
                                                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital (deficit)  ...........................  $ ( 130)    $1,313   $ 1,596   $ 1,540   $ (3,172)      $ 17,894
Total assets   .......................................    5,191      5,923    13,791    24,708     55,877         96,754
Revolving Facility and line of credit  ...............    1,788      1,523     4,827     6,468      9,889         35,114
Senior Notes   .......................................       --         --        --        --         --          6,794
Put Warrants Liability  ..............................       --         --        --        --         --         19,786
Long-term debt to related parties,
 less current maturities   ...........................       --         --        --        --      2,403          4,945
Other long-term debt, less current maturities   ......      370         60     2,713     2,815     10,874         11,368
Total shareholders' equity (deficit)   ...............      262      1,843     2,701     3,603      4,495         (8,447)

----------------
(1) The supplemental pro forma financial information reflects the Company's historical results of operations, adjusted for (a) the 1996 Acquisitions and the 1997 Acquisitions; (b) the distributions to shareholders, the purchase of shares of Common Stock of the Subsidiaries from certain shareholders and the contribution to capital by shareholders, each of which occurred in connection with the Reorganization; (c) the issuance of the Senior Notes and the Warrants; and (d) the sale by the Company of 3,000,000 shares of Common Stock offered hereby at an offering price of $15.00 per share and the application of the net proceeds therefrom, as if all had occurred as of the beginning of the periods presented. The application of net proceeds includes the retirement of the balance of the Senior Notes in full, which will result in an extraordinary loss of $13.7 million, net of a $6.8 million income tax benefit, which is not reflected in the supplemental pro forma financial information. This loss consists of the unamortized debt discount and the unamortized debt issuance costs. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Securities--Reorganization," "Management--Warrants" and Unaudited Pro Forma Consolidated Financial Information.

  The adjustments made to arrive at the supplemental pro forma results for the six months ended June 30, 1997 include the elimination of $1.2 million of non-operating expense arising from a Put Warrants Valuation Adjustment and included in the Company's historical results for the same period, as discussed in Note 2 below, which increased supplemental pro forma earnings per share by $0.11.

(2) Includes $1.4 million of unusual charges, primarily professional fees, in the year ended December 31, 1996, related to a registration statement filed by the Company with the Securities and Exchange Commission that was subsequently withdrawn and an internal investigation into certain Company transactions. See "Business--Legal Proceedings" and Note 7 to the Company's Consolidated Financial Statements.

  The holders of the Warrants have a Put Right, as a result of which the Company recorded a Put Warrants Liability. Until the Offering is consummated, the Company will adjust the Put Warrants Liability to fair value at the end of each future accounting period. Other expense (income) for the six months ended June 30, 1997 includes non-operating expense of $1.2 million related to the adjustment of the initial liability recorded at the time of the issuance of the Warrants on February 21, 1997 and based on their fair value at that time, to the fair value of the Warrants at June 30, 1997. Based on an offering price of $15.00 per share and the consummation of this Offering prior to December 31, 1997, the Put Warrants Valuation Adjustment will result in non-operating expenses in the third and fourth quarters of 1997 totalling $0.6 million ($0.5 million net of income tax benefit). At the time of the Offering, the Warrants, with an adjusted carrying value of $20.4 million (based on an offering price of $15.00 per share), will be reclassified from debt to additional paid-in capital. See
  Note 5 to the Company's Consolidated Financial Statements.

(3) Prior to the Reorganization, each of the Subsidiaries elected to be a subchapter S corporation and, accordingly, were not subject to income taxes; therefore, there is no provision for income taxes for periods prior to the Reorganization. Pro forma income taxes and net income have been computed as if the Company had been fully subject to federal and applicable state income taxes for such periods. The Company recognized a one-time tax benefit of $386,000 as a result of the termination, at the time of the Reorganization, of the Subsidiaries' elections to be treated as S corporations. This benefit is reflected in the historical results of operations for the six months ended June 30, 1997, but has been removed from the pro forma and the supplemental pro forma results presented for that period. See Unaudited Pro Forma Consolidated Financial Information.

(4) Includes (a) the 5,448,788 shares of Common Stock issued in connection with the Reorganization and (b) all outstanding options to purchase Common
    Stock and Warrants calculated using the treasury stock method and an offering price of $15.00 per share, as if all such shares, options and warrants had been outstanding for all periods presented; (c) for the historical data only for for the periods prior to the Reorganization, the equivalent number of shares (336,430) of Common Stock represented by the shares of common stock of the Subsidiaries purchased from certain shareholders for cash and notes in the Reorganization; and (d) for the supplemental pro forma data only, the sale by the Company of 3,000,000 shares of Common Stock offered hereby. See Note 1 to the Company's Consolidated Financial Statements.

(5) The other data is presented to reflect the Company's historical results of operations, adjusted to reflect (a) the elimination of the amount of compensation expense ($0.9 million, $1.2 million, $1.9 million, $2.0 million and $2.0 million for the years ended December 31, 1992, 1993, 1994, 1995 and 1996, respectively, and $809,000 and $262,000 for the six months ended June 30, 1996 and 1997, respectively,) for the Founding Shareholders and Mr. Burrell which is in excess of the compensation for such individuals subsequent to the Reorganization; (b) the elimination of $1.4 million of unusual charges in the year ended December 31, 1996 and $1.2 million of non-operating expense arising from the June 30, 1997 Put Warrants Valuation Adjustment, both discussed in Note 2 above; and (c) income taxes computed as if the Company had been subject to federal and applicable state income taxes for such periods. See footnote 1 to the table in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" for summary operating data reflecting these adjustments.

  EBITDA is earnings (net income) before the effect of interest income and expense, income tax benefit and expense, depreciation expense and amortization expense. EBITDA is presented because it is a widely accepted financial indicator used by many investors and analysts to analyze and compare companies on the basis of operating performance. (Note: Supplemental pro forma EBITDA for the six months ended June 30, 1997, as adjusted, reflects a correction from the preliminary prospectus dated October 2,
  1997). EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Cash flows for the periods presented were as follows:


                                                                                                         SIX MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                          JUNE 30,
                                          ---------------------------------------------------------- -------------------------
                                             1992       1993       1994        1995         1996         1996         1997
                                          ----------- --------- ----------- ----------- ------------ ------------ ------------
                                                                             (IN THOUSANDS)
  Cash flows provided by (used in):
  Operating activities .................. $  1,489     $  724    $  1,267    $  2,787    $ (1,280)    $ (3,202)    $  (9,584)
  Investing activities ..................     (136)      (107)     (2,246)     (2,026)     (4,834)      (3,817)      (22,643)
  Financing activities ..................   (1,358)      (609)      1,028         678       4,647        5,576        33,361
                                          ---------    ------    --------    --------    --------     --------     ---------
  Net increase (decrease) in cash  ...... $       (5)  $    8    $     49    $  1,439    $ (1,467)    $ (1,443)    $   1,134
                                          =========    ======    ========    ========    ========     ========     =========

(6) System revenues is the sum of the Company's net revenues (excluding revenues from franchise royalties and services performed for the Franchisees and the net revenues of the Franchisees. System revenues provide information regarding the Company's penetration of the market for its services, as well as the scope and size of the Company's operations, but are not an alternative to revenues determined in accordance with generally accepted accounting principles as an indicator of operating performance. The net revenues of Franchisees, which are not earned by or available to the Company, are derived from reports that are unaudited. System revenues consist of the following:



                                                                 YEARS ENDED DECEMBER 31,
                                         -------------------------------------------------------------------------
                                                                                                     SUPPLEMENTAL
                                                                                                      PRO FORMA
                                            1992        1993        1994       1995        1996          1996
                                         ----------- ----------- ---------- ---------- ------------ --------------
                                                                      (IN THOUSANDS)
  Company's net revenues    ............ $ 39,737    $ 43,472    $ 80,647   $149,825   $ 280,171     $  346,753
  Less Company revenues from:
   Franchise royalties   ...............   (1,393)     (1,586)    (2,712)    (4,138)      (5,671)        (4,827)
   Services to franchisees  ............       --          --     (4,698)    (7,507)     (35,079)       (35,079)
  Add Franchisees' net revenues   ......   38,123      50,610     78,171    104,501      149,893        127,119
                                         ---------   ---------   --------   --------   ----------    ----------
  System revenues  ..................... $ 76,467    $ 92,496    $151,408   $242,681   $ 389,314     $  433,966
                                         =========   =========   ========   ========   ==========    ==========



                                               SIX MONTHS ENDED JUNE 30,
                                         --------------------------------------
                                                                   SUPPLEMENTAL
                                                                    PRO FORMA
                                             1996        1997         1997
                                         ------------ ----------- -------------
  Company's net revenues    ............ $ 116,122    $ 193,197    $  204,446
  Less Company revenues from:
   Franchise royalties   ...............    (2,640)     (2,905)        (2,779)
   Services to franchisees  ............   (13,200)    (17,003)       (17,003)
  Add Franchisees' net revenues   ......    64,181      75,283         71,431
                                         ----------   ---------    ----------
  System revenues  ..................... $ 164,463    $248,572     $  256,095
                                         ==========   =========    ==========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL


     The Company is a rapidly growing national provider of human resource services focusing on the flexible industrial staffing market through its Tandem division and on the PEO market through its Synadyne division. The Company's revenues are based upon the salaries and wages of worksite employees. The Company's fee structure is based on the gross payroll of each employee, the estimated costs of employment related taxes, health benefits, workers' compensation benefits, insurance and other services offered by the Company plus a negotiated mark-up. The Company's revenues are dependent on the number of clients enrolled, the resulting number of employees paid each period and the gross payroll of such employees.


     The Company's primary direct costs are (i) the salaries and wages of worksite employees (payroll cost), (ii) employment related taxes, (iii) health benefits and (iv) workers' compensation benefits and insurance. See "Business--Risk Management Program--Workers' Compensation." Employment related taxes consist of the employer's portion of payroll taxes required under the Federal Income Contribution Act ("FICA"), which includes Social Security and Medicare, and federal and state unemployment taxes. The federal tax rates are defined by the appropriate federal regulations. State unemployment tax rates vary from state to state and are affected by claims experience. Health benefits are comprised primarily of medical insurance costs but also include costs of other employee benefits such as prescription coverage, vision care, disability insurance and employee assistance plans.


     Flexible staffing and PEO revenues, and related costs of wages, salaries, employment taxes and benefits related to worksite employees, are recognized in the period in which those employees perform the flexible staffing and PEO services. Because the Company is at risk for all of its direct costs, independently of whether payment is received from its clients, and consistent with industry practice, all amounts billed to clients for gross salaries and wages, related employment taxes, health benefits and workers' compensation coverage are recognized as revenue by the Company, net of credits and allowances.


     The Company's gross profit margin is determined in part by its ability to accurately estimate and control direct costs and its ability to incorporate such costs in the service fees charged to clients. The Company attempts to reflect changes in the primary direct costs through adjustments in service fees charged to clients, subject to contractual arrangements.


RECENT ACQUISITIONS


     During 1995, the Company expanded its business into seven additional geographic regions by establishing offices in Arizona, northern California, southern California, Georgia, Maryland/ Pennsylvania/Virginia, Massachusetts/New Hampshire and Michigan. This expansion included the Company's acquisition of four flexible industrial staffing franchises (the "1995 Acquisitions"), with five offices and approximately $7.0 million in annual revenue.


     During 1996, the Company made five flexible industrial staffing acquisitions (the "1996 Acquisitions"): franchises in Illinois and Wisconsin, with eight offices and approximately $7.0 million in annual revenue; a competitor in Massachusetts, with one office and approximately $5.0 million in annual revenue; a franchise in Tennessee, with two offices and approximately $2.0 million in annual revenue; a franchise in Indiana, with one office and approximately $1.0 million in annual revenue; and a franchise in California, with one office and approximately $1.0 million in annual revenue.


     From January 1 to June 30, 1997, the Company made eight flexible industrial staffing acquisitions (the "1997 Acquisitions"): a competitor in New Jersey with six offices and approximately $17.0 million in annual revenue; a franchise in Florida with ten offices and approximately $14.0 million in annual revenue; two competitors in Colorado, with ten offices and approximately $20.0 million in annual revenue; a franchise in Georgia, with two offices and approximately $3.0 million in annual revenue; a competitor in Massachusetts, with one office and approximately $4.0 million in annual revenue; a competitor in Wisconsin with approximately $1.0 million in annual revenue; and a franchise in Minnesota, with one office and approximately $2.0 million in annual revenue. The 1997 Acquisitions, which generated adjusted EBITDA of approximately $5.2 million in 1996, were purchased by the Company for $24.6 million, not including the cost of tangible assets. Adjusted EBITDA is net income before interest, taxes, depreciation, amortization and discontinued shareholder compensation and expenses.


     The 1996 Acquisitions and 1997 Acquisitions have resulted in a significant increase in goodwill and other intangible assets. At June 30, 1997, the unamortized portion of net intangible assets was $31.2 million, including $6.0 million of net identifiable intangible assets and $25.2 million of goodwill, principally due to the 1996 Acquisitions and 1997 Acquisitions. Substantially all of the aggregate purchase price of the 1996 Acquisitions and 1997 Acquisitions (approximately $31.7 million) was recorded as either identifiable intangible assets or goodwill. See Note 2 to the Company's Consolidated Financial Statements. Net identifiable intangible assets include customer lists, employee lists, and covenants not to compete acquired in connection with the acquisitions and are being amortized on a straight line basis over periods ranging from one to 15 years. Goodwill represents the excess of cost over the fair value of the net assets of the acquisitions and is being amortized on a straight line basis over periods ranging from 15 to 40 years. For the year ended December 31, 1996, amortization of net indentifiable intangible assets and goodwill on a pro forma basis including the 1996 Acquisitions and 1997 Acquisitions was $2.4 million. The Company will evaluate the carrying values attributed to intangible assets on an on-going basis. See "Risk Factors--Risks Related to Intangible Assets."


     The effect of the 1996 Acquisitions and the 1997 Acquisitions on the Company's results of operations is more fully discussed in Note 2 to the Company's Consolidated Financial Statements and the Unaudited Pro Forma Consolidated Financial Information.

RESULTS OF OPERATIONS


     Effective February 21, 1997, the Company consummated a Reorganization whereby it acquired all of the outstanding capital stock of its Subsidiaries. See "Description of Securities--Reorganization." The historical operating results of the Company contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" also include the historical operating results of the Subsidiaries for the periods noted.


     The following tables set forth the amounts and percentage of net revenues of certain items in the Company's consolidated statements of income for the indicated periods.



                                                                                                SIX MONTHS
                                                        YEARS ENDED DECEMBER 31,              ENDED JUNE 30,
                                                  ------------------------------------   -------------------------
                                                     1994         1995         1996         1996          1997
                                                  ----------   ----------   ----------   ----------   ------------
                                                                           (IN THOUSANDS)
Net revenues:
 Flexible industrial staffing   ...............   $ 41,622     $ 57,791     $ 97,397     $ 37,715      $ 83,298
 PEO    .......................................     35,609       85,557      172,069       73,682       103,520
 Franchise royalties   ........................      2,712        4,138        5,671        2,640         2,905
 Other  .......................................        704        2,339        5,034        2,085         3,474
                                                  ---------    ---------    ---------    ---------     --------
 Total net revenues    ........................   $ 80,647     $149,825     $280,171     $116,122      $193,197
                                                  =========    =========    =========    =========     ========
Gross profit  .................................   $ 14,834     $ 23,555     $ 38,069     $ 15,752      $ 27,359
Selling, general and administrative expenses(1)     11,253       20,099       32,586       13,795        24,561
                                                  ---------    ---------    ---------    ---------     --------
Operating income    ...........................      3,581        3,456        5,483        1,957         2,798
Net interest and other expense(1)  ............        769        1,248        3,623          829         4,732
                                                  ---------    ---------    ---------    ---------     --------
Income (loss) before provision (benefit) for
 income taxes    ..............................      2,812        2,208        1,860        1,128        (1,934)
Pro forma income taxes (benefit)(1)   .........      1,059          859          757          459          (467)
                                                  ---------    ---------    ---------    ---------     --------
Pro forma net income (loss)(1)  ...............   $  1,753     $  1,349     $  1,103     $    669      $ (1,467)
                                                  =========    =========    =========    =========     ========
System Revenues(2)  ...........................   $151,408     $242,681     $389,314     $164,463      $248,572
                                                  =========    =========    =========    =========     ========


                                                                                               SIX MONTHS
                                                        YEARS ENDED DECEMBER 31,             ENDED JUNE 30,
                                                  ------------------------------------   -----------------------
                                                     1994         1995         1996         1996         1997
                                                  ----------   ----------   ----------   ----------   ----------
Net revenues:
 Flexible industrial staffing   ...............      51.6%       38.6%        34.8%        32.5%        43.1%
 PEO    .......................................      44.2         57.1         61.4         63.4         53.6
 Franchise royalties   ........................       3.4          2.8          2.0          2.3          1.5
 Other  .......................................       0.8          1.5          1.8          1.8          1.8
                                                   ------       ------       ------       ------      ---------
 Total net revenues    ........................     100.0%       100.0%       100.0%       100.0%       100.0%
                                                   ======       ======       ======       ======      =========
Gross profit  .................................      18.4%       15.7%        13.6%        13.6%        14.1%
Selling, general and administrative expenses(1)      14.0         13.4         11.6         11.9         12.7
                                                   ------       ------       ------       ------      ---------
Operating income    ...........................       4.4          2.3          2.0          1.7          1.4
Net interest and other expense(1)  ............       0.9          0.8          1.3          0.7          2.4
                                                   ------       ------       ------       ------      ---------
Income (loss) before provision (benefit) for
 income taxes    ..............................       3.5          1.5          0.7          1.0         (1.0)
Pro forma income taxes (benefit)(1)   .........       1.3          0.6          0.3          0.4         (0.2)
                                                   ------       ------       ------       ------      ---------
Pro forma net income (loss)(1)  ...............       2.2%         0.9%         0.4%         0.6%        (0.8)%
                                                   ======       ======       ======       ======      =========

----------------
(1) For the years ended December 31, 1994, 1995 and 1996, and for the eight week period ended February 21, 1997, the Company elected to be treated as a subchapter S corporation and, accordingly, the Company's income was taxed at the shareholder level. In addition, during those periods, the Company paid compensation to the Founding Shareholders and Mr. Burrell, who is also a shareholder of the Company ("Shareholder Compensation"). All of the compensation for the Founding Shareholders and a portion of the compensation for Mr. Burrell was discontinued after the Reorganization. The discontinued Shareholder Compensation was $1.9 million in 1994, $2.0 million in 1995, $2.0 million in 1996, $809,000 for the six months ended June 30, 1996 and $262,000 for the six months ended June 30, 1997. In 1996, the Company incurred unusual expenses of approximately $1.4 million in relation to a registration statement filed by the Company with the Securities and Exchange Commission that was subsequently withdrawn and an internal investigation into certain Company transactions (See "Business--Legal Proceedings" and Note 7 to the Company's Consolidated Financial Statements.) During the six months ended June 30, 1997, the Company recorded non-operating expense of approximately $1.2 million related to the Put Warrants Valuation Adjustment (See Note 5 to the Company's Consolidated Financial Statements). The following table sets forth the amounts and the percentage of certain items in the Company's consolidated statements of income, adjusted for the above items as follows: (i) selling, general and administrative expenses excludes discontinued Shareholder Compensation; (ii) operating income excludes discontinued Shareholder Compensation and (iii) net income (loss) excludes discontinued Shareholder Compensation, the unusual expenses in 1996, and the June 30, 1997 Put Warrants Valuation Adjustment and is calculated assuming the Company had been subject to federal and state income taxes and taxed as a C corporation during each of these periods.



                                                                                                   SIX MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                     JUNE 30,
                                                  -----------------------------------------   ---------------------------
                                                     1994           1995           1996           1996           1997
                                                  -----------   ------------   ------------   ------------   ------------
                                                                (DOLLARS IN THOUSANDS, EXCEPT PERCENTAGES)
  Selling, general and administrative expenses,
   as adjusted   ..............................    $ 9,337       $ 18,074       $ 30,635       $ 12,986       $ 24,299
  As a percentage of net revenues  ............       11.6%          12.1%          10.9%          11.2%          12.6%
  Operating income, as adjusted ...............    $ 5,497       $  5,481       $  7,434       $  2,766       $  3,060
  As a percentage of net revenues  ............        6.8%          3.7%           2.7%           2.4%           1.6%
  Net income (loss), as adjusted   ............    $ 2,947       $  2,586       $  3,220       $  1,178       $   (276)
  As a percentage of net revenues  ............        3.7%          1.7%           1.1%           1.0%           (0.1)%

(2) System revenues is the sum of the Company's net revenues (excluding revenues from franchise royalties and services performed for the Franchisees and the net revenues of the Franchisees. System revenues provide information regarding the Company's penetration of the market for its services, as well as the scope and size of the Company's operations, but are not an alternative to revenues determined in accordance with generally accepted accounting principles as an indicator of operating performance. The net revenues of Franchisees, which are not earned by or available to the Company, are derived from reports that are unaudited. System revenues consist of the following:



                                                                                        SIX MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,                   JUNE 30,
                                           -------------------------------------   ---------------------------
                                              1994         1995         1996          1996           1997
                                           ----------   ----------   -----------   -----------   -------------
                                                                     (IN THOUSANDS)
  Company's net revenues    ............   $ 80,647     $149,825     $280,171      $116,122       $ 193,197
  Less Company revenues from:
   Franchise royalties   ...............    (2,712)      (4,138)       (5,671)       (2,640)         (2,905)
   Services to franchisees  ............    (4,698)      (7,507)      (35,079)      (13,200)        (17,003)
  Add Franchisees' net revenues   ......    78,171      104,501       149,893        64,181          75,283
                                           --------     --------     ---------     ---------      ---------
  System revenues  .....................   $151,408     $242,681     $389,314      $164,463       $ 248,572
                                           ========     ========     =========     =========      =========

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996


     NET REVENUES. Net revenues increased $77.1 million, or 66.4%, from $116.1 million in the first six months of 1996 to $193.2 million in the first six months of 1997. This increase resulted from growth in PEO revenues from the first six months of 1996 to the first six months of 1997 of $29.8 million, or 40.5%, and flexible industrial staffing revenues of $45.6 million, or 120.9%. The increase in PEO revenues was primarily due to a broadening of the Company's targeted PEO client base. Flexible industrial staffing revenues increased due to: (i) the 1996 Acquisitions (which were primarily consummated during the second quarter of 1996) and the 1997 Acquisitions, which resulted in an increase of $27.0 million in revenues; and (ii) internal growth, which resulted in an increase of $18.6 million due to development of existing Company-owned locations and an increase in the number of Company-owned offices. The Company-owned flexible industrial staffing offices increased from 37 locations as of June 30, 1996 to 80 locations as of June 30, 1997, with 30 of the 43 additional locations arising from the 1996 Acquisitions and 1997 Acquisitions.

     System revenues increased $84.1 million, or 51.1%, from $164.5 million in the first six months of 1996 to $248.6 million in the first six months of 1997. The increase in system revenues was attributable to the $77.0 million increase in the Company's net revenues discussed above, of which $4.1 million related to services provided to franchises, and a $11.1 million increase in franchise industrial staffing revenues. System revenues include franchise revenues which are not earned by or available to the Company.


     GROSS PROFIT. Gross profit increased $11.6 million, or 73.7%, from $15.8 million in the first six months of 1996 to $27.4 million in the first six months of 1997. Gross profit as a percentage of net revenues increased from 13.6% in the first six months of 1996 to 14.1% in the first six months of 1997. This increase was primarily due to the significantly higher growth rate for flexible industrial staffing revenues as compared to the growth rate for PEO revenues, which generate lower gross profit margins. In the first six months of 1997, PEO net revenues generated gross profit margins of 3.3% as compared to gross profit margins of 23.8% generated by flexible industrial staffing operations.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses, increased $10.8 million, or 78.0%, from $13.8 million in the first six months of 1996 to $24.6 million in the first six months of 1997. This increase was primarily a result of operating costs associated with increased flexible industrial staffing volume at existing locations, the 1996 Acquisitions, the 1997 Acquisitions, and pre-opening expenses associated with 20 new office locations in existing flexible industrial staffing regions. As a percentage of net revenues, selling, general and administrative expenses increased from 11.9% in the first six months of 1996 to 12.7% in the first six months of 1997.


     NET INTEREST AND OTHER EXPENSE. Net interest and other expense increased by $3.9 million, from $0.8 million in the first six months of 1996 to $4.7 million in the first six months of 1997. This increase included $1.2 million attributable to the Put Warrants Valuation Adjustment. The remaining increase of $2.7 million in net interest expense was primarily due to interest and other expense, including amortization of debt discount and issuance costs, associated with the Senior Notes which were issued in the first quarter of 1997, as well as interest expense associated with net additional borrowings of $25.2 million in the first six months of 1997 under the Revolving Facility to finance working capital requirements and the 1997 Acquisitions. See Note 5 to the Company's Consolidated Financial Statements.


     NET INCOME (LOSS). Net income (loss) decreased by $2.2 million, from $0.7 million in net income in the first six months of 1996 to a $1.5 million net loss in the first six months of 1997. This decrease was primarily due to a $1.2 million Put Warrants Valuation Adjustment with the remainder due to increases in selling, general and administrative expenses (including a $0.7 million increase in amortization of intangible assets arising primarily from the 1997 Acquisitions) and net interest expense, as discussed above.


YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995


     NET REVENUES. Net revenues increased $130.3 million, or 87.0%, from $149.8 million in 1995 to $280.2 million in 1996. This increase resulted primarily from the increase in PEO revenues from 1995 to 1996 of $86.5 million, or 101.1%. The increase in PEO revenues was primarily due to a broadening of the Company's targeted PEO client base. Flexible industrial staffing revenues grew by $39.6 million, 68.5%, with $13.3 million of the increase resulting from the 1996 Acquisitions and the remainder due to development of existing Company-owned locations and an increase in the number of Company-owned offices. Company-owned flexible industrial staffing offices increased from 19 locations as of December 31, 1995 to 43 locations as of December 31, 1996.


     System revenues increased $146.6 million, or 60.4%, from $242.7 million in 1995 to $389.3 million in 1996. The increase in system revenues was attributable to the $130.3 million increase in the Company's net revenues discussed above, of which $29.2 million related to services provided to franchises, and a $45.4 million increase in franchise industrial staffing revenues. System revenues include franchise revenues which are not earned by or available to the Company.

     GROSS PROFIT. Gross profit increased $14.5 million, or 61.6%, from $23.6 million in 1995 to $38.1 million in 1996. Gross profit as a percentage of net revenues decreased from 15.7% in 1995 to 13.6% in 1996. The Company's gross profit as a percentage of net revenues decreased from 1995 to 1996 since PEO revenues, which generate lower gross profit margins than flexible industrial staffing revenues, increased at a higher rate than the flexible industrial staffing revenues. In 1996, PEO net revenues generated gross profit margins of 3.7% as compared to gross profit margins of 24.5% generated by flexible industrial staffing operations.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $12.5 million, or 62.1%, from $20.1 million in 1995 to $32.6 million in 1996. The increase in selling, general and administrative expenses in 1996 was primarily a result of an incremental $6.4 million for salaries and other operating costs incurred in continuing the establishment of flexible industrial staffing offices in seven new geographic regions. The remainder of the increase was primarily due to marketing and support costs related to the broadening of the PEO client base, operating costs associated with increased flexible industrial staffing volume at existing locations and buildup of corporate infrastructure in contemplation of the 1997 Acquisitions. As a percentage of net revenues, selling, general and administrative expenses decreased from 13.4% in 1995 to 11.6% in 1996, primarily due to the significant increase in 1996 of the PEO operations in proportion to total Company revenues. The PEO operations have lower associated selling, general and administrative expenses (as a percentage of revenues) than flexible industrial staffing revenues.


     NET INTEREST AND OTHER EXPENSE. Net interest and other expense increased by $2.4 million, from $1.2 million in 1995 to $3.6 million in 1996. This increase included $1.4 million attributable to unusual expenses related to the Company's withdrawal of a registration statement and an internal investigation into certain Company transactions. The remaining increase of $1.0 million in net interest expense was principally due to interest associated with net additional borrowings of $3.6 million in 1996 under the Company's line of credit to finance working capital requirements as well as interest arising from $4.4 million of indebtedness incurred in connection with the 1996 Acquisitions.



     NET INCOME (LOSS). Net income decreased by $0.2 million, from $1.3 million in 1995 to $1.1 million in 1996. This decrease was primarily due to $1.4 million of unusual expenses related to the Company's withdrawal of a registration statement and an internal investigation into certain Company transactions, as well as an incremental $0.5 million of operating losses incurred in continuing the establishment of flexible industrial staffing offices in seven new geographic regions. The effect of these expenses was partially offset by increases in net revenues and gross profit, as discussed above.


YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994


     NET REVENUES. Net revenues increased $69.2 million, or 85.8%, from $80.6 million in 1994 to $149.8 million in 1995. This increase resulted primarily from increases in PEO revenues from 1994 to 1995 of $49.9 million, or 140.3%. The increase in PEO revenues was primarily due to a broadening of the Company's targeted PEO client base. Flexible industrial staffing revenues grew by $16.2 million, or 38.8%, with $6.9 million of the increase as a result of the 1995 Acquisitions and the remainder due to development of existing Company-owned locations and an increase in the number of Company-owned offices. Company-owned flexible industrial staffing offices increased from eight locations as of December 31, 1994 to 19 locations as of December 31, 1995.


     System revenues increased $91.3 million, or 60.3%, from $151.4 million in 1994 to $242.7 million in 1995. The increase in system revenues was attributable to the $69.2 million increase in the Company's net revenues discussed above, of which $4.2 million related to services provided to franchises, and a $26.3 million increase in franchise industrial staffing revenues. System revenues include franchise revenues which are not earned by or available to the Company.


     GROSS PROFIT. Gross profit increased $8.7 million, or 58.8%, from $14.8 million in 1994 to $23.6 million in 1995. Gross profit as a percentage of net revenues decreased from 18.4% in 1994 to 15.7% in

1995. The Company's gross profit, as a percentage of net revenues, decreased since PEO revenues, which generate lower gross profit margins than flexible industrial staffing, increased at a higher rate than the flexible industrial staffing revenues. In 1995, PEO net revenues generated gross profit margins of 3.9% as compared to gross profit margins of 25.2% generated by flexible industrial staffing operations.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $8.8 million, or 78.6%, from $11.3 million in 1994 to $20.1 million in 1995. The increase in selling, general and administrative expenses in 1995 was primarily a result of $4.8 million for salaries and other operating costs incurred in establishing flexible industrial staffing offices in seven new geographic regions. The remainder of the increase was primarily due to marketing and support costs related to broadening the PEO client base and operating expenses from higher flexible industrial staffing sales volume at existing locations. As a percentage of net revenues, selling, general and administrative expenses decreased from 14.0% in 1994 to 13.4% in 1995.


     NET INTEREST AND OTHER EXPENSE. Net interest and other expense increased $0.4 million, from $0.8 million in 1994 to $1.2 million in 1995. The increase in net interest and other expense was primarily due to interest associated with net additional borrowings in 1995 of $1.6 million under the Company's line of credit to finance working capital requirements, as well as similar borrowings made late in 1994 but not fully reflected in the Company's interest expense until 1995.


     NET INCOME (LOSS). Net income decreased by $0.5 million, from $1.8 million in 1994 to $1.3 million in 1995. This decrease was primarily due to $2.2 million of operating losses incurred in connection with the establishment of flexible industrial staffing offices in seven new geographic regions, offset by increases in net revenues and gross profit, as discussed above.


ADDITIONAL OPERATING INFORMATION


     The following table sets forth the gross profit margins for the Company's two primary areas of operations for the indicated periods.



                                                                         SIX MONTHS
                                         YEARS ENDED DECEMBER 31,      ENDED JUNE 30,
                                        ---------------------------   ----------------
                                         1994      1995      1996      1996      1997
                                        -------   -------   -------   -------   ------
Flexible industrial staffing   ......   24.2%     25.2%     24.5%     25.4%     23.8%
PEO    ..............................    3.9       3.9       3.7       3.5       3.3

     The Company's flexible industrial staffing division generates significantly higher gross profit margins than its PEO division. The higher flexible industrial staffing division margin reflects compensation for recruiting, training and other services not required as part of many PEO relationships, where the employees have already been recruited by the client and are trained and in place at the beginning of the relationship.


FLEXIBLE INDUSTRIAL STAFFING


     Net revenues from the Company's flexible industrial staffing services increased $55.8 million, from $41.6 million in 1994 to $97.4 million in 1996, or a compound annual growth rate of 53.0%. However, this increase represented a decreasing share of the Company's total net revenues, from 51.6% in 1994 to 34.8% in 1996.


     Gross profit from the Company's flexible industrial staffing services increased $13.8 million, from $10.1 million in 1994 to $23.9 million in 1996, or a compound annual growth rate of 53.8% per year. Although this represented a decreasing share of the Company's total gross profit, from 68.2% in 1994 to 62.7% in 1996, this decrease was less than the decrease in the share of the Company's total net revenues attributable to flexible industrial staffing because of the higher gross profit percentage from flexible industrial staffing as compared to PEO.

     The percentages of the Company's total net revenues and gross profit from flexible industrial staffing services increased to 43.1% and 72.5%, respectively, for the six months ended June 30, 1997, primarily due to the 1997 Acquisitions, all of which were flexible industrial staffing businesses.


PEO


     Net revenues from the Company's PEO services increased $136.5 million, from $35.6 million in 1994 to $172.1 million in 1996, or a compound annual growth rate of 119.8%. This also represented an increasing share of the Company's total net revenues, from 44.2% in 1994 to 61.4% in 1996.


     Gross profit from the Company's PEO services increased $5.0 million, from $1.4 million in 1994 to $6.4 million in 1996, or a compound annual growth rate of 114.1%. Although this represented an increasing share of the Company's total gross profit, from 9.4% in 1994 to 16.7% in 1996, this increase was less than the increase in the share of the Company's total net revenues attributable to PEO because of the lower gross profit percentage from PEO as compared to flexible industrial staffing.


     The percentages of the Company's total net revenues and gross profit from PEO services decreased to 53.6% and 12.4%, respectively, for the six months ended June 30, 1997, primarily due to the 1997 Acquisitions, all of which were flexible industrial staffing businesses.


FRANCHISE AND OTHER


     Net revenues from the Company's franchise and other services increased $7.3 million, from $3.4 million in 1994 to $10.7 million in 1996, or a compound annual growth rate of 77.0%. This increase represented a slightly decreasing share of the Company's total net revenues, from 4.2% in 1994 to 3.8% in 1996.


     Gross profit from the Company's franchise and other services increased $4.5 million, from $3.3 million in 1994 to $7.8 million in 1996, or a compound annual growth rate of 53.7%. This increase represented a decreasing share of the Company's total gross profit, from 22.2% in 1994 to 20.6% in 1996.



     The percentage of the Company's total net revenues and gross profit from franchise and other services decreased to 3.3% and 15.1%, respectively, for the six months ended June 30, 1997, primarily due to the 1997 Acquisitions, all of which were flexible industrial staffing businesses.


LIQUIDITY AND CAPITAL RESOURCES


     The Company's primary sources of funds for working capital and other needs have been a $50.0 million Revolving Facility with the Lenders, the Senior Notes and borrowings from related parties.


     The Revolving Facility is for a term of four years and expires in February 2001. Outstanding amounts under the Revolving Facility are secured by substantially all of the Company's assets and the pledge of all of the outstanding shares of common stock of each of the Subsidiaries. Amounts borrowed under the Revolving Facility bear interest at Bank of Boston Connecticut's base rate or Eurodollar rate (at the Company's option) plus a margin based upon the ratio of the Company's total indebtedness to the Company's earnings (as defined in the Revolving Facility). As of June 30, 1997, the Company had outstanding borrowings under the Revolving Facility of $35.1 million, bearing interest at an effective interest rate of 8.8%. The Company intends to use a portion of the net proceeds from the Offering to repay a portion of the outstanding borrowings under the Revolving Facility. The Revolving Facility contains certain affirmative and negative covenants relating to the Company's operations. See Note 5 to the Company's Consolidated Financial Statements.


     On February 21, 1997, the Company issued Senior Notes in the principal amounts of $14.0 million and $11.0 million to Triumph and Bachow, respectively. The Senior Notes are subordinate to borrowings under the Revolving Facility. A portion of the principal amount of the Senior Notes ($10.0 million) is due and payable on March 31, 2001 and the balance of the principal ($15.0 million) is due and payable on February 20, 2002. The Senior Notes bear interest at the rate of 11% per annum through February 1999 and at the rate of 12.5% per annum thereafter. The Company used the proceeds of the Senior Notes primarily to fund flexible industrial staffing acquisitions and to pay shareholder distributions and other amounts in connection with the Reorganization. In connection with the issuance of Senior Notes, the Company issued 786,517 of the Warrants (the "Initial Warrants") to the Senior Note Holders and placed an additional 573,787 Warrants (the "Additional Warrants") in escrow. The Warrants are exercisable at a price of $.015 per share and, under certain conditions, the holders have a right to require the Company to repurchase any unexercised Warrants and any Warrant Shares. See "Description of Securities--Reorganization" and "Management--Warrants."


     As of June 30, 1997, the Company also (i) was indebted to certain of its shareholders, their family members and an executive officer of the Company for approximately $2.9 million under promissory notes that bear interest at annual rates ranging from 10% to 21% and are subordinated to the repayment of the Revolving Facility and the Senior Notes; (ii) had bank standby letters of credit outstanding, in the aggregate amount of $5.7 million under a $10.0 million letter of credit facility (which is part of the Revolving Facility) to secure certain workers' compensation obligations; (iii) had $6.2 million of promissory notes outstanding in connection with certain acquisitions, bearing interest at rates ranging from 4.0% to 10.0%, which are payable primarily during the next two years (except for $1.9 million due to a shareholder which is payable over the next four years at 14% annual interest), and subordinated to the repayment of the Revolving Facility and the Senior Notes; (iv) had obligations under capital leases for buildings and equipment in the aggregate amount of $8.0 million; and (v) had obligations under mortgages totalling $2.5 million. See Notes 5 and 11 to the Company's Consolidated Financial Statements.



     One of the key elements of the Company's multi-faceted growth strategy is expansion through acquisitions, which may require significant sources of financing. These financing sources include cash from operations, seller financing, bank financing, and issuance of the Company's Common Stock. The Company can initially allocate up to $35.0 million under the Revolving Facility for the financing for certain prescribed acquisitions. Subject to consummation of this Offering, the Lenders have agreed to a $35.0 million increase in the Revolving Facility to $85.0 million, primarily to finance additional acquisitions by the Company over the next several years.


     The Company is a service business and therefore a majority of its tangible assets are customer accounts receivable. Flexible industrial staffing employees are paid by the Company on a daily or weekly basis. The Company, however, receives payment from customers for these services, on average, 35 to 45 days from the date of invoice. As new flexible staffing offices are established or acquired, or as existing offices expand, there will be increasing requirements for cash to fund operations. The Company pays its PEO employees on a weekly, bi-weekly, semi-monthly or monthly basis for their services, and currently receives payments on a simultaneous basis from approximately 90% of its existing customers. The remainder of the Company's PEO customers generally make payment 35 to 45 days after the date of invoice.


     The Company's principal uses of cash are for wages and related payments to temporary and PEO employees, operating costs, capital expenditures and advances made to certain Tandem franchise associates to fund their payroll obligations and repayment of debt and interest thereon. During the year ended December 31, 1996, cash used in operations was approximately $1.3 million. Cash used in investing activities was approximately $4.8 million, which included expenditures for property and equipment of $2.1 million (primarily computers and software), expenditures of $1.9 million for acquisitions (primarily intangible assets), and net funding advances to franchises of $0.8 million. Cash provided by financing activities was approximately $4.6 million, including $3.6 million from borrowings under a bank line of credit and $0.6 million of related party borrowings.


     During the six months ended June 30, 1997, cash used in operations was approximately $9.6 million. Cash used in investing activities was approximately $22.6 million, which included expenditures of $21.4 million for acquisitions (primarily intangible assets) and expenditures for property and equipment of $1.8 million (primarily computers and software). Cash provided by financing activities was approximately $33.4 million, including $22.6 million net proceeds from the Senior Notes and Warrants and $25.2 million from borrowings under the Revolving Facility, offset by payments of $10.1 million for shareholder distributions and other amounts in connection with the Reorganization and $5.4 million of repayments of long-term debt. See "Description of Securities--Reorganization" and Notes 1, 2, 5 and 11 to the Company's Consolidated Financial Statements.


     The Company anticipates spending up to approximately $6.0 million during the next twelve months for new flexible staffing locations and other corporate facilities, improvements to its management information and operating systems, exercise of its option to purchase its new national office and support center and related leasehold improvements, and other capital expenditures.


     The Company believes that funds provided by operations, available borrowings under the Revolving Facility, current cash balances and the net proceeds from the Offering will be sufficient to meet its presently anticipated needs for working capital, capital expenditures and acquisitions for the next twelve months. The Company also believes that sufficient long-term liquidity for its future needs will be provided by funds from operations, expanded new borrowing facilities, and/or additional equity offerings.


INFLATION


     The effects of inflation on the Company's operations were not significant during the periods presented in the financial statements. Throughout the periods discussed above, the increases in revenues have resulted primarily from higher volumes, rather than price increases.


SEASONALITY


     The Company's results of operations reflect the seasonality of higher customer demand for flexible industrial staffing services in the last two quarters of the year, as compared to the first two quarters. Even though there is a seasonal reduction of flexible industrial staffing revenues in the first quarter of a year as compared to the fourth quarter of the prior year, the Company does not reduce the related core personnel and other operating expenses since that infrastructure is needed to support anticipated increased revenues in subsequent quarters. The reduction of flexible industrial staffing revenues in the first quarter of a year is substantially offset by increased PEO revenues, which are generally not subject to seasonality. However, the net income contribution of PEO revenues, expressed as a percentage of sales, is significantly lower than for flexible industrial staffing revenues.


     As a result of the above factors, the Company traditionally experiences operating income in the first quarter of a year that is significantly less than
(i) the fourth quarter of the preceding year and (ii) the subsequent three quarters of the same year. In addition, operating income is typically lower in the fourth quarter of a year as compared to the preceding third quarter due to a decrease in industrial staffing revenues (versus continuing increases in PEO revenues) that begins with the November and December holiday season. The following table sets forth the amounts of certain items in the Company's consolidated statements of income for the four quarters of 1995 and 1996 and the first two quarters of 1997.


                                       1995                                    1996                          1997
                      --------------------------------------- --------------------------------------- -------------------
                         Q1        Q2        Q3        Q4        Q1        Q2        Q3        Q4        Q1        Q2
                      --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------
                                                                (IN THOUSANDS)
Net revenues   ...... $26,555   $31,724   $41,309   $50,237   $51,169   $64,953   $77,680   $86,369   $85,374   $107,823
Gross profit   ......   4,790     5,324     6,530     6,911     6,690     9,062    10,982    11,335    11,135     16,224
Operating
 income(1)  .........     661       633     1,184       978       483     1,474     2,345     1,181       575      2,223

----------------
(1) Discontinued Shareholder Compensation is deducted in arriving at operating income. See footnote 1 to the table in "--Results of Operations."

NON-OPERATING EXPENSES


     The holders of the Warrants have a Put Right as a result of which the Company recorded a Put Warrants Liability at the time of the issuance of the Warrants based on their fair value. Until the Offering is consummated, the Company will adjust this Put Warrants Liability at the end of each accounting period subsequent to June 30, 1997. Based on an offering price of $15.00 per share and the consummation of this Offering prior to December 31, 1997, Put Warrants Valuation Adjustments will result in non-operating expenses in the third and fourth quarters of 1997 totalling $0.6 million ($0.5 million net of income tax benefit). See "Management--Warrants."


     As a result of the intended use of the proceeds of the Offering to repay the full balance of the Senior Notes, the Company will record an extraordinary loss at the time of that early repayment. This loss consists of the unamortized debt discount and the unamortized debt issuance costs related to the Senior Notes, and would have been $13.7 million (net of a $6.8 million income tax benefit), if the repayment had taken place on June 30, 1997. See "Description of Securities--Reorganization."


NEW ACCOUNTING PRONOUNCEMENTS


     In February 1997, Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," was issued. SFAS No. 128, which supersedes Accounting Principles Board ("APB") Opinion No. 15, requires a dual presentation of basic and diluted earnings per share on the face of the income statement. Basic earnings per share excludes dilution and is computed by dividing income or loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted earnings per share is computed similarly to fully diluted earnings per share under APB Opinion No. 15. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. See Note 1 to the Company's Consolidated Financial Statements.


     In June 1997, SFAS No. 130, "Reporting Comprehensive Income," was issued. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that a company (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company has not determined the effects, if any, that SFAS No. 130 will have on its Consolidated Financial Statements.


     In June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued. SFAS No. 131 establishes standards for the way that public companies report selected information about operating segments in annual financial statements and requires that those companies report selected information about segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131, which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", but retains the requirement to report information about major customers, requires that a public company report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. SFAS No. 131 requires that a public company report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. However, SFAS No. 131 does not require the reporting of information that is not prepared for internal use if reporting it would be impracticable. SFAS No. 131 also requires that a public company report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company has not determined the effects, if any, that SFAS No. 131 will have on the disclosures in its Consolidated Financial Statements.

                                    BUSINESS


GENERAL


     The Company is a rapidly growing national provider of human resource services focusing on the flexible industrial staffing market through its Tandem division and on the PEO market through its Synadyne division. The Tandem division recruits, trains and deploys temporary industrial personnel and provides payroll administration, risk management and benefits administration services to its clients. Tandem's clients include businesses in the manufacturing, distribution, hospitality and construction industries. Through its Synadyne division, the Company offers a comprehensive package of PEO services including payroll administration, risk management, benefits administration and human resource consultation to companies in a wide range of industries. The Company's operations began in Chicago, Illinois in 1974. As of June 30, 1997, the Company and its franchise associates operated 163 offices, with an estimated 28,000 employees in 38 states and the District of Columbia.


     The Tandem division provides approximately 17,000 flexible industrial staffing personnel daily through a nationwide network of 80 Company-owned and 74 franchised offices. The Tandem division has approximately 14,000 clients and on a daily basis provides services to approximately 3,000 of such clients. Between 1994 and 1996, Company and franchise flexible industrial staffing revenues increased from $119.8 million to $247.3 million, a compound annual growth rate of approximately 44%. The Synadyne division, which began in 1994, has approximately 11,000 employees. Between 1994 and 1996, PEO revenues, excluding revenues from the provision of PEO services to Tandem franchisees, increased from $30.9 million to $137.0 million, a compound annual growth rate of approximately 111%. To implement its expansion strategy, the Company completed 17 acquisitions of flexible industrial staffing companies since January 1, 1995, with 48 offices and approximately $84 million in annual revenue. During this period, the number of Company-owned flexible staffing and PEO offices increased from ten to 89, the number of geographic regions served by the Company increased from one to nine, and the Company implemented advanced information systems, further developed back office capabilities and invested in other infrastructure enhancements necessary to support its future growth.


     The Company's operation of both a flexible industrial staffing division and a PEO division provides it with significant competitive advantages. Both Tandem and Synadyne offer a number of common services including payroll administration, risk management and benefits administration. The Company designs and administers these services through common facilities, personnel and information systems which give the Company the ability to develop and provide a wider range of services at lower costs than its primary competitors. In addition, the Company is able to provide a full spectrum of staffing services to its industrial clients ranging from a temporary employee for one day to comprehensive outsourcing of human resource functions through the Company's PEO division. The Company expects Tandem's national network of locations to facilitate the rapid expansion of the Synadyne division, and over time increase the Company's penetration of local markets.


THE STAFFING INDUSTRY


     The staffing industry consists of companies which provide four basic services to clients: flexible staffing, PEO services, placement and search, and outplacement. Based on information provided by NATSS, NAPEO and SIAI, 1996 staffing industry revenues were approximately $74.4 billion. According to industry sources, approximately 7,000 flexible staffing firms and 2,000 PEO firms employed approximately 5.2 million people per day, or approximately 4% of the entire United States workforce, in 1996. Over the last five years, the staffing industry has experienced compound annual growth of approximately 15%, due largely to the utilization of temporary help across a broader range of industries as well as the emergence of the PEO sector.


     The flexible staffing sector has traditionally been the largest staffing industry sector, accounting for an estimated $43.6 billion, or 61%, of estimated 1996 staffing industry revenues. According to NATSS, flexible industrial staffing currently represents 31.8% of the estimated $43.6 billion in 1996 flexible staffing revenues. The Company believes that the flexible industrial staffing market is highly fragmented and that in excess of 75% of flexible industrial staffing industry revenues are generated by small local and regional companies. According to NATSS, the flexible industrial staffing sector grew from $5.6 billion in 1991 to $13.9 billion in 1996, representing a compound annual growth rate of approximately 20%. The Company's goal is to target opportunities in this fragmented, rapidly growing market which has to date been under-served by large full service staffing companies.


     The PEO sector has recently emerged as one of the largest and fastest growing sectors within the staffing industry, with an estimated $17.3 billion, or 23%, of estimated 1996 staffing industry revenues. This sector evolved in the early 1980's, largely in response to difficulties faced by small and medium-size businesses in procuring workers' compensation insurance coverage on a cost-effective basis and in operating in an increasingly complex legal environment. While various service providers, such as payroll processing firms, benefits and safety consultants and temporary staffing firms, were available to assist these business with specific tasks, PEOs began to emerge as providers of a more comprehensive outsourcing solution to these burdens. As a result, small and medium size businesses have begun to outsource human resource administration to PEOs, allowing management to focus on core business activities.


     According to industry sources, there were approximately 5.2 million businesses in the United States with fewer than 500 employees in 1995. Collectively, these businesses employed an estimated 50.4 million people, and represented approximately $1.1 trillion in aggregate annual payroll, of which PEOs represented less than 2%. Growth in the PEO industry has been significant. According to NAPEO, the number of employees under PEO arrangements in the United States has grown from approximately 10,000 in 1984 to approximately two million in 1995. SIAI, an employment industry research firm, estimates that gross revenues in the PEO industry grew from $5.0 billion in 1991 to $17.3 billion in 1996, a compound annual growth rate of approximately 29%. The Company believes there are significant opportunities for companies with proven PEO success to experience growth as a result of the large number of small competitors in the industry, low current PEO market penetration and an increasingly complex regulatory environment.


COMPANY STRATEGY


     The Company's objective is to become the dominant provider of flexible industrial staffing and PEO services in select geographic regions. To achieve this objective, the Company intends to:


   /bullet/ PROVIDE A COMPREHENSIVE PACKAGE OF SINGLE-SOURCE HUMAN RESOURCE
     SERVICES. By offering a comprehensive range of high quality, human resource services to the flexible industrial staffing and PEO markets, the Company believes that it has a competitive advantage in meeting the diverse needs of the marketplace. These needs may include flexible industrial staffing, PEO services, or a combination of both. The Company believes this single source delivery platform is capable of servicing its clients needs, thereby fostering a high level of client satisfaction and retention, and securing a stable source of revenue.


   /bullet/ CONTINUE TO FOCUS ON UNDER-SERVED MARKETS WHICH PROVIDE HIGH
     GROWTH OPPORTUNITIES. The Company believes that flexible industrial staffing and PEO market sectors offer high growth opportunities within the staffing industry. Historically, these market sectors have been under-served by many small, independent, local staffing companies which lack both the depth of services and economies of scale necessary to compete with large national or multi-regional staffing companies such as OutSource. Moreover, few large companies have focused on these market sectors. Given its single source delivery platform and 23 year history in the staffing industry, the Company believes it is well-positioned to capitalize on these opportunities. The Company's compound annual revenue growth rate from 1994 to 1996 of approximately 86% exceeds industry averages in the flexible industrial staffing and PEO market sectors.


   /bullet/ GEOGRAPHICALLY CLUSTER OFFICES TO ACHIEVE REGIONAL MARKET
     LEADERSHIP. The Company believes the geographic clustering of offices will lead to significant cost savings, higher quality client service, enhanced employee benefits, and ultimately regional market leadership. Clustering shortens the distance from the Company to the local workforce, thereby allowing the Company to recruit, train and develop a broader-skilled and more flexible workforce. The Company believes its ability to spread relatively fixed, common regional management, advertising, recruiting, and training costs across a broader employee base will result in significant cost efficiencies. Ultimately, regional aggregation will allow the Company to negotiate better regional benefits and services at favorable rates, which the Company can pass on to its client and employee base. The Company believes the lower cost structure, attractive client and employee benefit packages, and flexible workforce attributable to clustering provides competitive advantages in highly competitive, major metropolitan markets. The benefits of clustering are best illustrated in the Chicago, Illinois metropolitan area where, based upon data provided by the Omnicomp Group, the 19 Company-owned and franchised Chicago metropolitan area offices, with 5,400 service employees and 1996 revenues of $80.2 million, have achieved approximately 19% of all flexible industrial staffing revenues in that market, which the Company believes establishes it as the regional market leader. The region experienced a 22.7% compound annual revenue growth rate from 1992 through 1996 and the operating profit from those offices averaged 12.9% of revenues in 1996.


   /bullet/ INCREASE MARKET PENETRATION THROUGH MULTI-FACETED GROWTH STRATEGY.
      To achieve high growth within the flexible industrial staffing and PEO businesses, the Company has developed an aggressive, multi-faceted growth strategy which includes: internal growth, acquisitions, franchising and strategic alliances. This multi-faceted growth strategy has proven successful over the past three years, as evidenced by the Company's 86% compound annual revenue growth rate from 1994 to 1996. The key elements of this multi-faceted growth strategy are:


     /bullet/ INTERNAL GROWTH. The Company seeks internal growth by opening new offices and broadening its offering of high quality services. To effect its clustering strategy, the Company plans to open additional offices in each of its nine major regions. In addition, the Company intends to expand to additional major metropolitan areas where demographics and business conditions are favorable. During 1996, the Company opened 25 new Tandem offices, of which eight were located in new markets. During 1996, the Company increased the number of its PEO employees by approximately 3,000, or 41%, resulting primarily from the expansion of its PEO sales force. In addition to opening new offices and expanding its sales force, the Company will continue to expand its offering of high quality human resource services to its clients, including a broader array of staffing and PEO services, consulting services and other benefits.


     /bullet/ ACQUISITIONS. Due to the highly fragmented nature of the flexible industrial staffing and PEO industries, OutSource believes it has an excellent opportunity to continue its acquisition strategy of consolidating small, local businesses into a national network of staffing and PEO providers. These acquisitions would include existing franchises and competing businesses. As a potential advantage over internal growth, OutSource believes acquisitions allow the Company to quickly access new customer relationships, employees and staff knowledgeable of the local market, thereby accelerating market penetration. The Company believes it can quickly improve the profitability of the acquired businesses by applying its back office support and lower cost structure. In addition, the Company believes it can integrate acquisitions using its back office support center and information processing capabilities to achieve higher operating margins. Since 1995, the Company completed 17 acquisitions of flexible industrial staffing companies, representing 48 offices in 23 markets and approximately $84 million in aggregate revenues. Although the Company continuously reviews potential acquisition candidates and currently has several offers outstanding, it has not entered into any agreement, understanding or commitment with respect to any additional acquisitions at this time.

     /bullet/ FRANCHISING. The Company has identified over 150 attractive markets which it believes are too small to warrant a direct investment of the Company's resources. In these small markets, the Company intends to offer franchises. OutSource believes that franchising allows the Company to quickly, and cost-effectively, build regional brand awareness and increase market penetration. In addition, these franchise service centers give the Company the ability to attract large national accounts which require national service coverage. The Company has a fully staffed franchise development department and has been successful in recruiting and awarding flexible industrial staffing franchises. As of June 30, 1997, the Company had 36 Tandem franchise associates operating 74 Tandem franchise locations in 34 states. These franchise associates had revenues of $150 million in 1996. In May 1997, the Company began marketing its PEO franchise program.


     /bullet/ STRATEGIC ALLIANCES. The Company will consider strategic alliances with those companies that offer significant growth opportunities for the PEO business. For example, as an approved provider for Allstate Insurance, OutSource provides its services to approximately 2,500 independent Allstate agents. As part of its strategy, the Company intends to enter into, contracts with general insurance agencies which allow the agencies to act as a marketing agent for the Company's PEO business. The Company believes it will benefit significantly from the insurance agencies' network of agents, and their extensive established business relationships. The Company also intends to enter into strategic alliances with other service companies including payroll processing firms and employee-benefit consultants.


   /bullet/ CONTINUE TO MAXIMIZE OPERATING EFFICIENCIES THROUGH INTEGRATED
     TECHNOLOGY AND BACK OFFICE SUPPORT. Due to the similarities in the technology and back-office support services utilized by Tandem and Synadyne, the Company believes that there are significant opportunities to achieve cost efficiencies. As a result, the Company has invested in the development of an integrated computer network and related software packages that improve the communication between the corporate headquarters and 89 Company-owned and 74 franchised field offices. This integrated network is designed to improve the Company's ability to monitor and rapidly respond to client demand and workers' compensation claims for both the industrial staffing and PEO businesses on a cost-effective basis. OutSource believes this level of integration will strengthen the Company's ability to deliver high quality human resource services at competitive prices.


   /bullet/ BECOME THE "GUARDIAN EMPLOYER". The ultimate goal for the Company is to represent a critical mass of jobs within a defined geographic area so it will be able to commit to permanent employment, over time, for its flexible industrial staffing and PEO employees. Employees are thus able to affiliate with the Company on a permanent basis and concentrate on their core skills, while the Company keeps them at maximum employability through job sourcing, career planning and training. As a result of the Company's ability to provide both PEO and flexible staffing services, it is able to provide permanent employment benefits to employees and believes it can attract, maintain and keep employed the best work force for its clients. This could reduce the Company's and its clients' cost in recruiting, training and down time and ultimately improve long-term profitability.


COMPANY SERVICES


     The Company offers its clients a full array of staffing services principally through its Tandem and Synadyne divisions. Because the Company serves as the employer of record with respect to both PEO and flexible staffing services, the Company provides certain common services to both of these markets, utilizing a common support system. The degree of utilization of these common services depends upon the needs of the clients and employees. Common services offered by both Tandem and Synadyne are:


     /bullet/ PAYROLL ADMINISTRATION. The Company assumes responsibility for payroll and attendant record-keeping, payroll tax deposits, payroll tax reporting, and all federal, state, county and city payroll tax reports (including 941s, 940s, W-2s, W-3s, W-4s and W-5s), state unemployment taxes, employee file maintenance, unemployment claims and monitoring and responding to changing regulatory requirements. The Company develops and administers customized payroll policies and procedures for each of its clients, which are fully integrated from the clients' offices to the Company's central processing center.


     /bullet/ AGGREGATION OF STATUTORY AND NON-STATUTORY EMPLOYEE BENEFITS. Employee benefits packages can include health care options, such as preferred provider organizations ("PPOs") and health maintenance organizations ("HMOs"), and supplemental benefit programs such as dental care, vision care, prescription drugs, an employee assistance plan and life and disability insurance options. The Company offers Multi-Employer Retirement Plans and cafeteria plans to its eligible employees and provides workers' compensation and unemployment insurance. Workers' compensation is a state-mandated comprehensive insurance program that requires employers to fund medical expenses, lost wages and other costs that result from work-related injuries and illnesses, regardless of fault and without any co-payment by the employee. Unemployment insurance is an insurance tax imposed by both federal and state governments.


     Historically, the largest controllable direct costs incurred by businesses relate to the provision of health care and workers' compensation benefits. In order to remain competitive, staffing companies must continue to arrange for the delivery of these services to their clients at costs below those which clients could obtain on their own by efficiently managing health care and workers' compensation costs. The Company intends to aggressively manage health care and workers' compensation costs through the utilization of vertically integrated managed care systems. The Company's ultimate goal is to vertically integrate all employee medical costs through a comprehensive 24-hour medical management program that can coordinate group health and workers' compensation for all employees.


     As part of its service package, the Company administers all employee benefit plans and is responsible for negotiating the benefits provided by, and costs of, each such plan. The Company's human resources and claims administration departments serve as liaisons for the delivery of such services to the client employee and monitor and review workers' compensation claims for loss control purposes. The Company believes that its ability to provide and administer a wide variety of employee benefit plans on behalf of its clients tends to mitigate the competitive disadvantages small businesses normally face in the areas of employee benefits cost control and employee recruiting and retention.


     /bullet/ HUMAN RESOURCE COMPLIANCE ADMINISTRATION. Because OutSource is the employer of record with respect to both flexible staffing and PEO services and assumes responsibility for compliance with many employment related regulations, the Company is prepared and trained to address compliance and regulatory issues inherent in an employment relationship. For example, the Company provides compliance administration services with respect to unemployment claims, workers compensation claims, and claims arising under the Fair Labor Standards Act. In addition, the Company assists its clients in understanding and complying with other employment-related requirements for which the Company does not assume responsibility.


     Generally, the most significant compliance administration services provided by the Company are in the area of workers' compensation and state unemployment laws. With respect to workers' compensation, the Company provides claims management services which include prompt identification and reporting of injuries to the insurance carrier and local branch office, use of designated health care providers, case management, fee audits and aggressive back-to-work programs. Services provided by the Company in the area of state unemployment compliance include ensuring that only eligible personnel receive unemployment benefits, assisting in re-employing personnel and auditing state reporting records and rate formulas.

     /bullet/ PROACTIVE HUMAN RESOURCE MANAGEMENT SERVICES. The basic differences between the Tandem services and Synadyne services are referred to by the Company as "Proactive Human Resource Management Services." PEO services are typically provided for an indefinite time frame, while flexible industrial staffing assignments are normally contracted for a definite period of time with the flexibility to meet ongoing business demands. In addition, the flexible industrial staffing services are often bundled for one base fee, while PEO services are characterized by a base fee, plus additional fees for added services.


     As part of its base services in both the flexible staffing and PEO markets, the Company conducts a human resource needs analysis for clients and client employees. Based on the results of that review, the Company recommends basic and additional services which the client should implement. Set forth below are examples of suggested services included within the Company's base service fee and other services provided on fee-for-service basis in the flexible industrial staffing and PEO sectors.



                                                                                                    PEO
                                                      FLEXIBLE INDUSTRIAL STAFFING   ---------------------------------
SERVICE                                                        BASE FEE                 BASE FEE       FEE-FOR-SERVICE
--------------------------------------------------   -----------------------------   --------------   ----------------
/bullet/ Continuous H/R Review and Analysis                  /check mark/             /check mark/
/bullet/ Screening                                           /check mark/             /check mark/
/bullet/ Recruiting                                          /check mark/                               /check mark/
/bullet/ Training                                            /check mark/                               /check mark/
/bullet/ Workforce Deployment                                /check mark/                               /check mark/
/bullet/ Loss Prevention and Safety Training                 /check mark/             /check mark/
/bullet/ Pre-employment Testing and Assessment               /check mark/                               /check mark/
/bullet/ Background Searches                                 /check mark/                               /check mark/
/bullet/ Compensation Program Design                         /check mark/                               /check mark/
/bullet/ Customized Personnel Management Reports             /check mark/             /check mark/
/bullet/ Job Profiling, Description, Application             /check mark/             /check mark/
/bullet/ Turnover Tracking and Analysis                      /check mark/             /check mark/
/bullet/ Customer Service Training                           /check mark/                               /check mark/

     The Company provides certain other services to its PEO clients on a fee-for-service basis that are also available to its flexible industrial staffing clients. These services include drug testing policy administration, outplacement assistance, relocation assistance, executive benefits, affirmative action plans, opinion surveys and follow-up analysis, exit interviews and follow-up analysis, management development skills workshops, team building programs, grammar and business correspondence skills workshops and management skills assessment.


OPERATIONS


     Because of the similarities in the type of services that the Company offers to its PEO and flexible staffing clients, and due to technological and communication advances, many of these services are provided from the Company's national office and support center in Deerfield Beach, Florida.


     These services include payroll processing, tax reporting, unemployment claims, workers' compensation and other insurance claims, insurance procurement, health and other employee benefits administration, interactive voice mail, design and production of training programs and materials, accounting, billing and collections, customized management reporting, employee background checks, pre-employment testing, affirmative action plans, executive recruiting, executive benefits, compensation program design, and turnover tracking and analysis.


TANDEM


     Tandem delivers its flexible industrial staffing services through a nationwide network of 80 Company-owned and 74 franchise recruiting and training centers. Each Company-owned recruiting and training center is staffed with a manager, one or two service and recruiting coordinators, two to four staffing consultants, an office administrator and one to four clerical assistants. The number of people in each of the positions will vary by the size of the recruiting and training centers and degree of penetration of their territory within the market.


     The Company believes that its success is due in part to its close familiarity with the businesses of its clients. The Company's sales consultants visit client job sites regularly to become familiar with the skill required by the client's business, conduct job site safety inspections and to ensure that employees are appropriately equipped for the job. To ensure customer satisfaction, Tandem sales consultants and service coordinators play an active role in daily work assignments. The Company also attempts to become familiar with its pool of industrial employees. Each employee is subject to a two-day screening process that evaluates skills, abilities and attitudes. This not only permits the Company to institute appropriate training programs and assign its workers, but also helps the Company retain desirable employees.


     See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality" for a discussion of the seasonality of the Company's business.


SYNADYNE


     Synadyne delivers basic PEO services through client service teams consisting of human resource professionals and payroll and benefits specialists located in each of the two Florida markets the Company serves. The client service team is assigned as soon as the Company's account executive has secured the client, thus allowing the account executive to concentrate on sales of PEO services to additional clients. Although the client service teams have primary responsibility for servicing their assigned clients, they rely on the Company's national support center staff to provide advice in specialized areas such as workers' compensation, unemployment insurance and payroll processing. The client's principal contact within the client service team is the human resource professional, whose level of expertise is tailored to each client depending upon the nature and complexity of the client's business. The Company believes that its team approach ultimately results in maximum client satisfaction.


SALES AND MARKETING


     The Company markets its flexible industrial staffing and PEO services through a combination of marketing channels including direct sales, franchising and strategic alliances. The Company believes this multi-channel approach is unique and allows the Company to quickly access a pool of skilled employees, develop regional brand awareness and ultimately become a market leader. The Company believes its compound annual revenue growth rate of approximately 86% from 1994 to 1996 demonstrates the success of this multi-channel approach. Of the three marketing channels employed by the Company, direct sales and franchising are common to both the flexible industrial staffing and PEO businesses, while strategic alliances are unique to the PEO business.


   /bullet/ DIRECT SALES FORCE. The Company believes there are significant differences in the initial sales process and sales cycle between flexible industrial staffing and PEO service sales. As a result, the Company markets these services through four distinct, highly trained sales forces who share a common profile. Flexible industrial staffing services are marketed through 99 sales associates located in 80 Company-owned Tandem offices nationwide. The Company's PEO services are marketed through eight sales associates located in three Synadyne offices in Florida and one telemarketing center, with five tele-marketing professionals, located in the Company's national support center. The Company's eight sales associates focus on full service PEO clients while the telemarketing center concentrates on the Company's "small business" clients (those with fewer than five employees).


     Although the sales process and sales cycle are different between the flexible industrial staffing and PEO businesses, the method and philosophy that the Company employs in the selection, training and compensation of its sales force is very similar. It is the Company's philosophy to employ the best sales force available, and all of the Company's sales associates receive a generous compensation package which includes commissions throughout the life of the client's relationship with the Company. All sales associates receive two weeks of initial classroom and on-the-job training and attend additional training sessions on a regular basis. The additional training is conducted by specialists and by sales managers of the respective divisions.


   /bullet/ FRANCHISING. The Company offers distinct franchising arrangements for the flexible industrial staffing and PEO businesses. Under industrial staffing franchising agreements, the Company grants the franchisee the exclusive right to operate under the Tandem trade name within a select geographic market in return for a royalty on staffing services rendered. In contrast, under the PEO franchising agreement, the franchisee merely serves as a sales agent, receiving a commission for those services rendered and collected by the Company with no guarantee of market exclusivity. In either case, the franchisee assumes the marketing costs and, as a result, the Company believes franchising is a cost-effective method of building regional brand awareness. As of June 30, 1997, there were 74 Tandem and two Office Ours (the Company's clerical staffing division) franchise locations. The Company initiated its PEO franchise program in May 1997 although it currently has no PEO franchises.


   /bullet/ STRATEGIC ALLIANCES. The Company intends to enter into a strategic alliance with a general insurance agency whereby such agency acts as a marketing agent for the Company's PEO business. The general insurance agency identifies, educates and counsels other insurance agents who will introduce the PEO product to their client base. The structure of the arrangement is consistent with traditional insurance commission arrangements. In addition, the Company plans to provide bonuses and equity participation based on performance. The Company also intends to enter into strategic alliances with other service companies including payroll processing firms and employee-benefit consultants.


CLIENTS


     As of June 30, 1997, Tandem employed approximately 17,000 flexible industrial staffing employees. The Tandem division has approximately 14,000 clients and on a daily basis provides services to approximately 3,000 of such clients. These companies represented a cross-section of the industrial sector, of which no single client represented more than 5% of the Company's total revenues. Tandem's clients includes such companies as Michelin Corporation, AT&T Wireless Services, Inc., Toys "R" Us, Inc., Hon Industries Inc., the Thomas J. Lipton Company, a subsidiary of Unilever PLC, and Waste Management, Inc.


     As of June 30, 1997, Synadyne employed approximately 11,000 employees pursuant to PEO contracts with approximately 2,900 companies. These companies covered a diverse range of industries, including insurance and staffing. The Company's primary insurance PEO clients are Allstate Insurance agents. The Company provides basic PEO services to approximately 2,500 Allstate agents, each of whom has selected OutSource from among Allstate's approved providers. The Company's primary staffing PEO clients are its Tandem franchises. The Company provides basic PEO services to the employees of its franchises. For the six months ended June 30, 1997, approximately 28% and 16% of the Company's total PEO revenues were attributed to services provided to Allstate agents and Tandem franchises, respectively.


     The Company attempts to maintain diversity within its client base in order to decrease its exposure to downturns or volatility in any particular industry. As part of this client selection strategy, the Company currently offers its services only to those businesses that operate in certain industries, eliminating industries that it believes present a higher risk of employee injury (such as roofing, excavation, chemical manufacturing and maritime). All prospective clients undergo a rigorous underwriting process to evaluate workers' compensation risk, group medical history, creditworthiness, unemployment history and operating stability. Generally, flexible industrial staffing clients do not sign long-term contracts.

RISK MANAGEMENT PROGRAM--WORKERS' COMPENSATION


     The Company believes that careful client selection, pro-active accident prevention programs, and aggressive control of claims will result in reduced workers' compensation costs. OutSource seeks to prevent workplace injuries by implementing a variety of training, safety, and mandatory drug-free workplace programs (including pre-employment screening, random testing, and post-accident drug monitoring) to ensure that safety awareness is heightened at the sites to which the Company sends its workers. Further, the Company insists that clients adhere to ongoing safety practices at the clients' worksite as a necessary condition to a continued business relationship.


     The Company believes that its risk management policy allows for flexibility, profitability, and cost control. The Company's workers' compensation insurance coverage for calendar 1997 provides for a $250,000 deductible per accident or industrial illness with an aggregate annual dollar limit on the Company's potential liability for deductible payments of 2.2% of aggregate annual payroll. As such, the Company's workers' compensation expense for claims is effectively capped at a contractually agreed upon percentage of payroll and cannot exceed these amounts for fiscal year 1997. The Company's claims experience in 1996 was approximately 2.0% of payroll. For claims related to periods prior to 1997, there was no aggregate maximum dollar limit on the Company's potential liability for deductible payments. From May 1, 1995 through December 31, 1996, in exchange for a lower excess insurance premium rate, the Company accepted the responsibility for losses exceeding the $250,000 policy deductible per accident or industrial illness on a dollar-for-dollar basis, but only to the extent such losses cumulatively exceed 85% of the excess insurance premium (excluding the profit and administration component), subject to a maximum additional premium of approximately $750,000 in 1995 and $1.2 million in 1996. The Company secures its workers' compensation obligations by the issuance of bank standby letters of credit to its insurance carriers, minimizing the required current cash outflow for such items. The Company has been successful in lowering its workers' compensation costs as a percentage of revenues (weighted proportionately between PEO and flexible industrial staffing) by approximately 32% from 1991 to 1996.


     Each month, the risk management team, comprised of professionals from a variety of functional areas, reviews workplace accidents for the relevant period to determine the appropriate reserves. Each quarter, all cases are reviewed such that the reserves, payments, and expected future costs for each case are reconciled. The Company believes it has maintained adequate reserves for all of its workers' compensation claims. In addition, the Company has selected Gallagher Bassett Services for third-party claims administration and CRA Managed Care for medical case management. Each vendor has established designated regional teams for the handling of the Company's workers' compensation claims. The regional team is managed by a Company in-house claims analyst. All claims arising within a given region are reported to the claims analyst who verifies the employment of the claimant and assigns the claim to Gallagher Bassett Services and as needed to CRA Managed Care, for defense and/or processing. Together, the team of the in-house analyst, the third-party administrator and medical case manager aggressively follow each claim from its origin to its conclusion.


INFORMATION TECHNOLOGY


     The Company believes that the effective use of technology to increase operational efficiency and enhance client service is a key factor in remaining competitive. The Company has developed, and continues to invest in, information support systems at its franchise, Company-owned and corporate headquarters locations. At the field level, custom developed systems support the day-to-day operational needs of both Tandem and Office Ours. At the corporate headquarters, centralized accounting, billing and reporting applications provide support for all of the field offices and a specialized package provides support for Synadyne.


     In November 1996, the Company entered into a series of major projects to expand its information infrastructure and replace, or re-develop, many of its major operational systems in order to support future growth. The initial phase of the project was an installation of a Company-wide data base management system that now provides consistency across all applications and allows information to move between applications. This allows for consolidated reporting and analysis across all of the Company's divisions.


     The second phase of the project, completed in February 1997, implemented an integrated financial management system for all accounting functions to streamline the central processing of billing and financial reporting. The third phase of the project is the development of a state-of-the-art system to support Synadyne. Since no comprehensive, commercially available system exists for the PEO industry, the Company entered into a developmental agreement with F.W. Davison, a provider of human resource and benefit systems, to produce a system tailored to the needs of Synadyne. The final phase of the project is the development of a new support system for the Tandem and Office Ours offices that will use a centrally based processing resource. Each field office will be connected to a central processor, via a FRAME relay network connection.



COMPETITION


     The staffing market is highly fragmented, characterized by many small providers in addition to several large public companies. There are limited barriers to entry and new competitors frequently enter the market. Although a large percentage of flexible staffing providers are locally operated with fewer than five offices, many of the large public companies have significantly greater marketing, financial and other resources than the Company. However, unlike the Company, these companies do not focus primarily on the supply of temporary industrial personnel. The Company believes that by focusing primarily on the placement of temporary industrial personnel, it enjoys a competitive advantage over many of its competitors that attempt to provide a broader base of temporary employees. The Company also believes that by targeting emerging companies, rather than the larger companies that are generally being pursued by its competitors, it can also gain certain competitive advantages. The Company believes that there are several factors that must be met in order to obtain and retain clients in the flexible staffing market. These factors include an adequate number of well located offices, an understanding of clients' specific job requirements, the ability to reliably provide the correct number of employees on time, the ability to monitor job performance, and the ability to offer competitive prices. To attract qualified industrial candidates for flexible employment assignments, companies must offer competitive wages, vacations and holiday pay, positive work environments, flexibility of work schedules, and an adequate number of available work hours. The Company believes it is highly competitive in these areas.


     Competition in the highly fragmented PEO sector is generally on a local or regional basis, and new entries in the market are increasing at 6.5% per year. The primary competitive factors in this sector are quality of service, choice and quality of benefits, reputation, and price. The Company believes that name recognition, regulatory expertise, financial resources, risk management, and data processing capability distinguish leading PEOs from the rest of the industry and OutSource is highly competitive in all of these areas. The Company's competitors include: (i) in-house human resource departments; (ii) other PEOs; and (iii) providers of discrete employment-related services such as payroll processing firms, commercial insurance brokers, human resource consultants, and temporary help firms who might enter the PEO market. Some of these companies have greater financial and other resources than the Company. The Company believes that barriers to entry are increasing and are greater than those of the flexible staffing business. Some of the barriers to entry include:
(i) the complexity of the PEO business and the need for expertise in multiple disciplines; (ii) the number of years of experience required to establish experience ratings in key cost areas of workers' compensation, health insurance, and unemployment; (iii) the need for sophisticated management information systems to track all aspects of business in a high-growth environment; and (iv) increased regulations and licensing requirements in many states.

INDUSTRY REGULATION


OVERVIEW


     As an employer, the Company is subject to all federal, state and local statutes and regulations governing its relationships with its employees and affecting businesses generally, including its client employees. In addition, as a result of its PEO operations, the Company is affected by specifically applicable licensing and other regulatory requirements and by uncertainty in the application of numerous federal and state laws relating to labor, tax and employment matters.


UNCERTAINTY AS TO THE EMPLOYER RELATIONSHIP


     By entering into a co-employment relationship with client employees, the Company assumes certain obligations and responsibilities of an employer under federal and state laws. Many of these federal and state laws were enacted prior to the development of nontraditional employment relationships, such as PEOs, temporary employment, and outsourcing arrangements, and do not specifically address the obligations and responsibilities of PEOs. Whether certain laws apply to the Company depends in many cases upon whether the Company is deemed to be an "employer" for purposes of the law. The definition of "employer" under these laws is not uniform and, therefore, the application of these laws to the Company's business is not always certain. In many cases, a person's status as an "employer" is determined by application of a common law test involving the examination of several factors to determine an employer/employee relationship. Uncertainty as to the application of certain laws governing "employer" relationships is particularly important to the Company in federal tax and employee benefit matters.


     FEDERAL AND STATE EMPLOYMENT TAXES. The Company assumes the sole responsibility and liability for the payment of federal and state employment taxes with respect to wages and salaries paid to its employees, including client employees. To date, the IRS has relied extensively on the common law test of employment in determining employer status and the resulting liability for failure to withhold. However, the IRS has formed an examination division market segment specialization program for the purpose of examining selected PEOs, such as the Company, throughout the United States. Upon examination, the IRS may determine that a PEO is not the employer of the client employees under the Code provisions applicable to federal employment taxes and, consequently, that the client companies are exclusively responsible for payment of employment taxes on wages and salaries paid to such employees.


     A determination by the IRS that the Company is not the employer of the client employees may impact the Company's ability to report employment taxes on its own account rather than for the accounts of its clients and would increase administrative burdens on the Company's payroll service function. In addition, while the Company believes that it can contractually assume the client company's withholding obligations, in the event the Company fails to meet these obligations the client company may be held jointly and severally liable therefore. The Company's management believes that the economic strength and reputation of the Company has prevented this potential liability from discouraging prospective clients.


     EMPLOYEE BENEFIT PLANS. The Company offers various benefit plans to its client employees. These plans include Multi-Employer Retirement Plans, a cafeteria plan, a group health plan, a group life insurance plan, a group disability insurance plan and an employee assistance plan. Generally, employee benefit plans are subject to provisions of both the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). In order to qualify for favorable tax treatment under the Code, the plans must be established and maintained by an employer for the exclusive benefit of the Company's employees. An IRS examination of the Company and/or a client company may determine that the Company is not the employer of client employees under Code provisions applicable to employee benefit plans. Consequently, the Company may not be able to offer client employees benefit plans that qualify for favorable tax treatment. If the IRS were to conclude that the Company is not the employer of its client employees for plan purposes, client employees could not continue to make tax favored contributions to the Company's Multi-Employer Retirement Plans or cafeteria plan. The Company believes that, although unfavorable to the Company, a prospective application by the IRS of an adverse conclusion would not have a material adverse effect on its financial position and results of operations. If such conclusion were applied retroactively, employees' vested account balances may become taxable immediately, the Company would lose its tax deduction to the extent the contributions were not vested, the plan trust would become a taxable trust and penalties could be assessed. In such a scenario, the Company would face the risk of client dissatisfaction, as well as potential litigation. A retroactive application by the IRS of an adverse conclusion could have a material adverse effect on the Company's financial position, results of operations and liquidity. While the Company believes that a retroactive disqualification is unlikely, there can be no assurance as to the ultimate resolution of these issues.


     Employee pension and welfare benefit plans are also governed by ERISA. The United States Supreme Court has held that the common law test of employment must be applied to determine whether an individual is an employee or an independent contractor under ERISA. A definitive judicial interpretation of employer in the context of a PEO arrangement has not been established. If the Company were found not to be an employer for ERISA purposes, its plans would not be subject to ERISA. As a result of such finding, the Company and its plans would not enjoy the preemption of state law provided by ERISA and could be subject to varying state laws and regulations, as well as to claims based upon state common laws.


WORKERS' COMPENSATION


     Workers' compensation is a state mandated, comprehensive insurance program that requires employers to fund medical expenses, lost wages and other costs resulting from work-related injuries and illnesses. In exchange for providing workers' compensation coverage for employees, employers are generally immune from any liability for benefits in excess of those provided by the relevant state statutes. In most states, the extensive benefits coverage for both medical costs and lost wages is provided through the purchase of commercial insurance from private insurance companies, participation in state-run insurance funds, self insurance funds or, if permitted by the state, employer self-insurance. Workers' compensation benefits and arrangements vary on a state-by-state basis and are often highly complex.


     The Company's ability to use comprehensive workers' compensation managed care techniques in its PEO operations depends in part on its ability to contract with or create networks of health care providers. The Company requires that injured workers use the Company's network of providers. Laws regulating the operation of managed care provider networks have been adopted by a number of states. These laws may apply to managed care provider networks having contracts with the Company or to provider networks which the Company may organize. To the extent the Company is governed by these regulations, it may be subject to additional licensing requirements, financial oversight and procedural standards for beneficiaries and providers. See "--Risk Management Program--Workers' Compensation."


PEO LICENSING REQUIREMENTS


     Approximately one-third of the states, including Florida, have passed laws that have licensing or registration requirements for PEOs and several additional states are considering such regulation. Such laws vary from state to state but generally provide for monitoring the fiscal responsibility of PEOs. State regulation assists in screening insufficiently capitalized PEO operations and, in the Company's view, has the effect of legitimizing the PEO industry generally by resolving interpretative issues concerning employee status for specific purposes under applicable state law. Existing regulations are relatively new and, therefore, limited interpretive or enforcement guidance is available. The Company cannot predict with certainty the nature or direction of the development of federal, state and local regulations.


     In Florida, the Company's PEO operations are licensed under the Florida Employee Leasing Licensing Act of 1991 (the "Florida Licensing Act"). Among other things, the Florida Licensing Act requires PEOs and their controlling persons to be licensed, mandates reporting requirements, allocates several employer responsibilities and requires the payment of an annual licensing fee based upon gross payroll amounts. The Florida Licensing Act also requires licensed PEOs to submit annual audited financial statements and to maintain a tangible accounting net worth and positive working capital. In addition, the Florida Licensing Act requires PEOs to: (i) reserve the right of direction and control over leased employees, (ii) enter into written agreements with their clients, (iii) pay wages to leased employees, (iv) pay and collect payroll taxes, (v) maintain authority to hire, terminate, discipline and reassign employees, and (vi) reserve the right to direct and control the management of safety, risk and hazard control at the worksite, including the right to perform safety inspections, to promulgate and administer employment and safety policies, and to manage workers' compensation claims, claim filings, and related procedures.



TRADEMARKS AND SERVICE MARKS


     The Company has registered the following marks with the United States Patent and Trademark Office: LABOR WORLD, LABOR WORLD in conjunction with globe logo, OFFICE OURS, Office Ours clock logo, SYNADYNE, OUTSOURCE INTERNATIONAL--THE LEADER IN HUMAN RESOURCES and design, and SYNADYNE--A PROFESSIONAL EMPLOYER and design. The Company has applications pending before the United States Patent and Trademark Office for federal registration of the following marks: OSI, TANDEM, TANDEM logo design, HIGH EFFICIENCY STAFFING SOLUTIONS, LABOR TECHNOLOGIES and Labor Technologies logo. See "--Legal Proceedings."


     The Company has applications pending with the Office for Harmonization in the Internal Market (Trademark and Designs) for European Community registration of the following marks: LABOR WORLD, OFFICE OURS, SYNADYNE and OUTSOURCE INTERNATIONAL. The Company also has applications pending in Canada for registration of the following marks: SYNADYNE, OFFICE OURS and OUTSOURCE INTERNATIONAL.



CORPORATE EMPLOYEES


     As of June 30, 1997, the Company had 786 corporate employees, of whom 78 were employed in PEO service operations, 560 were employed in flexible staffing service operations, and 148 were employed in shared support services such as human resources, risk management, and information systems. None of the Company's employees are covered by collective bargaining agreements. The Company believes that its relationships with its employees are good.



PROPERTIES


     The Company's national office and support center is currently located in a 50,000 square foot office building in Deerfield Beach, Florida. The lease for this property expires in December 2011, and provides for annual lease payments of approximately $610,000. The Company has an option to purchase the property for $5.3 million during the first two years of the lease term and intends to exercise that option in the fall of 1997. The Company also leases 89 flexible industrial staffing office locations and certain other facilities, with approximately 224,000 total square feet for an annual base rent of approximately $1.5 million. A portion of a warehouse is leased from TMT Properties, Inc., a company controlled by Mr. Burrell, on a month-to-month basis for $1,468 per month. The Company also owns small office buildings in Chicago, Illinois and Waukegan, Illinois and a condominium in Boca Raton, Florida. See "Certain Transactions." The Company believes that its facilities are generally adequate for its needs and does not anticipate difficulty in replacing such facilities or locating additional facilities, if needed.

LEGAL PROCEEDINGS


     The Company is occasionally a party to legal proceedings incidental to its ordinary business operations. At present, the Company is not a party to any pending legal proceedings that the Company believes could have a material adverse effect on its financial condition or results of operations.


     In 1996, the Company commissioned and completed an independent investigation (the "Investigation") which focused on: (i) allegations that the Company made improper payments to a customer's management employee who made purchasing decisions regarding the Company's services; and (ii) the likelihood that other similar payments may have been made by the Company. The Investigation, which was conducted by a large national law firm and a "big six" accounting firm did not find any other improper payments. The Company disclosed the matter, and voluntarily paid approximately $108,000 as a compensatory payment (the estimated amount of the improper payment) to such customer and filed appropriate amended tax returns. The customer is continuing to transact business with the Company. The Company also disclosed the matter to the office of the appropriate State's Attorney's Office, which has advised the Company that it has no present intention of pursuing any charges against the Company, its shareholders or management.


     The Investigation determined that, although the payments in question were initially solicited by the customer's management employee from a former employee of the Company, the Founding Shareholders during that period all had varying degrees of knowledge of, and participation with respect to, those payments. Two officers of the Company also were aware of the payments but, upon objection, were overruled by the Founding Shareholders. The Founding Shareholders resigned as officers and directors in November 1996 and no longer have any involvement in the operations of the Company. Effective February 21, 1997, the Company discontinued payment of compensation to the Founding Shareholders. Finally, in connection with the issuance of the Senior Notes, all shares of common stock owned by those shareholders and their families were placed in a voting trust. See "Management--Voting Trust and Shareholders' Agreement," "Principal and Selling Shareholders" and "Certain Transactions--Founder Salaries".


     On March 21, 1997, Source Services Corporation ("SSC") filed a Petition to Cancel Registration with the Trademark Trial and Appeal Board in which SSC seeks cancellation of the Company's service mark "OutSource International--The Leader in Human Resources". SSC has alleged that it has been using the service mark "Source" in various forms since 1986 and, in its petition, alleges that the Company's use of the "OutSource" service mark violates various provisions of the Lanham Act.


     On May 28, 1997, the Company filed an answer to the Petition to Cancel Registration and asserted various affirmative defenses. If the Company prevails in the administrative proceeding, the "OutSource" mark will retain its federal registration. If SSC prevails, the "OutSource" registration would be cancelled. However, even in the event of a cancellation, the Patent and Trademark Office has no authority to grant injunctive relief or award damages. Furthermore, the decision as to whether the Company can continue to use the "OutSource" service mark cannot be decided in the administrative proceeding, but rather would have to be separately litigated. On September 23, 1997, SSC filed an action in federal court seeking to enjoin the Company's use of the name "OUTSOURCE", damages and cancellation by the court of the Company's "OutSource" service mark. See "--Trademarks and Service Marks."


     On September 26, 1997, Tandem Personnel, Inc. filed a complaint in the Court of Common Pleas of Montgomery County, Pennsylvania seeking a temporary and permanent injunction in Pennsylvania against the Company's use of "Tandem", "Tandem Labor World" and/or "Tandem Staffing for Industry", and damages.


     The Company intends to vigorously defend both service mark matters. Although both matters are in very preliminary stages of litigation, the Company believes that an adverse decision in either or both cases would not have a material adverse effect on its financial condition or results of operations.

                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS


     The Company's executive officers, directors, and director nominees are as follows:


NAME                           AGE    POSITION
---------------------------   -----   -------------------------------------------------
Paul M. Burrell   .........    37     President, Chief Executive Officer and Chairman
                                      of the Board of Directors
Robert A. Lefcort .........    51     Executive Vice President, Secretary and Director
Robert E. Tomlinson  ......    40     Chief Financial Officer, Treasurer and Director
James E. Money ............    55     President, Tandem Division
Benjamin J. Cueto .........    61     President, Synadyne Division
Robert J. Mitchell   ......    58     President, Office Ours Division
Samuel H. Schwartz   ......    33     Director
Richard J. Williams  ......    36     Director
David S. Hershberg   ......    55     Director Nominee

     PAUL M. BURRELL has been President, Chief Executive Officer and Chairman of the Board of the Company since its formation on April 19, 1996. Since June 1988, Mr. Burrell has served in various officer capacities with the Subsidiaries, including as Chief Financial Officer and President. Prior to joining the Company, Mr. Burrell was a Certified Public Accountant with the accounting firm of Deloitte Haskins & Sells, from 1983 until 1988. Mr. Burrell is a member of several associations including the American Institute of Certified Public Accountants, the Florida Institute of Certified Public Accountants, the National Association of Temporary and Staffing Services, and the National Association of Professional Employer Organizations, which has certified him as a Professional Employer Specialist. Mr. Burrell currently serves as the President of the Broward County Business Roundtable and is the Treasurer of the Florida Association of Temporary Services.


     ROBERT A. LEFCORT has been Executive Vice President and a Director of the Company since its formation on April 19, 1996. Since August 1990, Mr. Lefcort has served in various officer capacities with the Subsidiaries, including as Chief Operating Officer and Director of Franchise Development. Mr. Lefcort was the President of the Miami International Merchandise Mart, the largest regional wholesale trade mart in the United States, from October 1974 to September 1984.



     ROBERT E. TOMLINSON has been Chief Financial Officer and a Director of the Company since its formation on April 19, 1996. Since March 1994, Mr. Tomlinson has served as Chief Financial Officer of the Subsidiaries. Prior to joining the Company, Mr. Tomlinson served in various financial capacities from August 1982 to January 1993 with Embraer Aircraft Corporation, finally as Senior Vice President of Finance and Treasurer, and served on its board of directors from 1991 through March 1994. Mr. Tomlinson is a Certified Public Accountant and a member of the Florida Institute of Certified Public Accountants and worked for the accounting firm of Price Waterhouse from September 1977 through August 1982.


     JAMES E. MONEY has been President of the Tandem Division since March 1995. From June 1993 to May 1994, Mr. Money served as President and Chief Operating Officer of J.D. Byrider Systems, a car sales and financing franchise company. From September 1988 to June 1993, Mr. Money was President and Chief Operating Officer of Snelling and Snelling, Inc., a temporary placement company and served on its board of directors from March 1986 to June 1993.


     BENJAMIN J. CUETO has been President of the Synadyne Division since September 1997. From May 1994 to August 1997, Mr. Cueto was the Sales Director, Latin America, for the Marriott Corporation. From April 1993 to May 1994, Mr. Cueto was responsible for Latin American sales for Disney Vacation Development, Inc. From January 1992 to April 1993, Mr. Cueto was the Chief Operating Officer of the Texas Back Institute.

     ROBERT J. MITCHELL has been President of the Office Ours Division since January 1996. From March 1995 to January 1996, Mr. Mitchell served as Senior Vice President and General Manager of the Office Ours Division. From April 1993 to January 1995, Mr. Mitchell served as Vice President, Marketing for Homeowners Marketing Services. From September 1988 to September 1992, Mr. Mitchell was President of REDI Real Estate Information Services, a publisher of real property data.


     SAMUEL H. SCHWARTZ has been a Director of the Company since February 1997. Since January 1995, Mr. Schwartz has been Vice President and Partner at Bachow & Associates, Inc., an investment company, in Bala Cynwyd, Pennsylvania. Mr. Schwartz also serves on the board of directors of CARE Systems, Inc., a provider of workers' compensation managed care claims administration. From August 1990 to January 1995, Mr. Schwartz was employed as a Manager of The Boston Consulting Group.


     RICHARD J. WILLIAMS has been a Director of the Company since February 1997. Since March 1990, Mr. Williams has been a Managing Director of Triumph Capital Group, Inc., a private equity investment firm based in Boston, Massachusetts. Mr. Williams also serves on the board of directors of Clarity Telecom, Inc., Hatten Communications, Inc., International Computer Graphics, Inc., Longview Group, Inc. and United Natural Foods, Inc.


     DAVID S. HERSHBERG has been nominated to become a Director of the Company immediately following the closing of this Offering. Mr. Hershberg is Vice President, Assistant General Counsel of the IBM Corporation. Prior to joining IBM in October 1995, Mr. Hershberg was Executive Vice President and director of Viatel, Inc., an international long-distance telephone company, with responsibility for legal, administrative and certain financial matters. From December 1991 to June 1993, he was an advisor to the Board of Buckeye Communications, Inc. From 1984 to 1991, he was Vice Chairman, General Counsel and director of Shearson Lehman Brothers. Prior to 1984, he was Deputy General Counsel for American Express Company. Mr. Hershberg is an advisory director of Bank Julius Baer, New York branch, a Swiss private bank.


VOTING TRUST AND SHAREHOLDERS' AGREEMENT


     On February 21, 1997, certain shareholders of the Company deposited 4,683,982 shares of Common Stock into the Voting Trust, of which Messrs. Burrell and Williams are the Trustees. The term of the Voting Trust is ten years. Pursuant to its terms, the Trustees have sole and exclusive right to vote the shares of Common Stock deposited in the Voting Trust. Upon consummation of this Offering, the shares of Common Stock deposited into the Voting Trust will constitute approximately 47.2% of the issued and outstanding shares of Common Stock (or 40.6% if the Underwriters' over-allotment option is exercised in full). Accordingly, the Trustees will retain sufficient voting power to control the election of the Board or the outcome of any extraordinary corporate transaction submitted to the shareholders for approval for the foreseeable future.


     Effective February 21, 1997, the shareholders of the Company agreed to vote their shares for the election of a Board comprised of seven persons: three Management Directors, two Investor Directors and two additional persons selected by the Management Directors and the Investor Directors. In the event of a default under the Senior Notes or the failure of the Company to achieve certain performance criteria, the holders of the Senior Notes have the right to designate up to two additional members of the Board. The shareholders of the Company further agreed to ratify any merger, consolidation or sale of the Company, any acquisitions made by the Company, and any amendments to the Articles or Bylaws, to the extent such actions are approved by the Board. Those shareholders and the Senior Note Holders also have pre-emptive rights to purchase a pro rata portion of securities the Company may issue and sell from time to time excluding: (i) Common Stock in an underwritten public offering;
(ii) securities issued in connection with a business acquisition; (iii) the Warrant Shares; and (iv) certain options to purchase Common Stock.

BOARD OF DIRECTORS


     The Company currently has five directors and one director nominee. Pursuant to the Voting Trust, the Company is actively seeking an additional non-employee director to fill the vacant seat on the Board. See "--Voting Trust and Shareholders' Agreement".


     On October 22, 1997, the Company amended the Articles to classify the Board into three classes, each class to be as nearly equal in number of directors as possible. One class will serve initially for a one-year term and thereafter be elected for a three-year term. A second class of directors will serve initially for a two-year term and thereafter be elected for a three-year term. The third class of directors will immediately commence a three-year term. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is duly elected and qualified. If at any time the size of the Board is changed, the increase or decrease in the number of directors would be apportioned among the three classes to make all classes as nearly equal as possible. See "Description of Securities--Certain Anti-Takeover Provisions Included in the Company's Articles of Incorporation and Bylaws."


COMMITTEES


     The Board has established an Executive Committee, a Compensation and Stock Option Committee, an Audit Committee, and a Nominating Committee.


     From time to time, the Board will delegate to the Executive Committee the power and authority to act on behalf of the Board. Messrs. Burrell, Tomlinson and Lefcort comprise the Executive Committee.


     The Compensation and Stock Option Committee will administer the Stock Option Plan including, among other things, determining the amount, exercise price and vesting schedule of stock options awarded under the plan. The Compensation and Stock Option Committee will administer the Company's other compensation programs and perform such other duties as may from time to time be determined by the Board. Messrs. Williams, Schwartz and Burrell comprise the Compensation and Stock Option Committee.


     The Audit Committee will review the scope and results of the annual audit of the Company's consolidated financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financing controls. The Audit Committee will also examine and consider other matters relating to the financial affairs and accounting methods of the Company, including selection and retention of the Company's independent accountants. Messrs. Schwartz, Hershberg and Tomlinson comprise the Audit Committee.


     The Nominating Committee will recommend nominees to fill vacancies on the Board, newly created directorships and expired terms of directors. Messrs. Williams, Hershberg and Burrell comprise the Nominating Committee.


DIRECTOR COMPENSATION


     Each non-employee director of the Company receives a $1,000 quarterly retainer and a $1,500 fee for attendance at each meeting of the Board. In addition, directors receive $500 for attendance at committee meetings of the Board. Directors are also reimbursed for travel expenses.


     Pursuant to the Stock Option Plan, the Board intends to adopt a formula plan for its non-employee directors (the "Formula Plan"). Under the Formula Plan, upon his election to the Board, an eligible non-employee director will receive an option to purchase 9,818 shares of Common Stock ("Initial Option"). The Initial Option will expire as follows: 3,273 shares on the first anniversary of the grant date, 3,273 on the second anniversary of the grant date and 3,272 on the third anniversary of the grant date. On the first anniversary of the date of the grant of his Initial Option, an eligible non-employee director who then owns 3,273 shares of Common Stock at the end of this twelve-month period will receive an option to purchase 3,273 additional shares of the Common Stock. On the second anniversary of the date of the grant of his Initial Option, an eligible non-employee director who has held a minimum of 3,273 shares of Common Stock throughout the entire preceding twelve-month period will receive an option to purchase 3,273 additional shares of Common Stock. On the third anniversary of the date of the Initial Option, an eligible non-employee director who has held a minimum of 3,272 shares of Common Stock throughout the entire preceding twelve-month period will receive an option to purchase an additional 3,272 shares of the Common Stock. The exercise price of each option will be 100% of the fair market value of the Common Stock on the date of grant of the option.


     All options granted under the Formula Plan are 100% vested on the date of the grant. Except for the Initial Option, the duration of an option granted under the Formula Plan is three years from the date of grant, or such shorter period as may result from death, disability, or termination of the services as a director of the non-employee director to whom the option is granted. The options are non-transferable other than by will or by the laws of descent and distribution.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     During 1996, Messrs. Burrell, Lefcort and Tomlinson participated in deliberations of the Board concerning executive officer compensation. In addition, the Founding Shareholders also participated in such deliberations until their resignation as members of the Board on November 22, 1996. See "Certain Transactions" for a description of certain payments made to the Founding Shareholders.


EXECUTIVE COMPENSATION


     The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended December 31, 1996, 1995 and 1994, to the Company's Chief Executive Officer and to the other executive officers of the Company whose annual salary and bonuses exceeded $100,000 during the fiscal year ended December 31, 1996 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE



                                                                         LONG-TERM
                                                   ANNUAL COMPENSATION  COMPENSATION
                                                   ------------------- -------------
                                                                          AWARDS
                                                                       -------------
                                                                        SECURITIES
                                                                        UNDERLYING
NAME AND                                            SALARY     BONUS    OPTIONS/SARS
PRINCIPAL POSITION                           YEAR     ($)       ($)         (#)
------------------------------------------- ------ --------- --------- -------------
Paul M. Burrell                               1996  368,208        --     35,456
 President and Chief Executive Officer(1)     1995  428,819        --         --
                                              1994  329,389        --         --

Robert A. Lefcort                             1996  128,077     9,574         --
 Executive Vice President                     1995  120,000    20,000         --
                                              1994  110,000   127,240         --

Robert E. Tomlinson                           1996  122,308    24,000     31,908
 Chief Financial Officer                      1995   90,000    20,700         --
                                              1994   67,560     6,000         --

James E. Money                                1996  160,208    45,231     28,364
 President, Tandem Division                   1995   99,079    22,000         --
                                              1994       --        --         --

Joseph F. Bello                               1996   92,418    10,000     17,728
 President, Synadyne Division(2)              1995   80,000       200         --
                                              1994   41,539    10,000         --

----------------
(1) Effective with the Reorganization, Mr. Burrell's salary was adjusted to $250,000 per annum plus bonus and benefits. See "--Employment Agreements."


(2) Mr. Bello served as President of the Synadyne Division until July 1997 and as Vice President--Mid Atlantic region, Synadyne from July 1997 until his resignation effective October 31, 1997.

     The following table contains information about stock option grants to Named Executive Officers during the fiscal year ended December 31, 1996.


                                                     INDIVIDUAL GRANTS
                         -------------------------------------------------------------------------
                                                                                                       POTENTIAL
                                                                                                       REALIZABLE
                                                                                                    VALUE AT ASSUMED
                                                                                                    ANNUAL RATES OF
                                                                                                      STOCK PRICE
                                                                                                      APPRECIATION
                          NUMBER OF SECURITIES    % OF TOTAL OPTIONS    EXERCISE PRICE             FOR OPTION TERM(2)
                           UNDERLYING OPTIONS    GRANTED TO EMPLOYEES   OR BASE PRICE   EXPIRATION ------------------
NAME                           GRANTED(#)         IN FISCAL YEAR(1)     ($/SHARE)(1)      DATE       5%($)    10%($)
------------------------ ---------------------- ---------------------- --------------- ----------- --------- --------
Paul M. Burrell   ......         35,456(3)               11.2               10.38        1/1/06     231,454   586,550
Robert A. Lefcort    ...             --                    --                  --            --          --        --
Robert E. Tomlinson  ...         31,908(3)               10.1               10.38        1/1/06     208,293   527,856
James E. Money    ......         28,364(3)                9.0               10.38        1/1/06     185,158   469,227
Joseph F. Bello   ......         17,728(3)                5.6               10.38        1/1/06     115,727   293,275

----------------
(1) Options were granted under a stock option plan initially adopted by OutSource International, Inc., an Illinois corporation ("OI"), which was merged with and into OutSource International of America, Inc., a Florida corporation and a wholly-owned subsidiary of the Company. The total options granted during the fiscal year ended December 31, 1996 and the exercise price per share have been adjusted to reflect the adoption of the OI stock option plan by the Company. See "--Stock Option Plan."

(2) Amounts reflect hypothetical gains that could be achieved for the options if they are exercised at the end of the option term. Those gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the option was granted through the expiration date.

(3) Options were granted on January 1, 1996 and vest and become exercisable in four equal annual installments beginning on January 1, 1997.

     The following table provides information about the number and value of options held by the Named Executive Officers at December 31, 1996. None of the Named Executive Officers exercised any options to purchase Common Stock during the fiscal year ended December 31, 1996.



                         FISCAL YEAR END OPTION VALUES



                                    NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                               UNDERLYING UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                        AT FY-END(#)                    AT FY-END($)(1)
                               -------------------------------   ------------------------------
NAME                            EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----------------------------   -------------   ---------------   -------------   --------------
Paul M. Burrell    .........       8,864           26,592           $9,484          $28,453
Robert A. Lefcort  .........          --               --               --               --
Robert E. Tomlinson   ......       7,977           23,931           $8,535          $25,606
James E. Money  ............       7,091           21,273           $7,587          $22,762
Joseph F. Bello    .........       4,432           13,296           $4,742          $14,227

----------------
(1) For purposes of determining the values of the options held by Named Executive Officers, the Company has assumed that Common Stock had a value of $11.45 per share on December 31, 1996, which is the estimated fair market value the Board had attributed to the Common Stock on such date. The option value is based on the difference between the fair market value of the shares on December 31, 1996 and the option exercise price per share, multiplied by the number of shares of Common Stock subject to the option. See Note 10 to the Company's Consolidated Financial Statements.


EMPLOYMENT AGREEMENTS


     The Company entered into an employment agreement with Mr. Burrell on February 21, 1997 and intends to enter into employment agreements with each of its other current executive officers effective as of March 3, 1997. Except as described below, these agreements generally contain the same terms and provide for a base salary, which is reviewed annually and may be increased by the Board or any committee designated by the Board to review such salary.


     Mr. Burrell's employment agreement is for successive one year periods. The other employment agreements may be terminated by either party at any time and continue in effect until terminated by either party in accordance with the terms thereof. In the event Mr. Burrell or another executive officer resigns without "good reason" or is terminated for "cause," compensation under such employment agreement will end. In the event that the Company terminates Mr. Burrell or another executive officer without cause or such officer resigns for good reason, the terminated officer will receive, among other things, severance compensation, including a multiple of the officer's annual base salary and bonus. In addition, all options and stock appreciation rights become immediately exercisable upon termination of employment and certain other unpaid awards made previously under any of the Company's compensation plans or programs immediately vest on the date of such termination.


     Severance provisions also apply if an executive officer is terminated within two years (three years in the case of Mr. Burrell) after the occurrence of a "change of control." A change of control includes: (i) the acquisition by an individual, group or entity of 15% or more of the then outstanding shares of capital stock or voting securities of the Company; (ii) incumbent members of the Board and individuals whose election to the Board was approved by a vote of the incumbent directors cease to constitute a majority of the Board; (iii) a reorganization, merger or consolidation in which all holders of then outstanding shares of capital stock and voting securities immediately prior to such event do not, following such event, own 60% of the outstanding shares of capital stock or voting securities; (iv) a complete liquidation or dissolution of the Company; or (v) a sale of substantially all of the assets of the Company to an unaffiliated third party.


     In the event the Company terminates an executive officer for any reason within two years (three years in the case of Mr. Burrell) following the occurrence of a change in control, or during such two or three-year period an executive officer resigns for good reason, such executive officer shall be entitled to receive on the date of such termination an amount equal to, among other things, a multiple of such executive officer's base salary and target bonus under the Company's bonus program as well as any other benefits to which any such employee would be entitled where termination was without cause or with good reason. In addition, the employment agreements contain confidentiality, noncompetition and nonsolicitation covenants during the period ending one year immediately following termination of an executive officer.


STOCK OPTION PLAN


     The Stock Option Plan provides for the grant of both nonstatutory stock options and stock options intended to be treated as incentive stock options within the meaning of Section 422 of the Code. The Stock Option Plan is intended to provide incentives to, and rewards for, certain eligible employees and non-employee directors of the Company who have contributed and will continue to contribute to the success of the Company. The Stock Option Plan was initially adopted in December 1995 by the Board of Directors of OutSource International, Inc., an Illinois corporation ("OI"), which was merged with and into OutSource International of America, Inc., a Florida corporation, a wholly owned subsidiary of the Company following consummation of the Reorganization.


     On January 1, 1996, OI granted options to purchase 815,860 shares of OI's common stock at an exercise price of $4.77 per share, which an independent appraiser determined to be the fair market value of OI's common stock on January 1, 1996, the date of grant. Following certain forfeitures, options to purchase 709,512 shares of OI common stock were outstanding on February 18, 1997. On that date, the Company adopted the Stock Option Plan and, pursuant to the terms of the Stock Option Plan, adjusted the number of shares of Common Stock subject to outstanding options to 318,568, and the exercise price of such options to $10.38 per share. The adjustment was made based upon the ratio of the fair market value of OI common stock to the fair market value of Common Stock, as determined by an independent appraiser as of the date of grant.


     On March 12, 1997, the Board granted options to purchase an additional 201,339 shares of Common Stock of which an aggregate of 19,472 options were granted to Named Executive Officers. The exercise price of the options granted on March 12, 1997 was $11.42 per share based on the fair market value of Common Stock, as determined by an independent appraiser as of the date of the grant. The options vest and become exercisable in four equal annual installments commencing on March 12, 1998. On September 2, 1997 the Board granted options to purchase an additional 106,303 shares of Common Stock of which an aggregate of 2,303 options were granted to Named Executive Officers and an aggregate of 29,455 options were granted to non-employee directors. The exercise price of the options granted on September 2, 1997 will be the initial public offering price. The options vest and become exercisable in four equal annual installments commencing on September 2, 1998 except for the options granted to non-employee directors, which vest and become exercisable as of the date of the grant (See "Director Compensation"). The total number of shares of Common Stock reserved for issuance under the Stock Option Plan is 1,040,000, of which 428,208 shares (following certain forfeitures) remain available for issuance. See Note 10 to the Company's Consolidated Financial Statements.


     The Compensation and Stock Option Committee is authorized to administer the Stock Option Plan, including the selection of employees of the Company to whom options may be granted and the terms of each option grant. The duration of an option granted under the Stock Option Plan is ten years from the date of grant, or such shorter period as may be determined by the Compensation and Stock Option Committee at the time of grant, or as may result from the death, disability, or termination of the employment of the employee to whom the option is granted.


     Incentive stock options granted under the Stock Option Plan are non-transferable other than by will or by the laws of descent and distribution. The Stock Option Plan may be amended at any time by the Board, although the Board may condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. The Stock Option Plan terminates in 2007.

WARRANTS


     In connection with the issuance of the Senior Notes, the Company issued the Initial Warrants to the Senior Note Holders and placed the Additional Warrants in escrow, pending release to either the shareholders of the Company at the time the Initial Warrants were issued or the Senior Note Holders, based upon the achievement by the Company of certain specified performance criteria. The Initial Warrants are currently exercisable at an exercise price of $.015 per share and expire on February 20, 2002.


     Following the successful consummation of certain acquisitions by the Company, 180,891 Additional Warrants were released from escrow in April 1997 and distributed to the shareholders of the Company at the time the Initial Warrants were issued. The remaining 392,896 Additional Warrants will be released to those same shareholders or the Senior Note Holders no later than February 1999. The Additional Warrants are exercisable upon release from escrow at an exercise price of $.015 per share and expire on February 20, 2002. If the Company does not consummate an initial public offering in which the net proceeds received by the Company equal or exceed $25.0 million (at a minimum offering price of $13.65 per share) prior to February 20, 2001, the holders of the Warrants have a right to require the Company to repurchase the unexercised portion of the Warrants and the Warrant Shares purchased upon exercise of the Warrants at fair market value (the "Put Right"). The Company has granted the holders of the Warrants demand and piggyback registration rights with respect to the Warrant Shares. See "Shares Eligible For Future Sale."

                              CERTAIN TRANSACTIONS


ACQUISITIONS


     Effective January 1, 1995, the Company entered into an asset purchase agreement with All Temps, Inc. ("All Temps") pursuant to which the Company acquired certain of the assets of All Temps, a former franchise of the Company, and the parties terminated their franchise agreement. The Founding Shareholders are the principal shareholders of All Temps. Under the terms of the asset purchase agreement, as amended, the Company: (i) paid $1,229,043 in cash; and
(ii) delivered a promissory note in an amount equal to 2.1875% of the gross profits earned through December 31, 1999 by all present and future Tandem offices in Los Angeles and Orange Counties, California, with annual minimum payments of $40,000 and a minimum aggregate payment of $150,000.


     Effective June 4, 1995, the Company entered into an asset purchase agreement to acquire certain assets of WAD, Inc. ("WAD"), a former franchise of the Company, and the parties terminated their franchise agreements. Mr. Paul M. Burrell, the Company's President, Chief Executive Officer and Chairman of the Board and Mr. Robert A. Lefcort, the Company's Executive Vice President, Secretary and a Director of the Company, are the shareholders of WAD. Under the terms of the asset purchase agreement, as amended, the purchase price was set at $976,076, and the Company (i) paid $235,094 in cash and (ii) delivered a promissory note in the aggregate principal amount of $731,982, bearing interest at the rate of 10% per annum, $331,982 of which was paid on February 24, 1997 with the remaining principal and interest payable in eight quarterly installments commencing on May 1, 1997. The Company intends to use a portion of the proceeds of the Offering to repay this indebtedness. See "Use of Proceeds."



     Effective April 1, 1996, the Company entered into an asset purchase agreement with Payray, Inc. ("PRI"), Tri-Temps, Inc. ("TTI") (collectively, the "Morelli Sellers"), Employees Unlimited, Inc. ("EUI") and Raymond S. Morelli, pursuant to which the Company acquired substantially all of the assets of PRI and TTI. In connection with the acquisition of the assets of the Morelli Sellers, the Company acquired eight of its flexible industrial staffing franchise offices, four in Illinois and four in Wisconsin by terminating franchise agreements with TTI and EUI. Raymond S. Morelli, a shareholder of the Company and the son of Louis A. Morelli, a Founding Shareholder, is the principal shareholder of each of the Morelli Sellers and EUI. Under the terms of the asset purchase agreement, as amended, the Company: (i) paid approximately $2.3 million in cash and (ii) delivered promissory notes in the aggregate principal amount of approximately $2.6 million, payable in 48 monthly installments commencing April 1, 1997 and accruing interest at the rate of 14% per annum. The Company intends to use a portion of the proceeds of the Offering to repay this indebtedness. See "Use of Proceeds."


     Effective June 10, 1996, the Company entered into an asset purchase agreement, as amended, with Temp Aid, Inc. ("Temp Aid") pursuant to which the Company acquired certain of the assets of Temp Aid, a franchise, for $26,370. The principal shareholders of Temp Aid are Matthew Schubert, a shareholder of the Company and the son of Lawrence H. Schubert, a Founding Shareholder, Louis
J. Morelli, the son of Louis A. Morelli, a Founding Shareholder, and John Janisch, the son-in-law of Louis A. Morelli.


     The purchase price with respect to each of the acquisitions described above was determined by arms-length negotiations based upon the sale price of comparable companies. Mr. Burrell made such determination for the Company with respect to the acquisitions of All Temps, PRI, TTI and Temp Aid. The Founding Shareholders made such determination with respect to WAD.


WORKING CAPITAL LOANS


     Certain shareholders, relatives of such shareholders and executive officers have made working capital loans to the Company from time to time. This indebtedness bears interest at an annual rate of 21% and is subordinated to the repayment of the Revolving Facility and the Senior Notes. As of

December 31, 1994, 1995 and 1996, the Company was indebted with respect to such working capital loans: (i) in an aggregate principal amount of $170,019, $222,124, and $726,192, respectively, to Mr. Burrell and certain relatives of Mr. Burrell; (ii) in an aggregate principal amount of $0, $0, and $200,000 respectively, to Mr. Robert E. Tomlinson, the Treasurer, Chief Financial Officer and a director of the Company; (iii) in an aggregate principal amount of $200,000, $200,000 and $325,000, respectively, to Mr. Louis A. Morelli and certain of his relatives; and (iv) in an aggregate principal amount of $0, $0 and $50,000, respectively, to Mr. Robert J. Mitchell, President, Office Ours Division. The Company intends to use a portion of the proceeds from this Offering to repay $1,200,000 of this indebtedness currently outstanding. See "Use of Proceeds."


REORGANIZATION


     In connection with the Reorganization, the Company issued promissory notes in the aggregate principal amount of $1.7 million to the following shareholders of the Company: (i) Mr. Lawrence H. Schubert, in the principal amount of $407,000; (ii) Mrs. Nadya I. Schubert, in the principal amount of $408,000;
(iii) Mr. Alan E. Schubert, in the principal amount of $605,000; and (iv) Mr. Burrell, in the principal amount of $325,000. This indebtedness bears interest at an annual rate of 10% and is subordinated to the payment of the Revolving Facility and the Senior Notes. The Company intends to use a portion of the proceeds from this Offering to repay $1,685,000 of this indebtedness currently outstanding. See "Use of Proceeds."


     The Subsidiaries' Shareholders contributed approximately $4.3 million in outstanding promissory notes issued on December 31, 1996 to the capitalization of the Company. On February 20, 1997, certain of the Subsidiaries declared a dividend to the Subsidiaries' Shareholders of previously taxed, but undistributed S corporation earnings, in the aggregate amount of approximately $9.1 million, subject to adjustment based upon the final determination of taxable income (the "S Corporation Distribution"). Substantially all of the S Corporation Distribution was paid in cash immediately following the Reorganization. The Subsidiaries' Shareholders used a portion of the S Corporation Distribution to repay approximately $4.3 million in outstanding debt owed to the Company for promissory notes issued on December 31, 1996. Included in such indebtedness were promissory notes issued by the following officers and directors of the Company: (i) Mr. Burrell, in the principal amount of approximately $417,000 and (ii) Mr. Lefcort, in the principal amount of approximately $130,000. This indebtedness bore interest at the annual rate of 10% and was payable on demand. See "Description of Securities--Reorganization" and Note 1 to the Company's Consolidated Financial Statements.


     At the time of the Reorganization, the Company also decided to purchase certain real property used in its operations from certain related parties who had previously leased such property to the Company. On June 13, 1997, a Subsidiary of the Company purchased certain commercial property in Chicago, Illinois from Mr. Burrell, which had previously been leased by the Company (Mr. Burrell held title to such property as an accommodation to SMSB Associates Limited Partnership, a Florida limited partnership ("SMSB")). The limited partners of SMSB are the Founding Shareholders and Mr. Burrell. Mr. Tomlinson is the chief financial officer of SMSB. Mr. Burrell and the Founding Shareholders are also the shareholders of SMSB Incorporated, SMSB's corporate general partner. The purchase price of $430,000 was negotiated between the Company and Mr. Burrell and was less than the $460,000 independent appraisal which the Company obtained from Norbert L. Gold, Real Estate Appraiser ("Gold").


     On July 31, 1997, a Subsidiary of the Company purchased certain commercial property in Waukegan, Illinois from an unrelated third party, which had previously been leased by the Company from SMSB. SMSB had an interest in the property by virtue of an installment agreement for warranty deed between SMSB and the unrelated third party, which interest was assigned to the Company as part of the July 1997 transaction. The purchase price of $310,000 ($102,968 of which was paid to SMSB) was negotiated between the Company and SMSB. Although the property was appraised at $240,000 by Gold, the Company believes that the purchase price more accurately reflects the fair value of the property to the Company.

     On August 14, 1997, a Subsidiary of the Company purchased a residential condominium in Boca Raton, Florida from Mr. Burrell for $100,000. That condominium is used to house visiting Company employees and clients and was previously leased from Mr. Burrell. The property was independently appraised at $99,000 by Ross Realty and Appraisal.


     The Company is a guarantor under a first mortgage on its former national office and support center in Boca Raton, Florida, which property is currently leased from SMSB. As a result of the Company's purchase of certain assets from Labor World USA, Inc. (an inactive affiliate of the Company), the Company may also be contingently liable under a second mortgage held by an unrelated third party on such property. As of June 30, 1997, the amount of the second mortgage was approximately $0.6 million. SMSB is a co-maker of the second mortgage note and has made the monthly payments on that note since its execution. SMSB is attempting to sell the Boca Raton office building and, upon such sale, intends that the Company's obligations under these mortgages and its lease will be terminated. The assets and liabilities of SMSB, including the previously discussed mortgages, are consolidated in the Company's consolidated financial statements due to the control exercised by the Company over the assets of SMSB. See Note 1 and Note 5 to the Company's Consolidated Financial Statements.


FRANCHISE ROYALTIES


     Certain entities owned by shareholders and executive officers of the Company have entered into franchise agreements with the Company. During 1994, the Company was paid an aggregate of $631,486 in franchise royalties from the following franchise associates pursuant to these agreements: EUI and TTI, All Temps, WAD, and LM Investors, Inc. ("LM"), an entity owned by Messrs. Matthew Schubert and Louis J. Morelli, the son of Louis A. Morelli, a Founding Shareholder. During 1995, the Company was paid an aggregate of $547,477 in franchise royalties from the following franchise associates pursuant to these agreements: EUI, TTI, WAD, LM, and Temp Aid. During 1996, the Company was paid an aggregate of $684,122 from the following franchise associates pursuant to these agreements: EUI, TTI, LM, Temp Aid and All Staff Temps, Inc. ("AST"), an entity whose principal shareholder is Raymond S. Morelli.


FRANCHISE PEO SERVICES


     During 1994, the Company received revenues of $5,551,806 for the provision of PEO services to All Temps. During 1995 the Company received revenues of $4,466,241 for the provision of PEO services to PRI, TTI and LM. During 1996, the Company received revenues of $13,505,481 for the provision of PEO services to PRI, TTI, LM and AST. These revenues consisted of payroll, statutory employee benefits plus an administrative fee, and resulted in gross profit to the Company of approximately $53,000, $42,000 and $203,000 in 1994, 1995 and 1996, respectively.


FOUNDER SALARIES


     Each of the Founding Shareholders received compensation during the fiscal years ended 1994, 1995, 1996 and the six months ended June 30, 1997. Mr. Alan
E. Schubert received $744,506 in 1994, $616,980 in 1995, $570,721 in 1996, and
$86,000 for the six months ended June 30, 1997. Mr. Louis A. Morelli received $573,374 in 1994, $689,050 in 1995, $848,011 in 1996, and $86,000 for the six
months ended June 30, 1997. Mr. Lawrence H. Schubert received $597,625 in 1994, $636,499 in 1995, $532,260 in 1996, and $89,000 for the six months ended June
30, 1997. Prior to their resignations from the Board in November 1996, as the principal shareholders of the Subsidiaries, the Founding Shareholders provided day-to-day operational supervision and ultimate control over each of the Subsidiaries. Following the Reorganization, the Company discontinued payment of compensation to the Founding Shareholders. See "Description of Securities--Reorganization." Mr. Jason Schubert, a shareholder of the Company and the son of Lawrence H. Schubert, a Founding Shareholder, is employed by the Company as a field consultant, a non-management position, with an annual salary of $40,000 plus the Company's standard employee benefits.

LEGAL FEES


     Mr. Louis J. Morelli, a shareholder of the Company, received legal fees for services rendered to the Company during the years ended December 31, 1994, 1995 and 1996, and the six months ended June 30, 1997, in the approximate amounts of $131,000, $52,000, $80,000, and $97,000, respectively. In 1996, the
Company advanced $4,645 in legal fees to Mr. Lefcort in connection with the transfer of Common Stock to his family trust.


RENTAL PAYMENTS


     Mr. Raymond Morelli, a shareholder of the Company, received rental payments for three Chicago area properties leased by him to the Company during the years ended December 31, 1994, 1995, and 1996 and the six months ended June 30, 1997, in the approximate amounts of $0, $0, $27,000, and $18,000, respectively. The Company vacated two of these properties as of March and August 1997, respectively, and intends to vacate the third property in October 1997, but is obligated to pay monthly rent of approximately $3,000 until Mr. Morelli obtains new tenants or the lease expiration date of September, 2003, whichever is sooner.


     The Company also leases warehouse storage space from TMT Properties, Inc., a company controlled by Mr. Burrell, on a month-to-month basis for $1,468 per month.


CONSULTING FEES


     During 1996, Mr. David S. Hershberg, a director nominee of the Company, received $37,500 in consulting fees for services rendered in connection with the Investigation. See "Business--Legal Proceedings."


CLOSING FEE


     Triumph and Bachow received closing fees of $210,000 and $165,000, respectively, in connection with the issuance of the Senior Notes in February 1997. Mr. Richard J. Williams, a director of the Company, serves as a Managing Director of Triumph and Mr. Samuel H. Schwartz, a director of the Company, serves as a Vice President of Bachow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                       PRINCIPAL AND SELLING SHAREHOLDERS


     The following table sets forth, as of the date of this Prospectus and as adjusted at that date to reflect the sale of Common Stock offered by the Company hereby, information with respect to the beneficial ownership of the Company's Common Stock by: (i) each Selling Shareholder; (ii) each person known by the Company to beneficially own more than five percent (5%) of the outstanding shares of the Company's Common Stock; (iii) each director and director nominee of the Company; (iv) the Company's Named Executive Officers; and (v) all directors, director nominees and executive officers as a group. Unless otherwise indicated, each of the shareholders named in this table: (a) has sole voting and investment power with respect to all shares of Common Stock beneficially owned; and (b) has the same address as the Company. This table does not include warrants to purchase 392,896 shares, currently held in escrow, but immediately exercisable upon release from escrow. See "Management-- Warrants."


                                                        BEFORE OFFERING                          AFTER OFFERING(1)
                                                 ------------------------------   NUMBER OF     -------------------
                                                     NUMBER OF                   SHARES BEING  NUMBER OF
NAME/ADDRESS                                           SHARES          PERCENT   OFFERED(1)     SHARES     PERCENT
-----------------------------------------------  ------------------   --------- ------------- ----------- --------
Paul M. Burrell  ..............................      5,206,587(2)       95.0       700,000     4,506,587    53.2
Richard J. Williams(3)    .....................      4,693,800(4)       86.0       700,000     3,993,800    47.2
Alan E. Schubert    ...........................      2,001,836(5)       36.3       233,333     1,768,503    20.8
Lawrence H. Schubert   ........................      1,176,349(6)       21.4       233,334       943,015    11.1
Nadya I. Schubert   ...........................      1,176,349(7)       21.4       233,334       943,015    11.1
Louis A. Morelli    ...........................        850,008(8)       15.5       233,333       616,675     7.3
Lawrence H. Schubert Revocable Trust  .........        525,799(9)        9.6       116,667       409,132     4.8
Susan Burrell .................................        522,605(10)       9.5            --       522,605     6.2
Nadya I. Schubert Revocable Trust  ............        493,299(11)       9.0       116,667       376,632     4.4
Triumph-Connecticut Limited Partnership(12)            440,449(13)       7.5            --       440,449     5.0
Matthew B. Schubert    ........................        381,004(14)       7.0            --       381,004     4.5
Bachow Investment Partners III, L.P.(15)    ...        346,068(16)       6.0            --       346,048     3.9
Jason Schubert OutSource Trust  ...............        323,003(17)       5.9            --       323,003     3.8
Margaret Ann Janisch   ........................        271,448(18)       5.0            --       271,448     3.2
Robert A. Lefcort   ...........................        179,273(19)       3.3            --       179,273     2.1
Robert E. Tomlinson    ........................          7,977(20)        *             --         7,977      *
James E. Money   ..............................          7,091(21)        *             --         7,091      *
Joseph F. Bello  ..............................          4,432(22)        *             --         4,432      *
Samuel H. Schwartz(23)    .....................          9,818(24)        *             --         9,818      *
David S. Hershberg(25) ........................          9,818(26)        *             --         9,818      *
All directors, director nominees and executive
 officers as a group (9 persons)   ............      5,433,041(27)      98.2       700,000     4,733,041    55.5

----------------
  *  Less than 1%
 (1) Assumes that the Underwriters' over-allotment option is not exercised.

 (2) Represents: (i) 45,500 shares held of record by Paul M. Burrell; (ii) 45,500 shares held of record by Susan Burrell, Mr. Burrell's wife; (iii) 401,812 shares held of record by Mr. and Mrs. Burrell as tenants by the entirety; (iv) 4,683,982 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust; (v) the presently exercisable right to exercise a warrant to purchase 20,929 shares; and (vi) the presently exercisable right to exercise an option to purchase 8,864 shares. Does not include 98,437 shares held as of record by Scott T. Burrell as Trustee of the Paul and Susan Burrell Family Trust. See "Management--Voting Trust and Shareholders' Agreement."

 (3) Mr. Williams' address is Triumph Capital Group, Inc., 60 State Street, 21st Floor, Boston, Massachusetts 02109.

 (4) Represents 4,683,982 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust and the presently exercisable option to purchase 9,818 shares. See "Management--Voting Trust and Shareholders' Agreement."

 (5) Represents: (i) 1,431,691 shares held of record by Messrs. Burrell and Williams as Trustees for Alan E. Schubert under the Voting Trust; (ii) 312,710 shares held of record by Messrs. Burrell and Williams as Trustees for Alan E. Schubert and Matthew B. Schubert as Trustees of the Jason Schubert OutSource Trust under the Voting Trust; (iii) 191,554 shares held of record by Messrs. Burrell and Williams as Trustees for Alan E. Schubert and Jason D. Schubert as Trustees of the Matthew Schubert OutSource Trust under the Voting Trust; and (iv) presently exercisable warrants to purchase 47,140, 10,293 and 8,448 shares by Alan E. Schubert, the Jason Schubert OutSource Trust, and the Matthew Schubert OutSource Trust, respectively.

 (6) Represents: (i) 509,030 shares held of record by Messrs. Burrell and Williams as Trustees for Lawrence H. Schubert as Trustee of the Lawrence
     H. Schubert Revocable Trust under the Voting Trust; (ii) 476,530 shares held of record by Messrs. Burrell and Williams as Trustees for Nadya I. Schubert, Mr. Schubert's wife, as Trustee of the Nadya I. Schubert

     Revocable Trust under the Voting Trust; (iii) 32,500 shares held of record by Messrs. Burrell and Williams as Trustees for Lawrence H. Schubert, Trustee of the Nadya I. Schubert GRAT-1997, under a trust agreement dated May 16, 1997; (iv) 57,852 shares held of record by Nadya I. Schubert as co-trustee of the Robert A. Lefcort Irrevocable Trust; (v) 32,500 shares held of record by Messrs. Burrell and Williams as Trustees for Lawrence H. Schubert as Trustee of the Rachel Schubert Trust; (vi) 32,500 shares held of record by Messrs. Burrell and Williams as Trustees for Lawrence H. Schubert as Trustee of the Adam Pugh Trust; and (vii) the presently exercisable warrants to purchase 16,769, 16,769 and 1,899 shares held by the Lawrence H. Schubert Revocable Trust, the Nadya I. Schubert Revocable Trust, and the Robert A. Lefcort Irrevocable Trust, respectively.

 (7) Represents: (i) 476,530 shares held of record by Messrs. Burrell and Williams as Trustees for Nadya I. Schubert as Trustee of the Nadya I. Schubert Revocable Trust under the Voting Trust; (ii) 509,030 shares held of record by Messrs. Burrell and Williams as Trustees for Lawrence H. Schubert, Mrs. Schubert's husband, as Trustee of the Lawrence H. Schubert Revocable Trust under the Voting Trust; (iii) 32,500 shares held of record by Messrs. Burrell and Williams as Trustees for Lawrence H. Schubert, Trustee of the Nadya I. Schubert GRAT-1997, under a trust agreement dated May 16, 1997; (iv) 57,852 shares held of record by Nadya I. Schubert and Robert A. Lefcort as Co-Trustees of the Robert A. Lefcort Irrevocable Trust; (v) 32,500 shares held of record by Messrs. Burrell and Williams as Trustees for Lawrence H. Schubert as Trustee of the Rachel Schubert Trust;
     (vi) 32,500 shares held of record by Messrs. Burrell and Williams as Trustees for Lawrence H. Schubert as Trustee of the Adam Pugh Trust; and
     (vii) presently exercisable warrants to purchase 16,769, 16,769 and 1,899 shares held by the Nadya I. Schubert Revocable Trust, the Lawrence H. Schubert Revocable Trust, and the Robert A. Lefcort Irrevocable Trust, respectively.

 (8) Represents: (i) 710,165 shares held of record by Messrs. Burrell and Williams as Trustees for Louis A. Morelli under the Voting Trust; (ii) 56,230 held of record by Messrs. Burrell and Williams as Trustees for Louis A. Morelli as Trustee of the Louis J. Morelli S-Stock Trust under the Voting Trust; (iii) 56,516 shares of record by Messrs. Burrell and Williams as Trustees for Louis A. Morelli as Trustee of the Margaret Ann Janisch S-Stock Trust under the Voting Trust; and (iv) presently exercisable warrants to purchase 23,389, 1,845 and 1,863 shares held by Louis A. Morelli, the Louis J. Morelli S-Stock Trust, and the Margaret Ann Janisch S-Stock Trust, respectively.

 (9) Represents 509,030 shares held of record and a presently exercisable warrant to purchase 16,769 shares.

(10) Represents: (i) 45,500 shares held of record by Susan Burrell; (ii) 45,500 shares held of record by Paul M. Burrell, Mrs. Burrell's husband; (iii) 401,812 shares held of record by Mr. and Mrs. Burrell as tenants by the entirety; (iv) the presently exercisable right of Mr. Burrell to exercise a warrant to purchase 20,929 shares; and (v) the presently exercisable right of Mr. Burrell to exercise an option to purchase 8,864 shares. Does not include 98,437 shares held of record by Scott T. Burrell as Trustee of the Paul and Susan Burrell Family Trust and 4,683,982 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust. See "Management-Voting Trust and Shareholders' Agreement."

(11) Represents 476,530 shares held of record and a presently exercisable warrant to purchase 16,769 shares.

(12) The address of Triumph-Connecticut Limited Partnership is 60 State Street, 21st Floor, Boston, Massachusetts 02109.

(13) Represents a presently exercisable warrant to purchase 440,449 shares.

(14) Represents: (i) 56,156 shares held of record by Messrs. Burrell and Williams as Trustees for Matthew Schubert under the Voting Trust; (ii) 312,710 shares held of record by Messrs. Burrell and Williams as Trustees for Matthew Schubert and Alan E. Schubert as Trustees of the Jason Schubert OutSource Trust under the Voting Trust; and (iii) presently exercisable warrants to purchase 1,845 and 10,293 shares held by Matthew Schubert and the Jason Schubert OutSource Trust, respectively.

(15) The address of Bachow Investment Partners, L.P. is 3 Bala Plaza East, 5th Floor, Bala Cynwyd, Pennsylvania 19004.

(16) Represents a presently exercisable warrant to purchase 346,068 shares.

(17) Represents 312,710 shares held of record and a presently exercisable warrant to purchase 10,293 shares.

(18) Represents: (i) 262,801 shares held of record by Messrs. Burrell and Williams as Trustees for Margaret Ann Janisch under the Voting Trust; and
     (ii) a presently exercisable warrant to purchase 8,647 shares.

(19) Represents: (i) 115,705 shares held of record; (ii) 57,852 shares held as co-trustee of the Robert A. Lefcort Irrevocable Trust; (iii) presently exercisable warrants to purchase 3,817 and 1,899 shares held by Mr. Lefcort and the Robert A. Lefcort Irrevocable Trust, respectively.

(20) Represents a presently exercisable option to purchase 7,977 shares.

(21) Represents a presently exercisable option to purchase 7,091 shares.

(22) Represents a presently exercisable option to purchase 4,432 shares.

(23) Mr. Schwartz' address is Bachow & Associates, 3 Bala Plaza East, 5th Floor, Bala Cynwyd, Pennsylvania 19004.

(24) Represents a presently exercisable option to purchase 9,818 shares.

(25) Mr. Hershberg's address is IBM Corporation, Old Orchard Rd, Armonk, NY
     10504.

(26) Represents a presently exercisable option to purchase 9,818 shares.

(27) Represents: (i) 45,500 shares held of record by Paul M. Burrell; (ii) 45,500 shares held of record by Mrs. Burrell; (iii) 401,812 shares held of record by Mr. and Mrs. Burrell as tenants by the entirety; (iv) 4,683,982 shares held of record by Mr. Paul M. Burrell and Mr. Richard J. Williams as Trustees under the Voting Trust; (v) the presently exercisable right by Mr. Burrell to exercise a warrant to purchase 20,929 shares; (vi) the presently exercisable right by Mr. Burrell to exercise an option to purchase 8,864 shares; (vii) 115,705 shares held of record by Mr. Lefcort;
     (viii) 57,852 shares held by Mr. Lefcort as co-trustee of the Robert A. Lefcort Irrevocable Trust; (ix) the presently exercisable right by Mr. Lefcort to exercise warrants to purchase 3,817 and 1,899 shares held by Mr. Lefcort and the Robert A. Lefcort Irrevocable Trust, respectively; and
     (x) the presently exercisable right by Mr. Tomlinson, Mr. Money, Mr. Mitchell, Mr. Williams, Mr. Schwartz and Mr. Hershberg to exercise options to purchase 7,977, 7,091, 2,659, 9,818, 9,818 and 9,818 shares, respectively. Does not include 98,437 shares held of record by Scott T. Burrell as Trustee of the Paul and Susan Burrell Family Trust.

                           DESCRIPTION OF SECURITIES


     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock having a par value of $.001 per share and 10,000,000 shares of Preferred Stock having a par value of $.001 per share ("Preferred Stock"). As of the date of this Prospectus, 5,448,788 shares of Common Stock and no shares of Preferred Stock were outstanding. An additional 611,792 shares of Common Stock may be issued upon the exercise of outstanding stock options and an additional 1,360,304 shares of Common Stock upon the exercise of outstanding warrants.


COMMON STOCK


     Each holder of Common Stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in elections of directors. Accordingly, subject to the provisions of the Voting Trust and the Shareholders' Agreement, holders of a majority of the issued and outstanding Common Stock will have the right to elect all the Company's directors and otherwise control the affairs of the Company. See "Management--Voting Trust and Shareholders' Agreement."


     Pursuant to the terms of the Shareholders' Agreement, the Existing Shareholders and the Senior Note Holders have pre-emptive rights to purchase a pro rata portion of securities the Company may issue and sell from time to time excluding: (i) Common Stock in an underwritten public offering; (ii) securities issued in connection with a business acquisition; (iii) the Warrant Shares; and
(iv) certain options to purchase Common Stock. See "Management--Voting Trust and Shareholders' Agreement."


     Holders of Common Stock are entitled to dividends on a pro rata basis upon declaration of dividends by the Board. Dividends are payable only out of funds legally available for the payment of dividends. The Board is not required to declare dividends, and it currently expects to retain earnings to finance the development of the Company's business. See "Dividend Policy."


     Upon a liquidation of the Company, holders of the Common Stock will be entitled to a pro rata distribution of the assets of the Company, after payment of all amounts owed to the Company's creditors, and subject to any preferential amount payable to holders of Preferred Stock of the Company, if any. Holders of Common Stock have no preemptive, subscription, conversion, redemption or sinking fund rights.


     On October 21, 1997, the Company effectuated a reverse stock split pursuant to which each then issued and outstanding share of Common Stock was converted into approximately 0.65 shares of Common Stock.


PREFERRED STOCK


     The Articles permit the Board to issue shares of Preferred Stock in one or more series and to fix the relative rights, preferences and limitations of each series. Among such rights, preferences and limitations are dividend rates, provisions of redemption, rights upon liquidation, conversion privileges and voting powers. Should the Board elect to exercise this authority, the rights and privileges of holders of Common Stock could be made subject to the rights and privileges of any such series of Preferred Stock. The Board currently has no plans to issue any shares of Preferred Stock. See "--Shareholder Rights Plan." The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.


REORGANIZATION


     On February 21, 1997, the Company consummated a Reorganization involving the Subsidiaries: OutSource International of America, Inc., Synadyne I, Inc., Synadyne II, Inc., Synadyne III, Inc., Synadyne IV, Inc., Synadyne V, Inc., OutSource Franchising, Inc., Capital Staffing Fund, Inc., and Employees Insurance Services, Inc. and the Subsidiaries' Shareholders. Pursuant to the terms of the

Reorganization, the Company acquired all of the outstanding capital stock of the Subsidiaries from the Subsidiaries' Shareholders in exchange for the issuance of 5,448,788 shares of Common Stock to those shareholders, and the payment of approximately $5.7 million in cash and the issuance of promissory notes in the aggregate principal amount of approximately $1.4 million to certain of those shareholders. In connection with the Reorganization, the Subsidiaries' Shareholders contributed approximately $4.3 million in outstanding promissory notes to the capitalization of the Company. As a result of the Reorganization, the Subsidiaries became wholly-owned by the Company and the Subsidiaries' Shareholders owned Common Stock in approximately the same proportion as the capital stock of the Subsidiaries owned by them immediately prior to the Reorganization. See Note 1 to the Company's Consolidated Financial Statements.


     Prior to the Reorganization, each Subsidiary had been treated for federal and state income tax purposes as an S corporation under Subchapter S of the Code, and comparable provisions of state income tax laws. As a result, earnings were taxed for federal and certain state income tax purposes directly to the Subsidiaries' Shareholders. As of February 21, 1997, the Company became responsible for the payment of state and federal income taxes on earnings. On February 20, 1997, certain of the Subsidiaries declared a dividend to the Subsidiaries' Shareholders of the S Corporation Distribution. Substantially all of the S Corporation Distribution was paid in cash immediately following the Reorganization, although it is subject to adjustment based upon the final determination of taxable income. The Subsidiaries' Shareholders used a portion of the S Corporation Distribution to repay approximately $4.3 million in outstanding debt owed to the Company. For purposes of this Prospectus, references to the Company's subchapter S corporation status refers to the S corporation status of each of the Subsidiaries, and the termination of the Company's S corporation status refers to termination of the S corporation status of each of the Subsidiaries. See "Certain Transactions" and Note 1 to the Company's Consolidated Financial Statements.


CERTAIN ANTI-TAKEOVER PROVISIONS INCLUDED IN THE COMPANY'S ARTICLES OF
   INCORPORATION AND BYLAWS


     On October 22, 1997, the Company amended its Articles and Bylaws as described below. The following is qualified in its entirety by reference to the Amended Articles and the Amended Bylaws, copies of which are included as exhibits to the Registration Statement of which this Prospectus is a part. The Amended Articles and Bylaws provide for a classified Board. The directors are divided into three classes, as nearly equal in number as possible. The directors will be elected for three-year terms, which are staggered so that the terms of approximately one-third of the directors expire each year. The Amended Articles permit removal of directors only for cause by the shareholders of the Company at a meeting by the affirmative vote of at least 60% of the outstanding shares entitled to vote for the election of directors (the "Voting Stock"). The Amended Articles provide that any vacancy on the Board may be filled only by the remaining directors then in office. The Amended Articles also contain provisions which require: (i) the affirmative vote of 60% of the Voting Stock to amend the Articles or Bylaws; and (ii) the demand of not less than 50% of all votes entitled to be cast on any issue to be considered at a proposed special meeting to call a special meeting of shareholders. The Amended Bylaws establish an advance notice procedure for the nomination of candidates for election as directors by shareholders as well as for shareholder proposals to be considered at shareholder meetings.


     The above-described provisions may have certain anti-takeover effects. Such provisions, in addition to the provisions described below, may make it more difficult for persons, without the approval of the Board, to make a tender offer or acquire substantial amounts of the Common Stock or launch other takeover attempts that a shareholder might consider in such shareholder's best interests, including attempts that might result in the payment of a premium over the market price for the Common Stock held by such shareholder.


CERTAIN PROVISIONS OF FLORIDA LAW

     The FBCA prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition or unless the acquisition is approved by the corporation's board of directors. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more, but less than one-third of such voting power: (ii) one-third or more, but less than a majority of such voting power; and (iii) more than a majority of such voting power. The Amended Articles authorize the Company, under certain circumstances, to redeem shares acquired in a control share acquisition.


SHAREHOLDER RIGHTS PLAN


     The Company has adopted a Shareholder Protection Rights Agreement (the "Rights Agreement"). Pursuant to the terms of the Rights Agreement, preferred stock purchase rights (the "Rights") were distributed, as a dividend, to holders of record of shares of Common Stock as of October 6, 1997 ("Record Date"), at a rate of one Right for each share of the Company's Common Stock held on the Record Date. Rights will also be attached to all shares of Common Stock issued on or after the Record Date. Each Right will entitle its holder to purchase from the Company, after the Separation Time (as defined below), one one-hundredth of a share of Preferred Stock, par value $0.001 per share, for a price to be determined by the Board at a later date (the "Exercise Price"), subject to adjustment. The Rights will expire on the close of business on the tenth anniversary of the Record Date unless earlier terminated by the Company.


     Initially, the Rights will be attached to all Common Stock certificates, and the Rights will automatically trade with shares of Common Stock. However, ten business days after a person or group announces an offer the consummation of which would result in such person or group owning 15% or more of the Common Stock (the "Acquiring Person"), or the first date of a public announcement that a person or group has acquired 15% or more of the Common Stock (the "Separation Time"), the Rights will become exercisable, and separate certificates representing the Rights will be issued.


     In the event that any person becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its affiliates and associates (which will thereafter be void), will have the right to receive, upon exercise of each Right, that number of shares of Company Stock having an aggregate Market Price (as defined in the Rights Agreement), on the date of the public announcement of a person becoming an Acquiring Person, equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price.


     At any time after an Acquiring Person crosses the 15% threshold and prior to the acquisition by such person of 50 percent or more of the outstanding shares of Common Stock, the Board may exchange the Rights (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one Share of Common Stock per Right.


     The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company in a manner or on terms not approved by the Board. The Rights, however, should not deter any prospective offeror willing to negotiate in good faith with the Board, nor should the Rights interfere with any merger or other business combination approved by the Board.


TRANSFER AGENT AND REGISTRAR


     BankBoston, N.A. (Massachusetts) has been appointed the transfer agent and registrar for the Common Stock. Its address is 150 Royall Street, Canton, Massachusetts 02021.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon consummation of the Offering, the Company will have 8,448,788 shares of Common Stock outstanding. Of these shares, the 3,700,000 shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act, except that shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company), will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. The remaining 4,748,788 shares are deemed to be "restricted securities," as that term is defined under Rule 144, in that such shares were issued and sold by the Company in private transactions not involving a public offering and, as such, may only be sold: (i) pursuant to an effective registration under the Securities Act; (ii) in compliance with the exemption provisions of Rule 144; or (iii) pursuant to another exemption under the Securities Act. These restricted shares will be eligible for sale under Rule 144 (subject to certain recurring three-month volume limitations prescribed by Rule 144 and the lock-up arrangements with the Underwriters described in the following paragraph) commencing on February 21, 1998.


     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated with an affiliate), who has owned restricted shares of Common Stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if Common Stock is quoted on the Nasdaq National Market, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.


     The Existing Shareholders, who will beneficially own (excluding options and Warrants) an aggregate of 4,748,788 shares of Common Stock upon consummation of the Offering (4,193,788 if the Underwriters' over-allotment option is exercised in full), have agreed with the Underwriters not to sell or otherwise dispose of any of those shares of Common Stock for a period of 180 days after the date of this Prospectus without the written consent of Smith Barney Inc., one of the Representatives of the Underwriters. Smith Barney Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the Lock-up Agreements.


     The Company has reserved 1,040,000 shares of Common Stock for issuance under the Stock Option Plan. As of the date of this Prospectus, options to purchase up to 611,792 shares of Common Stock have been granted and are outstanding under the Stock Option Plan. The Company intends to file a registration statement on Form S-8 under the Securities Act to register shares of Common Stock reserved for issuance under the Stock Option Plan, thereby permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. See "Management--Stock Option Plan."


     After the consummation of this Offering, the Company has agreed, upon demand, to register up to 1,360,304 Warrant Shares, subject to certain terms and conditions of a registration rights agreement. The Company has also agreed to include the Warrant Shares and shares of Common Stock owned by the Existing Shareholders in certain registration statements under the Securities Act which may be filed by the Company with respect to an offering of Common Stock for its own account or the account of any of its shareholders. See "Management--Warrants."


     No prediction can be made as to the effect, if any, that public sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Common Stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability in the future to raise additional capital through the sale of its equity securities.

                                  UNDERWRITING


     Under the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company and the Selling Shareholders have agreed to sell to such Underwriter, the respective number of shares of Common Stock set forth opposite the name of such Underwriter.




                                                     NUMBER
NAME                                                OF SHARES
------------------------------------------------   ----------
 Smith Barney Inc.   ...........................      907,000
 Robert W. Baird & Co. Incorporated ............      906,500
 Donaldson, Lufkin & Jenrette Securities
    Corporation   ..............................      906,500
 BT Alex Brown Incorporated   ..................       60,000
 Bear, Stearns & Co. Inc.  .....................       60,000
 J.C. Bradford & Co. ...........................       40,000
 Cleary Gull Reiland & McDevitt Inc.   .........       40,000
 A.G. Edwards & Sons, Inc. .....................       60,000
 Allen C. Ewing & Co.   ........................       40,000
 Gerard Klauer Mattison & Co., Inc. ............       40,000
 Goldman, Sachs & Co.   ........................       60,000
 Janney Montgomery Scott Inc. ..................       40,000

                                                     NUMBER
NAME                                                OF SHARES
------------------------------------------------   ----------

 Legg Mason Wood Walker, Incorporated  .........       40,000
 Merrill Lynch, Pierce, Fenner & Smith
    Incorporated  ..............................       60,000
 J.P. Morgan Securities Inc.  ..................       60,000
 Morgan Stanley & Co. Incorporated  ............       60,000
 NationsBanc Montgomery Securities, Inc.  ......       60,000
 Needham & Company, Inc.   .....................       40,000
 Prudential Securities Incorporated ............       60,000
 Raymond James & Associates, Inc.   ............       40,000
 The Robinson-Humphrey Company, LLC ............       40,000
 Southeast Research Partners, Inc.  ............       40,000
 Van Kasper & Company   ........................       40,000
                                                    ----------
   Total .......................................    3,700,000
                                                    ==========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.


     The Underwriters, for whom Smith Barney Inc., Robert W. Baird & Co. Incorporated, and Donaldson, Lufkin & Jenrette Securities Corporation are acting as Representatives (the "Representatives"), propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part of the shares of Common Stock to certain dealers at a price which represents a concession not in excess of $0.63 per share under the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the initial public offering, the public offering price, such concessions and other selling terms may be changed by the Underwriters. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.


     The Selling Shareholders and certain other shareholders of the Company have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 555,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite such Underwriter's name in the preceding table bears to the total number of shares in such table.


     In connection with this Offering and in compliance with applicable law, the Underwriters may overallot (i.e., sell more Common Stock than the total amount shown on the list of Underwriters which appears above) and may effect transactions which stablilize, maintain or otherwise affect the market price of Common Stock at levels above those which might otherwise pervail in the open market. Such transactions may include placing bids for Common Stock or effecting purchases of Common Stock for the purpose of pegging, fixing or maintaining the price of Common Stock or for purpose of reducing a syndicate short position created in connection with the Offering. In addition, the contractual arrangements among the Underwriters include a provision whereby, if the Representatives purchase Common Stock in the open market for the account of the underwriting syndicate and Common Stock purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Common Stock in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the Common Stock in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time. In addition, a syndicate short position may be covered by exercise of the option described above in lieu of or in addition to open market purchases.


     The Company, its officers, directors and the Existing Shareholders, who will beneficially own (excluding options and Warrants) an aggregate of 4,748,788 shares of Common Stock upon consummation of the Offering (4,193,788 if the Underwriters' over-allotment option is exercised in full) have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock.


     At the Company's request, the Representatives have agreed to reserve up to 185,000 shares of Common Stock for sale at the public offering price to Company employees and other persons having certain business relationships with the Company. The number of shares available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares not purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.


     Prior to the Offering, there has not been any public market for the Common Stock. Consequently, the initial public offering price for the shares of Common Stock included in this Offering has been determined by negotiations between the Company, the Selling Shareholders and the Representatives. Among the factors considered in determining such price were the history of and the prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.


     The Company and the Selling Shareholders have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriter may be required to make in respect thereof.



                         INDEPENDENT PUBLIC ACCOUNTANTS


     On March 4, 1996, the Board approved the dismissal of McGladrey & Pullen, LLP and approved the appointment of Deloitte & Touche LLP as the Company's independent auditors.


     During the year ended December 31, 1994 and subsequently through the date of dismissal (i) there was no disagreement between the Company and McGladrey & Pullen, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of McGladrey & Pullen, LLP would have caused McGladrey & Pullen, LLP to make reference to the subject matter of such disagreement in connection with their report and (ii) there were no "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K. The report of McGladrey & Pullen, LLP on the Company's consolidated financial statements for the year ended December 31, 1994 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

                                    EXPERTS


     The consolidated financial statements of OutSource International, Inc. and Subsidiaries as of December 31, 1995 and 1996 and for the years then ended included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


     The consolidated financial statements of OutSource International, Inc. and Subsidiaries for the year ended December 31, 1994 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


     The combined financial statements of Payray, Inc. and Tri-Temps, Inc. as of December 31, 1995 and for the year then ended included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The financial statements of CST Services Inc., as of December 31, 1994 and 1995 and for the years then ended included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The financial statements of Standby Personnel of Colorado Springs, Inc. as of December 31, 1996 and for the year then ended and of Stand-By, Inc. as of September 30, 1996 and for the year then ended, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


     The financial statements of Superior Temporaries, Inc. as of December 31, 1995 and 1996 and for the years then ended included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                                 LEGAL MATTERS


     Certain legal matters with respect to the Offering will be passed upon for the Company by the law firm of Holland & Knight LLP, One East Broward Boulevard, Suite 1300, Fort Lauderdale, Florida 33301. Certain legal matters will be passed upon for the Underwriters by Steel Hector & Davis LLP, 200 South Biscayne Boulevard, Suite 4000, Miami, Florida 33131. Certain legal matters with respect to the Offering will be passed upon for the Selling Shareholders by Bell Boyd & Lloyd, Suite 3300, 70 West Madison Street, Chicago, Illinois 60607.



                             AVAILABLE INFORMATION


     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission located at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission with a Web site address of http://www.sec.gov.


     The Company intends to furnish its shareholders with annual reports containing financial statements audited by the Company's independent accountants and to make available quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                            PAGE
                                                                                           -----
OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
 Independent Auditors' Report of McGladrey & Pullen, LLP  ..............................     F-3
 Independent Auditors' Report of Deloitte & Touche LLP .................................     F-4
 Consolidated Balance Sheets as of December 31, 1995 and 1996 and June 30, 1997   ......     F-5
 Consolidated Statements of Income for the years ended December 31, 1994, 1995 and 1996
   and the six months ended June 30, 1996 and 1997  ....................................     F-6
 Consolidated Statements of Shareholders' Equity (Deficit) for the years ended December
   31, 1994, 1995 and 1996 and the six months ended June 30, 1997   ....................     F-7
 Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and
   1996 and the six months ended June 30, 1996 and 1997   ..............................     F-8
 Notes to Consolidated Financial Statements   ..........................................     F-9

OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
 Unaudited Pro Forma Consolidated Financial Information (Introduction)   ...............    F-33
 Unaudited Pro Forma Consolidated Statement of Income for
   the year ended December 31, 1996  ...................................................    F-34
 Unaudited Pro Forma Consolidated Statement of Income for
   the six months ended June 30, 1997   ................................................    F-35
 Notes to Unaudited Pro Forma Consolidated Statements of Income ........................    F-36

PAYRAY, INC. AND TRI-TEMPS, INC.
 Independent Auditors' Report  .........................................................    F-40
 Combined Balance Sheet as of December 31, 1995  .......................................    F-41
 Combined Statement of Operations and Retained Earnings for the year ended
   December 31, 1995  ..................................................................    F-42
 Combined Statement of Cash Flows for the year ended December 31, 1995   ...............    F-43
 Notes to the Combined Financial Statements   ..........................................    F-44

CST SERVICES INC.
 Independent Auditors' Report  .........................................................    F-46
 Balance Sheets as of December 31, 1994 and 1995 and March 30, 1996   ..................    F-47
 Statements of Income for the years ended December 31, 1994 and 1995 and
   the three months ended April 1, 1995 and March 30, 1996   ...........................    F-48
 Statements of Stockholder's Equity for the years ended December 31, 1994 and 1995 and
   the three months ended April 1, 1995 and March 30, 1996   ...........................    F-49
 Statements of Cash Flows for the years ended December 31, 1994 and 1995 and
   the three months ended April 1, 1995 and March 30, 1996   ...........................    F-50
 Notes to Financial Statements .........................................................    F-51

                                                                                         PAGE
                                                                                        -----
STANDBY PERSONNEL OF COLORADO SPRINGS, INC.
 Independent Auditors' Report  ......................................................   F-53
 Balance Sheet as of December 31, 1996  .............................................   F-54
 Statement of Income for the year ended December 31, 1996 ...........................   F-55
 Statement of Stockholder's Equity for the year ended December 31, 1996  ............   F-56
 Statement of Cash Flows for the year ended December 31, 1996   .....................   F-57
 Notes to the Financial Statements   ................................................   F-58

SUPERIOR TEMPORARIES, INC.
 Independent Auditors' Report  ......................................................   F-60
 Balance Sheets as of December 31, 1995 and 1996 ....................................   F-61
 Statements of Income for the years ended December 31, 1995 and 1996  ...............   F-62
 Statements of Shareholders' Equity for the years ended December 31, 1995 and 1996      F-63
 Statements of Cash Flows for the years ended December 31, 1995 and 1996 ............   F-64
 Notes to Financial Statements ......................................................   F-65

STAND-BY, INC.
 Independent Auditors' Report  ......................................................   F-69
 Balance Sheets as of September 30, 1996 and December 31, 1996  .....................   F-70
 Statements of Income for the year ended September 30, 1996 and
   the three months ended December 31, 1995 and 1996   ..............................    F-71
 Statements of Stockholder's Equity for the year ended September 30, 1996 and
   the three months ended December 31, 1995 and 1996   ..............................    F-72
 Statements of Cash Flows for the year ended September 30, 1996 and
   the three months ended December 31, 1995 and 1996   ..............................    F-73
 Notes to Financial Statements    ...................................................    F-74

                         INDEPENDENT AUDITORS' REPORT


OutSource International, Inc. and Subsidiaries:


     We have audited the consolidated statements of income, shareholders' equity (deficit), and cash flows of OutSource International, Inc. and Subsidiaries (the "Company") for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of OutSource International, Inc. and Subsidiaries for the year ended December 31, 1994 in conformity with generally accepted accounting principles.



MCGLADREY & PULLEN, LLP



Certified Public Accountants

Fort Lauderdale, Florida
March 7, 1995
(October 21, 1997 as to the
effects of the reverse stock split
discussed in Note 10)

                         INDEPENDENT AUDITORS' REPORT


OutSource International, Inc. and Subsidiaries:


     We have audited the consolidated balance sheets of OutSource International, Inc. and Subsidiaries (the "Company") as of December 31, 1995 and 1996, and the related consolidated statements of income, shareholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of OutSource International, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




DELOITTE & TOUCHE LLP



Certified Public Accountants

Fort Lauderdale, Florida
April 4, 1997
(October 21, 1997 as to the effects of the reverse stock split discussed in Note 10)

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                                  DECEMBER 31,                 JUNE 30,
                                                                         -------------------------------   ----------------
                                                                              1995             1996              1997
                                                                         --------------   --------------   ----------------
                                                                                                             (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash   ...............................................................    $  1,511,399     $     44,790     $  1,178,615
Trade accounts receivable, net of allowance for doubtful accounts of
 $375,243, $978,250 and $1,255,611....................................      14,934,160       26,349,648       40,667,344
Funding advances to franchises .......................................       2,401,858        3,231,839        2,684,705
Notes receivable and other amounts due from related parties  .........         355,761        4,887,604               --
Prepaid expenses and other current assets  ...........................         627,163          420,021          557,883
                                                                          -------------    -------------    ------------
  Total current assets   .............................................      19,830,341       34,933,902       45,088,547
PROPERTY AND EQUIPMENT, net    .......................................       4,322,177       13,127,107       15,417,271
GOODWILL AND OTHER INTANGIBLE ASSETS, net  ...........................         227,521        7,454,806       31,215,644
OTHER ASSETS .........................................................         327,590          361,333        5,032,210
                                                                          -------------    -------------    ------------
  Total assets  ......................................................    $ 24,707,629     $ 55,877,148     $ 96,753,672
                                                                          =============    =============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable   ...................................................    $  2,082,925     $  2,676,093     $  3,983,040
Accrued expenses:
 Payroll  ............................................................       1,979,224        4,213,723        5,275,921
 Payroll taxes  ......................................................       3,405,090        2,180,130        3,136,950
 Workers' compensation and insurance    ..............................       1,855,499        5,463,845        7,414,659
 Other ...............................................................         779,692        1,440,118        2,871,415
Income taxes payable  ................................................                                           732,394
Other current liabilities   ..........................................         618,679        1,377,559          263,585
Line of credit  ......................................................       6,468,327        9,888,507               --
Current maturities of long-term debt    ..............................         439,291        1,992,962        2,784,308
Current maturities of long-term debt to related parties   ............         661,226        8,872,497          731,797
                                                                          -------------    -------------    ------------
  Total current liabilities    .......................................      18,289,953       38,105,434       27,194,069
NON-CURRENT LIABILITIES:
Revolving credit facility   ..........................................              --               --       35,113,585
Senior notes .........................................................              --               --        6,794,074
Put warrants liability   .............................................              --               --       19,785,948
Long-term debt to related parties, less current maturities   .........              --        2,402,661        4,944,936
Other long-term debt, less current maturities    .....................       2,815,139       10,873,828       11,367,960
                                                                          -------------    -------------    ------------
  Total liabilities   ................................................      21,105,092       51,381,923      105,200,572
                                                                          -------------    -------------    ------------
COMMITMENTS AND CONTINGENCIES (NOTES 6,9)
SHAREHOLDERS' EQUITY (DEFICIT) (NOTE 10):
Preferred stock, $.001 par value; 10,000,000 shares authorized, none
 issued   ............................................................              --               --               --
Common stock, $.001 par value; 100,000,000 shares authorized;
 5,448,788 issued and outstanding at June 30, 1997  ..................           5,785            5,785            5,449
Additional paid-in capital (deficit) .................................          95,315           95,315       (7,484,321)
Retained earnings (deficit) ..........................................       3,501,437        4,394,125         (968,028)
                                                                          -------------    -------------    ------------
  Total shareholders' equity (deficit)  ..............................       3,602,537        4,495,225       (8,446,900)
                                                                          -------------    -------------    ------------
  Total liabilities and shareholders' equity (deficit) ...............    $ 24,707,629     $ 55,877,148     $ 96,753,672
                                                                          =============    =============    ============

                See notes to consolidated financial statements.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME



                                                                                                          SIX MONTHS ENDED
                                                               YEARS ENDED DECEMBER 31,                       JUNE 30,
                                                    ---------------------------------------------- -------------------------------
                                                         1994           1995            1996            1996            1997
                                                    -------------- --------------- --------------- -------------- ----------------
                                                                                                             (UNAUDITED)
Net revenues   ....................................  $80,646,707   $ 149,825,165   $ 280,171,104   $116,121,790    $193,197,372
                                                     -----------   -------------   -------------   ------------    ------------
Cost of revenues:
 Payroll ..........................................   58,509,787    112,241,752     214,038,992     88,591,375      145,920,461
 Taxes   ..........................................    5,422,367     10,010,329      19,251,276      8,063,306       13,582,711
 Workers' compensation and insurance   ............    1,262,837      2,787,850       6,133,597      3,292,747        4,352,761
 Other   ..........................................      617,305      1,230,391       2,678,525        422,372        1,982,427
                                                     -----------   -------------   -------------   ------------    ------------
  Total cost of revenues   ........................   65,812,296    126,270,322     242,102,390    100,369,800      165,838,360
                                                     -----------   -------------   -------------   ------------    ------------
Gross profit   ....................................   14,834,411     23,554,843      38,068,714     15,751,990       27,359,012
                                                     -----------   -------------   -------------   ------------    ------------
Selling, general and administrative expenses:
 Shareholders' compensation   .....................    2,244,894      2,370,350       2,321,201        962,560          292,001
 Amortization of intangible assets  ...............           --         40,565         423,550        147,940          892,573
 Other selling, general and administrative   ......    9,008,462     17,687,765      29,840,722     12,684,500       23,376,689
                                                     -----------   -------------   -------------   ------------    ------------
  Total selling, general and
    administrative expenses   .....................   11,253,356     20,098,680      32,585,473     13,795,000       24,561,263
                                                     -----------   -------------   -------------   ------------    ------------
Operating income  .................................    3,581,055      3,456,163       5,483,241      1,956,990        2,797,749
                                                     -----------   -------------   -------------   ------------    ------------
Other expense (income):
 Interest income  .................................      (25,465)       (22,821)        (42,396)       (20,000)         (75,909)
 Interest expense .................................      845,626      1,281,560       2,218,245        793,820        3,588,794
 Put warrants valuation adjustment  ...............           --             --              --             --        1,243,952
 Other expense (income) ...........................      (51,580)       (10,995)             --         55,290          (24,979)
 Other charges    .................................           --             --       1,447,555             --               --
                                                     -----------   -------------   -------------   ------------    ------------
  Total other expense (income)   ..................      768,581      1,247,744       3,623,404        829,110        4,731,858
                                                     -----------   -------------   -------------   ------------    ------------
Income (loss) before provision (benefit) for
 income taxes  ....................................    2,812,474      2,208,419       1,859,837      1,127,880       (1,934,109)
Provision (benefit) for income taxes   ............           --             --              --             --         (793,584)
                                                     -----------   -------------   -------------   ------------    ------------
Net income (loss) .................................  $ 2,812,474   $  2,208,419    $  1,859,837    $ 1,127,880     $ (1,140,525)
                                                     ===========   =============   =============   ============    ============
UNAUDITED PRO FORMA DATA:
Income (loss) before provision (benefit) for
 income taxes  ....................................  $ 2,812,474   $  2,208,419    $  1,859,837    $ 1,127,880     $ (1,934,109)
Provision (benefit) for income taxes   ............    1,059,000        859,000         757,000        459,000         (467,000)
                                                     -----------   -------------   -------------   ------------    ------------
Net income (loss) .................................    1,753,474      1,349,419       1,102,837        668,880       (1,467,109)
                                                     ===========   =============   =============   ============    ============
Weighted average common shares
 outstanding   ....................................    6,050,000      6,050,000       6,050,000      6,050,000        6,690,214
                                                     ===========   =============   =============   ============    ============
Earnings (loss) per share  ........................  $       .29   $        .22    $        .18    $       .11     $       (.22)
                                                     ===========   =============   =============   ============    ============

                See notes to consolidated financial statements.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)



                                                                ADDITIONAL           RETAINED
                                                  COMMON          PAID-IN            EARNINGS
                                                  STOCK      CAPITAL (DEFICIT)      (DEFICIT)           TOTAL
                                                 --------   -------------------   --------------   ---------------
Balance, December 31, 1993  ..................   $5,785        $     95,315       $  1,747,366     $   1,848,466
Distributions to shareholders  ...............      --                   --         (1,959,599)       (1,959,599)
Net income   .................................      --                   --          2,812,474         2,812,474
                                                 ------        ------------       ------------     -------------
Balance, December 31, 1994  ..................   5,785               95,315          2,600,241         2,701,341
Distributions to shareholders  ...............      --                   --         (1,307,223)       (1,307,223)
Net income   .................................      --                   --          2,208,419         2,208,419
                                                 ------        ------------       ------------     -------------
Balance, December 31, 1995  ..................   5,785               95,315          3,501,437         3,602,537
Distributions to shareholders  ...............      --                   --           (967,149)         (967,149)
Net income   .................................      --                   --          1,859,837         1,859,837
                                                 ------        ------------       ------------     -------------
Balance, December 31, 1996  ..................   5,785               95,315          4,394,125         4,495,225
Net loss for the period from January 1, 1997
 through February 21, 1997 (unaudited)  ......      --                   --           (172,497)         (172,497)
Distributions and other adjustments in
 connection with the Reorganization
 (unaudited) .................................    (336)          (7,579,636)        (4,221,628)      (11,801,600)
Net loss for the period from February 22, 1997
 through June 30, 1997 (unaudited)   .........      --                   --           (968,028)         (968,028)
                                                 ------        ------------       ------------     -------------
Balance, June 30, 1997 (unaudited)   .........   $5,449        $ (7,484,321)      $   (968,028)    $  (8,446,900)
                                                 ======        ============       ============     =============

                See notes to consolidated financial statements.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                      YEARS ENDED DECEMBER 31,
                                                          ------------------------------------------------
                                                               1994            1995             1996
                                                          --------------- --------------- ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ....................................... $  2,812,474    $  2,208,419    $   1,859,837
Adjustments to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
 Depreciation and amortization   ........................      445,529         765,580        1,592,166
 Amortization of debt discount and issuance costs  ......           --              --               --
 Put warrants valuation adjustment  .....................           --              --               --
 Deferred income taxes  .................................           --              --               --
 (Gain) loss on disposal of property
  and equipment   .......................................      (18,051)             --           23,032
 Changes in assets and liabilities:
  (Increase) decrease in:
    Trade accounts receivable    ........................   (2,786,750)     (7,292,532)     (11,353,115)
    Prepaid expenses and other current assets   .........     (294,769)       (301,784)          94,297
    Other assets  .......................................       64,701         153,093         (112,674)
  Increase (decrease) in:
    Accounts payable ....................................      189,345         644,458          315,061
    Accrued expenses:
     Payroll   ..........................................      593,467       1,311,169        2,234,500
     Payroll taxes   ....................................      369,718       2,757,651       (1,224,960)
     Workers' compensation and insurance  ...............     (268,073)      1,628,127        3,608,345
     Other  .............................................      (18,188)        618,304          817,352
    Income taxes payable   ..............................
    Other current liabilities ...........................      177,315         294,644          866,088
                                                          -------------   -------------   --------------
     Net cash provided by (used in)
       operating activities   ...........................    1,266,718       2,787,129       (1,280,071)
                                                          -------------   -------------   --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Funding (advances) repayments to franchises, net   ......   (1,750,158)       (651,700)        (805,124)
Property and equipment expenditures    ..................     (521,815)     (1,283,975)      (2,128,826)
Expenditures for acquisitions    ........................           --        (120,374)      (1,949,595)
Proceeds from disposal of property and equipment   ......       25,500          30,318           50,093
                                                          -------------   -------------   --------------
     Net cash used in investing activities   ............   (2,246,473)     (2,025,731)      (4,833,452)
                                                          -------------   -------------   --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in excess of outstanding checks over
 bank balance, included in accounts payable  ............     (214,517)        956,171          278,106
Net proceeds (repayments) from line of credit and
 revolving credit facility    ...........................    2,898,904       1,641,660        3,620,180
Related party borrowings (repayments)  ..................      484,017        (475,172)         576,503
Proceeds of senior notes and put warrants, net of
 issuance costs   .......................................           --              --               --
Proceeds of long-term debt    ...........................    1,749,500         510,000        1,500,000
Repayment of long-term debt   ...........................   (1,929,937)       (647,704)      (1,327,875)
Payments in connection with the Reorganization  .........           --              --               --
Distributions paid to shareholders  .....................   (1,959,599)     (1,307,223)              --
                                                          -------------   -------------   --------------
     Net cash provided by financing activities  .........    1,028,368         677,732        4,646,914
                                                          -------------   -------------   --------------
Net increase (decrease) in cash  ........................       48,613       1,439,130       (1,466,609)
Cash, beginning of period  ..............................       23,656          72,269        1,511,399
                                                          -------------   -------------   --------------
Cash, end of period  .................................... $     72,269    $  1,511,399    $      44,790
                                                          =============   =============   ==============
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid  .......................................... $    795,567    $    976,295    $   1,841,624
                                                          =============   =============   ==============



                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,
                                                          --------------------------------
                                                               1996             1997
                                                          --------------- ----------------
                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ....................................... $  1,127,880    $  (1,140,525)
Adjustments to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
 Depreciation and amortization   ........................      555,789        1,877,072
 Amortization of debt discount and issuance costs  ......           --          430,050
 Put warrants valuation adjustment  .....................           --        1,243,952
 Deferred income taxes  .................................           --       (1,525,978)
 (Gain) loss on disposal of property
  and equipment   .......................................           --            2,686
 Changes in assets and liabilities:
  (Increase) decrease in:
    Trade accounts receivable    ........................   (4,531,634)     (14,317,696)
    Prepaid expenses and other current assets   .........     (451,055)        (137,862)
    Other assets  .......................................     (306,814)      (1,509,066)
  Increase (decrease) in:
    Accounts payable ....................................      700,938          333,720
    Accrued expenses:
     Payroll   ..........................................     (567,289)       1,062,198
     Payroll taxes   ....................................   (1,378,705)         956,820
     Workers' compensation and insurance  ...............    1,558,804        1,950,814
     Other  .............................................      264,183        1,571,297
    Income taxes payable   ..............................           --          732,394
    Other current liabilities ...........................     (173,676)      (1,113,974)
                                                          -------------   --------------
     Net cash provided by (used in)
       operating activities   ...........................   (3,201,579)      (9,584,098)
                                                          -------------   --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Funding (advances) repayments to franchises, net   ......     (987,402)         547,134
Property and equipment expenditures    ..................     (879,114)      (1,804,708)
Expenditures for acquisitions    ........................   (1,950,000)     (21,385,000)
Proceeds from disposal of property and equipment   ......           --               --
                                                          -------------   --------------
     Net cash used in investing activities   ............   (3,816,516)     (22,642,574)
                                                          -------------   --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in excess of outstanding checks over
 bank balance, included in accounts payable  ............    2,675,271          973,227
Net proceeds (repayments) from line of credit and
 revolving credit facility    ...........................    4,183,187       25,225,078
Related party borrowings (repayments)  ..................      (32,286)      (2,455,821)
Proceeds of senior notes and put warrants, net of
 issuance costs   .......................................           --       22,614,984
Proceeds of long-term debt    ...........................           --               --
Repayment of long-term debt   ...........................     (805,357)      (2,940,371)
Payments in connection with the Reorganization  .........           --      (10,056,600)
Distributions paid to shareholders  .....................     (445,233)              --
                                                          -------------   --------------
     Net cash provided by financing activities  .........    5,575,582       33,360,497
                                                          -------------   --------------
Net increase (decrease) in cash  ........................   (1,442,513)       1,133,825
Cash, beginning of period  ..............................    1,511,399           44,790
                                                          -------------   --------------
Cash, end of period  .................................... $     68,886    $   1,178,615
                                                          =============   ==============
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid  .......................................... $    868,769    $   1,973,998
                                                          =============   ==============

                See notes to consolidated financial statements.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES


     Nature of business: OutSource International, Inc. and Subsidiaries (the "Company") provide emerging businesses with a single source of customized, flexible human resource solutions principally through its professional employer organization ("PEO") services under the tradename of Synadyne and its flexible industrial staffing services under the tradenames of Labor World and Tandem. The Company provides these services through company-owned and franchise locations.


     PEO services include payroll administration, workers' compensation insurance, health, life and disability insurance, retirement plans, and human resource compliance, administration and management. Flexible industrial staffing services include certain PEO services, as well as recruiting, training and workforce re-deployment services.


     REORGANIZATION: On February 21, 1997, a Reorganization was consummated in which nine companies under common ownership and management became wholly-owned subsidiaries of OutSource International, Inc. (the "Reorganization"). OutSource International, Inc. was incorporated in April 1996 for the purpose of becoming the parent holding company, but was inactive with no assets, liabilities or operations prior to the Reorganization.


     The nine companies which became subsidiaries of OutSource International, Inc. are OutSource International of America, Inc., OutSource Franchising, Inc., Synadyne I, Inc., Synadyne II, Inc., Synadyne III, Inc., Synadyne IV, Inc., Synadyne V, Inc., Employees Insurance Services, Inc. and Capital Staffing Fund, Inc. (the "Subsidiaries"). Except for Capital Staffing Fund, Inc., the outstanding common stock of each of the Subsidiaries was owned prior to the Reorganization by the same shareholders with identical ownership percentages. The shareholders and their ownership percentages were: (a) a control group consisting of two brothers, who were founders, their immediate families and four family trusts (the "S Group")--58.2%; (b) a control group consisting of an individual, who was a founder, his immediate family and two family trusts (the "M Group")--29.1%; (c) the chief executive officer of the Subsidiaries (the "CEO")--9.7%; and (d) the executive vice president of the Subsidiaries and a family trust (the "EVP")--3.0%. The shareholders and their ownership percentages of Capital Staffing Fund, Inc. prior to the Reorganization were: S Group--48.5%; M Group--24.25 %; CEO--24.25% and EVP--3.0%.


     In 1974, the three founders began the flexible industrial staffing services business which became the operations of the Subsidiaries, and these operations expanded to also include franchising of flexible industrial staffing services, PEO services, and funding services to certain franchises. The operations of the Subsidiaries historically have been integrated to provide a single source of human resource services for customers under the direction of a single executive management group and with a centralized administrative and business support center.


     The Reorganization consisted of (a) the distribution by the Subsidiaries, which were S corporations, of previously undistributed accumulated taxable earnings to all shareholders, in proportion to their ownership interests, a portion of which was used to repay $4,300,000 in notes receivable of OutSource Franchising, Inc. from its shareholders, in proportion to their ownership interests; (b) the contribution to paid-in capital of Synadyne II, Inc. and Synadyne III, Inc. of $4,300,000 in notes payable by such Subsidiaries to their shareholders, in proportion to their ownership interests;

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

and (c) the exchange by all of the shareholders of all of their shares of common stock in the Subsidiaries for shares of common stock in OutSource International, Inc., except that the founders in the S Group and M Group received cash and notes for a portion of their common stock, aggregating 5.8% of the total ownership interests in the Subsidiaries (the equivalent of 336,430 shares of common stock of OutSource International, Inc.). The following is a summary of the cash paid, notes issued, repayment of notes receivable, contribution to additional paid-in capital, and common stock of OutSource International, Inc. issued in the Reorganization:

                                                                                        ISSUANCE OF
                                                                                       COMMON STOCK
                                                                                  -----------------------
                                                  REPAYMENT OF
                        CASH         NOTES      NOTES RECEIVABLE      TOTAL         SHARES     PERCENTAGE
                    ------------- ------------ ------------------ -------------   ----------- -----------
   S Group   ...... $ 5,840,800   $1,420,000       $2,502,000     $ 9,762,800     3,131,667       57.5%
   M Group   ......   3,849,900           --        1,251,000       5,100,900     1,552,315       28.5%
   CEO    .........     225,760      325,000          417,000         967,760       591,249       10.8%
   EVP    .........     140,140           --          130,000         270,140       173,557        3.2%
                    ------------  -----------      -----------    ------------    ----------    ------
                    $10,056,600   $1,745,000       $4,300,000      16,101,600     5,448,788      100.0%
                    ============  ===========      ===========                    ==========    ======


   Less contribution to additional paid-in capital of notes
    payable of Synadyne II, Inc. and Synadyne III, Inc.   .      (4,300,000)
                                                               ------------
   Net charge to shareholders' equity    ..................    $ 11,801,600
                                                               ============

     All shareholders of the Subsidiaries owned virtually the same proportion of the common stock of OutSource International, Inc. after the Reorganization as they owned of the Subsidiaries prior to the Reorganization. Additionally, all of the Subsidiaries were historically an integrated operation under the direction of a single executive management group and with a centralized administrative and business support center, which continued after the Reorganization. Accordingly, the Reorganization was accounted for as a combination of companies at historical cost. The effects of the Reorganization on common stock have been reflected retroactively in the financial statements of prior years. In addition, the results of operations and cash flows of Labor World USA, Inc. for the year ended December 31, 1994 have been included in these financial statements. This company, now inactive, was owned by the same shareholders with identical ownership percentages as OutSource International of America, Inc., one of the Subsidiaries, which succeeded to its operations as of January 1, 1995.


     Subsequent to the Reorganization, all compensation for the three founders (principal shareholders) was discontinued, and the Subsidiaries terminated their elections to be treated as S corporations. The distribution by the Subsidiaries to all shareholders at the time of the Reorganization is subject to adjustment based upon the final determination of taxable income through February 21, 1997.


     A summary of the Company's significant accounting policies follows:


     BASIS OF PRESENTATION: The accompanying consolidated financial statements present the financial position, results of operations and cash flows of OutSource International, Inc. and the Subsidiaries, as well as SMSB Associates ("SMSB"), a Florida limited partnership comprised of the Company's three

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

principal shareholders and the CEO. SMSB, a special purpose entity which leases certain properties to the Company, is consolidated in these financial statements, based on the criteria for a non-substantive lessor in Emerging Issues Task Force No. 90-15, due to the control exercised by the Company over the assets of SMSB. All significant intercompany balances and transactions are eliminated in consolidation.


     UNAUDITED INTERIM FINANCIAL STATEMENTS: The interim consolidated financial statements and the related information in these notes as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 are unaudited. Such interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments (including normal accruals) necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.


     PERVASIVENESS OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     REVENUE RECOGNITION: All flexible staffing and PEO revenues are based upon the gross payroll of the Company's flexible staffing and PEO employees plus a corresponding fee. The Company's fee structure is based upon the estimated costs of employment related taxes, health benefits, workers' compensation benefits, insurance and other services offered by the Company plus a negotiated mark-up. All flexible staffing and PEO customers are invoiced on a weekly to monthly billing cycle. The flexible staffing and PEO revenues, and related costs of wages, salaries, employment taxes and benefits related to worksite employees, are recognized in the period in which those employees perform the flexible staffing and PEO services. Because the Company is at risk for all of its direct costs, independently of whether payment is received from its clients, and consistent with industry practice, all amounts billed to clients for gross salaries and wages, related employment taxes, health benefits and workers' compensation coverage are recognized as revenue by the Company, net of credits and allowances.


     Initial franchise fees are generally recognized when substantially all services or conditions relating to the sale have been performed or satisfied by the Company. Costs relating to such fees are charged to selling, general and administrative expenses when incurred. When the fees are collected over an extended period of time and no reasonable basis for estimating collections exists, the fees are recognized as income when received through the use of the installment method. Royalties, which are based on gross sales and gross profit of the related franchisees, are recognized as revenue when earned and become receivable from the franchisees.


     FUNDING ADVANCES: The Company makes advances on behalf of certain of its franchises to fund the payroll and other related costs for industrial personnel provided by those franchises to their clients. The advances are secured by the franchises' accounts receivable from these clients. The Company invoices the clients and receives payment directly from the clients as part of this arrangement. These payments are applied to reimburse outstanding advances, and to pay franchise royalties and the fee

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

charged for these funding and billing services, with any remaining amounts remitted to the franchise. The funding fee is charged and recognized as revenue by the Company as the weekly invoices are produced.


     PROPERTY AND EQUIPMENT: Property and equipment is stated at cost and depreciated or amortized on an accelerated and straight-line bases over the estimated useful service lives of the respective assets. Leasehold improvements are stated at cost and amortized over the shorter of the term of the lease or estimated useful life of the improvement. Amortization of property under capital leases, leasehold improvements and computer software is included in depreciation expense. The estimated useful lives of buildings range from 15 to 32 years, while the estimated useful lives of other items range from 5 to 7 years.


     LONG-LIVED ASSETS: Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS No. 121 requires that impairments, measured using fair value, are recognized whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable and the future undiscounted cash flows attributed to the assets are less than their carrying values. Adoption of this statement did not have a material effect on the Company's consolidated financial statements.


     INTANGIBLE ASSETS: Identifiable intangible assets include customer lists, employee lists and covenants not to compete acquired in connection with acquisitions. Such assets are recorded at fair value on the date of acquisition as determined by management with assistance by an independent valuation consultant and are being amortized over the estimated periods to be benefitted, ranging from 1 to 15 years.


     Goodwill relates to the excess of cost over the fair value of net assets of the businesses acquired. Amortization is calculated on a straight-line basis over periods ranging from 15 to 40 years. The overall business strategy of the Company includes the acquisition and integration of independent and franchise flexible staffing and PEO operations. The Company believes that this strategy creates synergies, achieves operating efficiencies and allows the Company to be more competitive in its pricing, all of which will provide benefits for the foreseeable future.


     Management assesses on an ongoing basis if there has been an impairment in the carrying value of its intangible assets. If the undiscounted future cash flows over the remaining amortization period of the respective intangible asset indicates that the value assigned to the intangible asset may not be recoverable, the carrying value of the respective intangible asset will be reduced. The amount of any such impairment would be determined by comparing anticipated discounted future cash flows from acquired businesses with the carrying value of the related assets. In performing this analysis, management considers such factors as current results, trends and future prospects, in addition to other relevant factors.


     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS: The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     Cash, receivables, funding advances to franchises, accounts payable, accrued expenses, except workers' compensation and insurance, other current liabilities and other amounts due from and to related parties: The carrying amounts approximate fair value because of the short maturity of those instruments. Although the accrued workers' compensation and insurance liability is anticipated to be paid over a number of years, due to the lack of a defined payment schedule and the estimates inherent in establishing the recorded liability amount, management believes that it is not practical to estimate the fair value of this financial instrument.


     Notes receivable, line of credit, revolving credit facility, long-term debt and senior notes: The carrying amounts approximate the fair value at December 31, 1995 and 1996 and June 30, 1997, because the interest rates on these instruments, including amortization of debt discount, approximate interest rates currently available for similar borrowings.


     Put warrants liability: The carrying amounts are recorded at fair value as of June 30, 1997. See Note 5.


     INCOME TAXES: Effective February 21, 1997, the Subsidiaries terminated their elections to be treated as S corporations under applicable provisions of the Internal Revenue Code. Prior to the date such election was terminated, items of income, loss, credits, and deductions were not taxed within the Company but were reported on the income tax returns of the Company's shareholders. Accordingly, no provision for income taxes was recorded.


     Since the Reorganization, the Company provides for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for the differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense equals the taxes payable or refundable for the period plus or minus the change in the period of deferred tax assets and liabilities.


     WORKERS' COMPENSATION: Effective January 1, 1997, the Company's workers' compensation insurance coverage provides for a $250,000 deductible per accident or industrial illness with an aggregate maximum dollar limit based on 2.2% of covered payroll. For claims related to periods prior to 1997, there was no aggregate maximum dollar limit on the Company's liability for deductible payments. From May 1, 1995 through December 31, 1996, in exchange for a lower excess insurance premium rate, the Company accepted the responsibility for certain losses exceeding the $250,000 policy deductible per accident or industrial illness on a dollar-for-dollar basis, but only to the extent such losses cumulatively exceed 85% of the excess insurance premiums (excluding the profit and administration component) and subject to a maximum additional premium (approximately $750,000 in 1995 and $1,200,000 in 1996). The Company employs an independent third-party administrator to assist management in establishing an appropriate accrual for the uninsured portion of workers' compensation claims, including claims incurred but not reported, based on prior experience and other relevant data. However, the Company is

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

only required to pay such claims as they actually arise, which may be over a period extending up to 5 years after the related incident occurred.


     AMORTIZATION OF DEBT DISCOUNT AND ISSUANCE COSTS: The Company records debt discount as a contra-liability and debt issuance costs as a non-current asset. Both are amortized to interest expense using the interest method.


     STOCK BASED COMPENSATION: Effective January 1, 1996, the Company adopted SFAS 123, "Stock Based Compensation". This statement requires the Company to choose between two different methods of accounting for stock options. The statement defines a fair-value-based method of accounting for stock options but allows an entity to continue to measure compensation cost for stock options using the accounting prescribed by APB Opinion 25 (APB 25) "Accounting for Stock Issued to Employees". The Company has elected to continue using the accounting methods prescribed by APB 25 and to provide the pro forma disclosures required by SFAS 123.


     ADVERTISING: The Company expenses advertising and promotional expenditures as incurred. Total advertising and promotional expenses were approximately $353,000, $651,000 and $726,000 for the years ended December 31, 1994, 1995 and 1996, respectively.


     NEW ACCOUNTING PRONOUNCEMENTS: In February 1997, SFAS No. 128, "Earnings Per Share," was issued. SFAS No. 128, which supersedes Accounting Principles Board ("APB") Opinion No. 15, requires a dual presentation of basic and diluted earnings per share on the face of the income statement. Basic earnings per share excludes dilution and is computed by dividing income or loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted earnings per share is computed similarly to fully diluted earnings per share under APB Opinion No. 15. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. Had SFAS No. 128 been adopted for the year ended December 31, 1996 and the six months ended June 30, 1996 and 1997, pro forma basic earnings (loss) per share would have been $0.19, $0.12 and $(0.26), respectively, and pro forma diluted earnings (loss) per share would have been $0.19, $0.11 and $(0.26), respectively.


     In June 1997, SFAS No. 130, "Reporting Comprehensive Income," was issued. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that a company (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

purposes is required. The Company has not determined the effects, if any, that SFAS No. 130 will have on its consolidated financial statements.


     In June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued. SFAS No. 131 establishes standards for the way that public companies report selected information about operating segments in annual financial statements and requires that those companies report selected information about segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131, which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", but retains the requirement to report information about major customers, requires that a public company report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. SFAS No. 131 requires that a public company report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. However, SFAS No. 131 does not require the reporting of information that is not prepared for internal use if reporting it would be impracticable. SFAS No. 131 also requires that a public company report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company has not determined the effects, if any, that SFAS No. 131 will have on the disclosures in its consolidated financial statements.


     RECLASSIFICATIONS: Certain reclassifications have been made in amounts for prior periods to conform to current period presentation.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

NOTE 2. ACQUISITIONS


     Goodwill and other intangible assets consist of the following:


                                               AS OF DECEMBER 31,        AS OF JUNE 30,
                                            -------------------------   ---------------     WEIGHTED AVERAGE
                                                1995         1996            1997          AMORTIZATION PERIODS
                                            ----------   ------------   ---------------   ---------------------
   Goodwill   ...........................   $268,086     $7,072,872       $26,500,834          32.7 years
   Customer lists   .....................         --        658,015         4,672,178           5.5 years
   Covenants not to compete  ............         --        110,644         1,202,841           9.4 years
   Employee lists   .....................         --         77,390           196,479            .2 year
                                            ---------    -----------      ------------
   Goodwill and other intangible
    assets    ...........................    268,086      7,918,921        32,572,332          27.7 years
   Less accumulated amortization   ......     40,565        464,115         1,356,688
                                            ---------    -----------      ------------
   Goodwill and other intangible
    assets, net  ........................   $227,521     $7,454,806       $31,215,644
                                            =========    ===========      ============

     The costs of each acquisition have been allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition as determined by management with the assistance of an independent valuation consultant. As of June 30, 1997 the costs of the acquisitions in 1997 and as of December 31, 1996, the costs of the acquisitions in 1996 have been allocated on a preliminary basis while the Company obtains final information regarding the fair value of assets acquired and liabilities assumed. Although the allocation and amortization periods are subject to adjustment, the Company does not expect that such adjustments will have a material effect on the consolidated financial statements.


     Effective January 1, 1995, the Company purchased the franchise rights for two flexible staffing locations from All Temps, Inc. and converted these locations to Company-owned locations. The terms of the purchase, as set forth in an asset purchase agreement, required the Company to pay a purchase price based on a percentage of gross profits for 5 years. Three of the four shareholders of the franchise are shareholders with a cumulative controlling interest in the Company. The acquisition was accounted for as a business combination of entities under common control and the purchase of the remaining minority interest in the franchise. No material tangible assets were acquired. Effective October 1, 1996 the purchase price was renegotiated and the remaining portion of the five year earnout due to the Company's shareholders was settled in exchange for a promissory note of $799,000 bearing interest at 10% per annum, due on demand. This note, including accrued interest, was paid on February 24, 1997. The remaining portion of the five year earnout, due to the minority interest, will continue to be paid as originally agreed. However, as part of the purchase price renegotiation, the Company agreed that the remaining payments to the minority interest would be no less than $40,000 per year from 1997 through 1999 and no less than $150,000 on a cumulative basis for that three year period. During 1995 and 1996, $250,907 and $1,128,136, respectively, of the purchase price was accrued, with $219,543 and $967,151 payable to the Company shareholders in 1995 and 1996, respectively, recorded as a distribution and the remainder as goodwill.


     Effective June 4, 1995, the Company purchased the franchise rights for one flexible staffing location from WAD, Inc. and converted this location to a Company-owned location. The terms of the purchase,

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


NOTE 2. ACQUISITIONS--(CONTINUED)

as set forth in an asset purchase agreement, require the Company to pay a purchase price based on a percentage of gross profits for five years. Both shareholders of the franchise are shareholders and officers of the Company but do not hold a controlling interest. Effective October 1, 1996 the purchase price was renegotiated and the remaining portion of the five year earnout was settled in exchange for a promissory note of $731,982 bearing interest at 10% per annum, with the portion in excess of $400,000 due on demand. The demand portion of $331,982 plus accrued interest was paid on February 24, 1997 and the remaining balance of $400,000 is payable in equal quarterly installments of principal and interest over the next two years. During 1995 and 1996, $79,693 and $887,383, respectively, of the purchase price was accrued.


     During 1995, the Company purchased the franchise rights for two flexible staffing locations from Komco Inc. and Demark, Inc. and converted them to Company-owned locations. The terms of the purchases, as set forth in asset purchase agreements, required the Company to pay $178,292 plus a percentage of revenues for a period ranging up to two years. The total purchase price recorded as of December 31, 1996 was $227,926.


     Effective April 1, 1996, the Company purchased the franchise rights for eight flexible staffing locations from Payray, Inc. and Tri-Temps, Inc. and converted these locations to Company-owned locations. Some shareholders of the franchises are shareholders of the Company but do not hold a controlling interest in the Company. The terms of the purchase, as set forth in an asset purchase agreement, required the Company to pay $4,922,745 with $750,000 due at closing and a note for the remainder to be paid in 60 monthly installments plus 10% per annum interest through July 1, 1996 and 14% per annum interest thereafter. On February 21, 1997, these payment terms were renegotiated. The renegotiated terms called for a payment of $1,250,000 against the outstanding balance and a note for the remainder of $2,573,703 to be paid in 48 equal monthly installments including interest of 14% per annum, commencing April 1, 1997. This obligation is fully payable at the time of an initial public offering.


     Effective May 4, 1996, the Company purchased certain assets and the business of CST Services Inc., a flexible staffing operation not previously affiliated with the Company. The terms of the purchase, as set forth in an asset purchase agreement, required the Company to pay up to $1,780,000 with $1,200,000 due at closing, a $200,000 note to be paid in two annual installments plus interest at 7% per annum and annual contingent payments, not to exceed an aggregate of $380,000, based upon income before taxes of the acquired operation for the two years following the acquisition. The total purchase price recorded was $1,400,000 and $1,592,000 as of December 31, 1996 and June 30, 1997, respectively.


     During 1996, the Company purchased the franchise rights for four flexible staffing locations from Temp Aid, Inc., LL Corps, Inc. and Kesi, Inc. and converted them to Company-owned locations. The terms of the purchases, as set forth in asset purchase agreements, required the Company to pay $250,912 plus a percentage of revenues for a period ranging up to two years. The total purchase price recorded as of December 31, 1996 was $260,734.


     Effective February 14, 1997, the Company purchased the franchise rights for two flexible staffing locations from LaPorte, Inc. and converted these locations to Company-owned locations. The purchase

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


NOTE 2. ACQUISITIONS--(CONTINUED)

price was $1,300,000, with $650,000 paid at closing and issuance of two notes for $400,000 and $250,000. The first note plus accrued interest at 10% per annum is due in June 1997 and the second note bearing interest at 7% per annum is payable in 18 monthly installments ending August 1998.


     Effective February 21, 1997, the Company purchased a flexible staffing operation with one location from Apex, Inc. (not previously affiliated with the Company) for $1,000,000 which was paid at closing. The seller also received options to purchase 4,876 shares of the Company's common stock at their fair market value at the date of issuance. Such options were issued March 12, 1997.


     Effective February 24, 1997, the Company purchased a flexible staffing operation with four locations from Standby Personnel of Colorado Springs, Inc. (not previously affiliated with the Company) for $3,100,000, with $2,250,000 paid at closing and issuance of a $850,000 note to be paid in two installments in March 1998 and March 1999 with interest at 4% per annum (imputed at 12% for financial statement purposes). These installments may each increase or decrease by an amount not to exceed $250,000, based on the gross margin from the acquired locations for the two years following the acquisition.


     Effective February 24, 1997, the Company purchased a flexible staffing operation from Staff Net, Inc. (not previously affiliated with the Company) for $320,000, with $160,000 paid at closing and issuance of a $160,000 note having no stated interest rate (imputed at 12% for financial statement purposes), to be paid in four quarterly installments maturing March 1998.


     Effective March 3, 1997, the Company purchased the franchise rights for ten flexible staffing locations from Superior Temporaries, Inc. and converted these locations to Company-owned locations. The purchase price was $9,000,000 paid at closing.


     Effective March 3, 1997, the Company purchased a flexible staffing operation with six locations from Staff Management, Inc. (not previously affiliated with the Company) for $4,150,000, with $2,500,000 paid at closing and issuance of a $1,650,000 note bearing interest at 4% per annum (imputed at 12% for financial statement purposes), to be paid in two installments: $925,000 plus interest in March 1998 and $725,000 plus interest in March 1999. The seller also received options to purchase 3,250 shares of the Company's common stock at their fair market value at the date of issuance. Such options were issued on March 12, 1997.


     Effective March 31, 1997, the Company purchased a flexible staffing operation with six locations from Stand-By, Inc. (not previously affiliated with the Company) for $5,500,000, with $5,000,000 paid at closing and issuance of a $500,000 note having no stated interest rate (imputed at 12% for financial statement purposes), to be paid in two equal installments in April 1998 and April 1999. These installment payments may each increase by an amount not to exceed $30,000 or decrease by an amount not to exceed $250,000, based on the gross margin from the acquired locations for the two years following the acquisition.


     Effective June 30, 1997, the Company purchased the franchise rights for one flexible staffing location from Labor World of Minneapolis, Inc., and converted this location to a Company-owned location. The purchase price was $825,000 paid at closing.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


NOTE 2. ACQUISITIONS--(CONTINUED)

     The above acquisitions, except All Temps, Inc., have been accounted for as purchases. The results of operations of the acquired businesses are included in the Company's consolidated statements of income from the effective date of acquisition. The additional payments based on future revenues, gross margin or income before income taxes of certain acquired businesses are not contingent on continuing employment of the sellers. Such additional amounts, if paid, will be recorded as additional purchase price.


     The following unaudited pro forma results of operations have been prepared assuming the acquisitions described above had occurred as of the beginning of the periods presented, including adjustments to the historical financial statements for additional amortization of intangible assets, increased interest on borrowings to finance the acquisitions and discontinuance of certain compensation previously paid by the acquired businesses to their shareholders. The unaudited pro forma operating results are not necessarily indicative of operating results that would have occurred had these acquisitions been consummated as of the beginning of the periods presented, or of future operating results.



                                                            YEARS ENDED              SIX MONTHS ENDED
                                                           DECEMBER 31,                 JUNE 30,
                                                  -------------------------------   -----------------
                                                       1995             1996              1997
                                                  --------------   --------------   -----------------
   UNAUDITED PRO FORMA:
   Net revenues  ..............................   $211,941,170     $346,752,517       $204,446,519
   Operating income    ........................     4,777,322         8,182,631          2,958,454
   Income before provision (benefit) for income
    taxes  ....................................    (1,146,058)        1,184,014         (2,436,164)
   Net income (loss)   ........................    (1,146,058)        1,184,014         (1,642,580)

     The following unaudited pro forma information, as adjusted, has been prepared on the same basis as the preceding data and also reflects the pro forma adjustment for income taxes and weighted average shares outstanding as discussed in Note 13, except that the number of shares attributable to outstanding options and warrants has been increased by 568,883 shares for the year ended December 31, 1996, and 164,158 shares for the six months ended June 30, 1997, in order to reflect an adjustment in the calculation of proceeds from the exercise of warrants associated with the portion of the Senior Notes utilized to finance the above acquisitions:



                                                                  YEAR ENDED      SIX MONTHS ENDED
                                                                 DECEMBER 31,        JUNE 30,
                                                                --------------   -----------------
                                                                     1996              1997
                                                                --------------   -----------------
   UNAUDITED PRO FORMA, AS ADJUSTED:
   Income before provision (benefit) for income taxes  ......      1,184,014         (2,436,164)
   Pro forma provision (benefit) for income taxes   .........        530,930           (554,630)
                                                                  -----------      ------------
   Pro forma net income  ....................................     $  653,084       $ (1,881,534)
                                                                  ===========      ============
   Weighted average common shares outstanding ...............      6,618,883          6,854,372
                                                                  ===========      ============
   Earnings per share    ....................................     $      .10       $       (.27)
                                                                  ===========      ============

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

NOTE 3. PROPERTY AND EQUIPMENT


     Property and equipment consists of the following:


                                                                  AS OF DECEMBER 31,          AS OF JUNE 30,
                                                             -----------------------------   ---------------
                                                                 1995            1996             1997
                                                             -------------   -------------   ---------------
   Buildings and land    .................................   $ 3,093,700     $ 6,459,439       $ 6,369,756
   Furniture, fixtures and equipment    ..................     2,025,117       4,108,625         5,893,254
   Computer software  ....................................       708,814       2,321,094         3,339,108
   Leasehold improvements   ..............................       471,940       1,031,106         1,450,012
   Vehicles  .............................................       167,234         132,703           321,876
   Assets held for disposal    ...........................            --       2,090,000         1,950,000
                                                             ------------    ------------      ------------
   Property and equipment   ..............................     6,466,805      16,142,967        19,324,006
   Less accumulated depreciation and amortization   ......     2,144,628       3,015,860         3,906,735
                                                             ------------    ------------      ------------
   Property and equipment, net    ........................   $ 4,322,177     $13,127,107       $15,417,271
                                                             ============    ============      ============

     Depreciation and amortization expense for property and equipment for the years ended December 31, 1994, 1995 and 1996 amounted to $418,529, $725,016 and $1,093,546, respectively, and $416,926 and $984,499 for the six months ended June 30, 1996 and 1997, respectively.


     Building and land owned by SMSB and formerly utilized by the Company as its national office and support center have been held for disposal since December 1996. The Company has determined that the fair market value of these assets, less disposal costs, exceeds their current net carrying value which was $1,950,000, after an impairment loss of $140,000 that was recognized by SMSB in the six months ended June 30, 1997.


NOTE 4. INCOME TAXES


     The net deferred tax asset as of June 30, 1997 includes deferred tax assets and liabilities attributable to the following items, including amounts recorded as a result of the February 21, 1997 termination of the elections by the Subsidiaries to be treated as S corporations:


                                                                JUNE 30, 1997
                                                               --------------
   Workers' compensation accrual    ........................   $  2,309,782
   Allowance for doubtful accounts  ........................        360,413
   Debt discount related to warrants   .....................        135,201
   Change from cash to accrual tax basis  ..................     (1,306,173)
   Other    ................................................         26,755
                                                               ------------
    Net deferred tax asset, included in other assets  ......   $  1,525,978
                                                               ============

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


NOTE 4. INCOME TAXES--(CONTINUED)

     The components of the income tax benefit for the six months ended June 30, 1997 are as follows:


   Federal--Current   .........    $    625,347
   State--Current  ............         107,047
   Federal-Deferred   .........      (1,302,941)
   State-Deferred  ............        (223,037)
                                   ------------
    Income tax benefit   ......    $   (793,584)
                                   ============

     The Company's effective tax rate for the six months ended June 30, 1997 differed from the statutory federal rate of 35% as follows:


                                                                     AMOUNT           RATE
                                                                 --------------   ------------
   Statutory rate applied to loss before income taxes   ......    $ (676,938)        (35.0)%
   Increase (decrease) in income taxes resulting from:
    Effect of termination of S corporation status    .........      (385,693)        (19.9)
    Loss prior to termination of S corporation status   ......        58,652           3.0
    Put warrants valuation adjustment    .....................       300,785          15.6
    Other  ...................................................       (90,390)         (4.7)
                                                                  ----------       ---------
     Total    ................................................    $ (793,584)        (41.0)%
                                                                  ==========       =========

NOTE 5. DEBT


     BANK FINANCING: On February 21, 1997, following the Reorganization, the Company entered into a revolving credit facility ("Revolving Credit Facility"). The Revolving Credit Facility is for a term of four years and expires on February 20, 2001. The maximum amount available for borrowing is $50,000,000 which includes a letter of credit facility of $10,000,000. The interest rate on the Revolving Credit Facility is based upon: 1) the bank's prime rate (8.5% at June 30, 1997) plus a margin of up to 1.75% according to the Company's consolidated debt to earnings ratio (as defined by the terms of the Revolving Credit Facility) or 2) the Eurodollar base rate (5.6875% at June 30, 1997) plus a margin from 1.25% to 3.25% according to the Company's consolidated debt to earnings ratio. The effective interest rate at June 30, 1997 was 8.8%. Revolving Credit Facility borrowings are collateralized by all tangible and intangible assets of the Company and are governed by certain covenants, which include an interest coverage ratio, a cash flow coverage ratio, an indebtedness to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio and the current ratio.


     Prior to February 21, 1997, the Company had a line of credit facility ("Line of Credit") dated July 20, 1995 with two commercial lending institutions which was amended on November 21, 1995, May 8, 1996 and June 28, 1996. The Line of Credit, which included a letter of credit facility ("Letter of Credit"), was for a term of three years with an expiration date of June 30, 1998. The maximum amount available for Line of Credit borrowings and Letter of Credit issuances was $14,900,000. These Line of Credit borrowings and Letter of Credit issuances were permitted based upon certain formulas outlined in the Line of Credit Agreement and were collateralized by the accounts receivable of the Company

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


NOTE 5. DEBT--(CONTINUED)

and the personal guarantees of the Company's principal shareholders. At December 31, 1996 the Line of Credit borrowing interest rate was at prime plus 2% (10.25% per annum) and the Letter of Credit fee was 1% per annum.


     The Company secures its liability for the deductible portion of its workers' compensation coverage by the issuance of Letters of Credit to its insurance carriers which amounted to $4,651,000 at December 31, 1996 and $5,740,000 at June 30, 1997.


     Prior to July 20, 1995, the Company had a line of credit agreement with terms requiring the shareholders' personal guarantees, allowing for borrowings up to $5,300,000 limited by eligible receivables and collateralized by substantially all of the assets of the Subsidiaries. These borrowings incurred interest at prime plus 2% per annum.


     SENIOR NOTES: On February 21, 1997, following the Reorganization, the Company entered into senior subordinated agreements ("Senior Notes") with two investors (the "Investors") for borrowings totaling $25,000,000, with payments of $10,000,000 in March 2001 and $15,000,000 in February 2002. The Senior Notes require quarterly interest payments at 11% per annum through February 1999 and 12.5% thereafter. The Senior Notes are subordinated to the Revolving Credit Facility and are governed by certain covenants which include an indebtedness to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio. The Company also issued to the Investors warrants to purchase 786,517 shares of common stock at $.015 per share to be exercised at the discretion of the Investors and expiring five years from issuance (the "A warrants").


     In connection with the Senior Notes, warrants to purchase 573,787 shares of the Company's common stock at $.015 per share were issued by the Company into escrow. In April 1997, warrants to purchase 180,891 shares (the "B warrants") were released from escrow to the Company's shareholders as of February 21, 1997, as a result of the Company's consummation of the last of certain acquisitions in accordance with conditions of the agreements related to the Senior Notes. The remaining warrants to purchase 392,896 shares (the "C warrants") will be released from escrow on or before February 1999. The C warrants will be released to the same Company shareholders that received the B warrants, if by that date the Company has fully repaid the Senior Notes and has had a qualified public offering or qualified sale that results in a specified market valuation of the A warrants. In the event that all conditions have been met at that time except that the market valuation of the A warrants meets a specified lower threshold, 50% of the C warrants will be released to the Investors and 50% will be released to the now existing Company shareholders. If the Senior Notes have not been repaid or such lower market valuation threshold for the A warrants is not achieved by February 1999, all of the C warrants will be released to the Investors. The warrants in escrow are exercisable any time after being released from escrow and expire in February 2002.


     The A warrants issued to the Investors, as well as the B and C warrants placed in escrow, all contain a put option, whereby the Company would be required at the holder's option to purchase the warrants for the "publicly traded" fair value of those warrants should the Company not consummate a qualified initial public offering, as defined in the warrant agreement, by February 2001. This put option, if it becomes effective, expires in February 2003. The Company may satisfy the required purchase of the

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


NOTE 5. DEBT--(CONTINUED)

warrants by the issuance of a three year subordinated note payable in equal quarterly principal installments with the first payment due six months from the issuance of the note. Interest would be payable quarterly at the rate of 13% per annum.


     The proceeds of the Senior Notes were recorded as a liability. The fair value of the A warrants issued to the Investors, plus the fair value of the B and C warrants, was recorded as debt discount, which is a contra-account to the Senior Notes liability and is periodically amortized using the interest method, resulting in a level effective rate of 55.7% per annum applied to the sum of the face amount of the debt less the unamortized discount. Interest expense (including discount amortization of $336,070) of $1,266,803 was recorded related to these Senior Notes for the six months ended June 30, 1997.


     The B and C warrants were designed to provide the Investors with additional consideration for their $25 million investment if certain performance criteria (in the case of the B warrants) are not met or if certain triggering events (in the case of the C warrants) do not occur. Therefore, the value of the the B and C warrants is, in substance, embedded within the $25 million subordinated debt proceeds and, as such, was accounted for in the same manner as the A warrants. Accordingly, the amount allocated from the $25 million subordinated debt proceeds to the detachable stock purchase warrants includes the fair value of the B and C warrants. The original debt discount, based on the fair value of the A warrants issued to the Investors plus the fair value of B and C warrants, was $18,541,996. The fair value of the warrants was determined by an independent appraiser as of the date of their issuance.


     Due to the put option included in all of the warrants, their fair value of $18,541,996 at the date of issuance was classified as a liability which will be adjusted to fair value at each reporting date until the put option terminates. This liability was adjusted to a fair value of $19,785,948 as of June 30, 1997, with the adjustment of $1,243,952 included in non-operating expense for the six months ended June 30, 1997. The fair value of the warrants as of June 30, 1997 was estimated by the Company with the assistance of an independent valuation consultant.


     The Company incurred $2,385,016 of costs related to the issuance of the Senior Notes, which are recorded in other non-current assets and are being amortized to interest expense using the interest method. Amortization of $93,980 was recorded for the six months ended June 30, 1997.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


NOTE 5. DEBT--(CONTINUED)

LONG-TERM DEBT:

                                                                  AS OF DECEMBER 31,         AS OF JUNE 30,
                                                             ----------------------------   ---------------
                                                                 1995           1996             1997
                                                             ------------   -------------   ---------------
   Obligations under capital leases. See
    discussion below.    .................................   $   33,262     $ 7,801,224       $ 8,033,616
   Acquisition notes payable, subordinated to the
    Revolving Credit Facility. See Note 2.    ............           --         200,689         3,370,337
   Mortgage notes payable in monthly installments and
    collateralized by buildings and land. The interest
    rates range from 8.5% to prime plus 2% per
    annum (10.50% at June 30, 1997).    ..................    2,611,059       2,472,063         2,467,385
   Notes payable in monthly installments and a
    balloon payment of $100,000 in November 1997,
    collateralized by property and equipment. The
    interest rates range from 5.9% to 13% per annum.            172,609         126,147           280,930
   Term and equipment notes payable in quarterly
    installments through July 1997, with an interest
    rate of prime plus 2% (10.25% at December 31,
    1996). The balance was paid in February 1997.   ......      437,500       2,266,667                --
                                                             -----------    ------------      ------------
   Long-term debt  .......................................    3,254,430      12,866,790        14,152,268
   Less current maturities of long-term debt  ............      439,291       1,992,962         2,784,308
                                                             -----------    ------------      ------------
   Long-term debt, less current maturities    ............   $2,815,139     $10,873,828       $11,367,960
                                                             ===========    ============      ============

     The aggregate annual principal payments on long-term debt are as follows:


YEAR                      AS OF DECEMBER 31, 1996
----------------------   ------------------------
   1997   ............         $ 1,992,962
   1998   ............           1,015,490
   1999   ............           1,114,584
   2000   ............           1,908,870
   2001   ............             889,515
   Thereafter   ......           5,945,369
                               ------------
                               $12,866,790
                               ============

     CAPITAL LEASES: Since December 1996, the Company has occupied an office building for its national office and support center under a 15 year capital lease agreement with an unrelated party, having annual lease payments of approximately $610,000. The Company has an option to buy the building during the first two years of the lease term and it is the Company's intention to exercise that option. Accordingly, the capitalized costs relating to this lease are equal to the purchase option price.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


NOTE 5. DEBT--(CONTINUED)

     As of December 31, 1996, buildings and other assets held under capital leases and included in property and equipment were $7,818,393, net of accumulated depreciation of approximately $57,000.


     The following is a summary of future minimum lease payments, and their present value, required under all capital leases for the years ended after December 31, 1996:


   1997   .............................................    $  1,186,364
   1998   .............................................       1,217,281
   1999   .............................................       1,289,988
   2000   .............................................       1,324,088
   2001   .............................................       1,278,215
   Thereafter   .......................................       9,828,208
                                                           ------------
   Total future minimum lease payments  ...............      16,124,144
   Less amount representing interest    ...............      (8,322,920)
                                                           ------------
   Present value of net minimum lease payments   ......    $  7,801,224
                                                           ============

NOTE 6. COMMITMENTS AND CONTINGENCIES


     LEASE COMMITMENTS: The Company conducts its operations in various leased facilities under leases that are classified as operating leases for financial reporting purposes. The leases provide for the Company to pay real estate taxes, common area maintenance and certain other expenses. Lease terms, excluding renewal option periods exercisable by the Company at escalated rents, expire between 1997 and 2003. Also, certain equipment used in the Company's operations are leased under operating leases. A schedule of fixed minimum lease commitments as of June 30, 1997 consisted of the following:


YEAR                                                      RENTAL AMOUNT
------------------------------------------------------   --------------
   For the six months ended December 31, 1997   ......     $  903,395
   1998  .............................................      1,412,625
   1999  .............................................      1,107,213
   2000  .............................................        788,374
   2001  .............................................        545,215
                                                           -----------
   Total    ..........................................     $4,756,822
                                                           ===========

     Rent expense, including equipment rental, was $57,195, $373,090 and $878,300 for the years ended December 31, 1994, 1995 and 1996, and $612,151 and $1,304,329 for the six months ended June 30, 1996 and 1997, respectively.


     FRANCHISE AGREEMENTS: The Company has granted 50, 67 and 75 Labor World franchises (some covering multiple locations) as of December 31, 1994, 1995 and 1996, respectively. In consideration for royalties paid by the franchise holders, the agreements provide among other things, that the Company will provide the franchise holder with the following for terms ranging from 10 to 15 years with varying renewal options: exclusive geographical areas of operations, continuing advisory and support services and access to the Company's confidential operating manuals.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


NOTE 6. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

     The following tables set forth various revenues from franchises as well as a schedule showing franchise offices opened and purchased by the Company, as well as the number of Company owned locations.



                                                                             SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                   JUNE 30,
                               ---------------------------------------- --------------------------
                                   1994         1995          1996          1996          1997
                               ------------ ------------- ------------- ------------- ------------
   PEO services   ............  $4,698,190   $ 7,507,774   $35,078,655   $13,200,058   $17,002,820
   Royalties   ...............   2,712,605     4,137,150     5,670,458     2,639,477     2,905,389
   Payroll funding services        313,550       718,807     1,288,205       604,150       351,852
   Initial franchise fees  ...     250,000       446,000        84,000        41,000            --
   Other .....................       5,778        70,000        41,000        30,000            --
                                -----------  ------------  ------------  ------------  ------------
     Total revenues  .........  $7,980,123   $12,879,731   $42,162,318   $16,514,685   $20,260,061
                                ===========  ============  ============  ============  ============


                                                         YEAR ENDED DECEMBER 31,        SIX MONTHS ENDED
                                                      ------------------------------       JUNE 30,
                                                       1994        1995        1996          1997
                                                      ---------   ---------   ------   -----------------
   Number of franchise locations, beginning  ......     37          57         83              95
   New franchises sold  ...........................     22          31         24               2
   Franchises closed/Buyouts  .....................       (2)       --         --             (10)
   Franchises purchased by the Company ............     --            (5)     (12)            (13)
                                                       ----        ----       ----           ----
   Number of franchise locations, ending  .........     57          83         95              74
   Number of Company owned locations   ............     11          25         51              89
                                                       ----        ----       ----           ----
     Total locations ..............................     68         108        146             163
                                                       ====        ====       ====           ====

     PEO services revenues are based on the payroll and other related costs for industrial personnel provided by the franchises to their clients, under a relationship whereby the Company is the employer of those industrial personnel. The Company's gross profit on these services is approximately 1.5% of the related revenues. See Note 1 for a discussion of initial franchise fees, royalties, and payroll funding services (funding advances). The Company's gross profit on these services is 100% of the related revenues.


     LITIGATION: The Company is involved in litigation with regards to certain service marks used by it. Although these matters are in very preliminary stages, the Company believes that an adverse decision in any or all cases would not have a material adverse effect on its financial condition or results of operations.


NOTE 7. OTHER CHARGES


     In 1996, the Company incurred $1,447,555 of expenses, primarily professional fees, related to (i) a Form S-1 Registration Statement filed by the Company with the Securities and Exchange Commission that the Company withdrew and (ii) subsequent due diligence, which included an internal investigation of allegations regarding payments by the Company to a management employee of a customer of the Company. Based on the findings of the investigation, the Company paid restitution to the customer, is

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


NOTE 7. OTHER CHARGES--(CONTINUED)

continuing to transact business with the customer and believes that further expenses or liabilities, if any, related to this matter will not be material to its financial position or results of operations. These expenses have been separately disclosed as other charges in the consolidated statement of income due to their unusual nature.


NOTE 8. SIGNIFICANT CUSTOMERS AND CONCENTRATION OF RISK


     For the years ended December 31, 1994, 1995 and 1996, approximately 19%, 21% and 16%, respectively, of the Company's revenues were from PEO services performed for individual insurance agent offices under a Preferred Provider designation granted to the Company on a regional basis by the agents' common corporate employer. The Company had received this designation in 15, 22 and 31 states as of December 31, 1994, 1995 and 1996, respectively. The following is a summary of net revenues, cost of revenues and gross profits related to all PEO services, including the above:



                                     YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                            ------------------------------------------ ---------------------------
                                1994          1995           1996          1996          1997
                            ------------- ------------- -------------- ------------- -------------
   Net revenues   ......... $35,609,000   $85,557,000   $172,069,000   $73,682,000   $103,520,000
   Cost of revenues  ......  34,220,000    82,220,000    165,702,000    71,103,000    100,104,000
   Gross profit   .........   1,389,000     3,337,000      6,367,000     2,579,000      3,416,000

     For the years ended December 31, 1994, 1995 and 1996, approximately 66%, 39% and 27%, respectively, of the Company's revenues were from the provision of services to customers in the Chicago, Illinois area. For the years ended December 31, 1994, 1995 and 1996, approximately 17%, 29% and 29% of the Company's revenues were from the provision of services to customers in the South Florida area.


     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash, trade accounts receivable and funding advances to franchises. The Company places its cash with what it believes to be high credit quality institutions. At times cash deposits may be in excess of the FDIC insurance limit. The Company grants credit to its customers generally without collateral and regularly assesses their financial strength. Funding advances to franchises are collateralized by the franchises' accounts receivable from their clients. The Company believes that credit risk related to its trade accounts receivable and funding advances is limited.


NOTE 9. EMPLOYEE BENEFIT PLANS


     The Company had a 401(k) profit-sharing plan and a 413(c) multi-employer retirement plan covering all employees except for (1) employees under the age of 21 for both plans, (2) employees with less than one year of service for both plans, and (3) all highly compensated employees as defined by the Internal Revenue Code for the 401(k) plan and certain highly compensated employees under the 413(c) plan.


     On February 28, 1997, the above 401(k) plan was made inactive by the Company. All participating employees were enrolled in the 413(c) for future contributions and all net assets remained in the 401(k) plan.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


NOTE 9. EMPLOYEE BENEFIT PLANS--(CONTINUED)

     Eligible employees who participate elect to contribute to the plan from 2% to 15% of their salary. Each year, the Company's Board of Directors determines a matching percentage to contribute to each participant's account; if a determination is not made, the matching percentage is 50% of the participant's contributions. The matching contribution is limited to the first 6% of each participant's salary contributed by the participants. Matching contributions by the Company for its employees, which includes PEO employees, were $26,264, $39,070 and $309,222 for the years ended December 31, 1994, 1995 and 1996, respectively, and $239,424 for the six months ended June 30, 1997.


     Pursuant to the terms of the previous 401(k) plan, highly compensated employees were not eligible to participate. However, as a result of administrative errors, some highly compensated employees have been permitted to make elective salary deferral contributions. The Company has sought IRS approval regarding the proposed correction under the Voluntary Closing Agreement Program ("VCAP"). There will be a penalty payable by the Company, associated with a correction under the VCAP, although the Company believes this penalty will be insignificant.


NOTE 10. SHAREHOLDERS' EQUITY

     VOTING TRUST: The Company's three principal shareholders resigned from the Company's Board of Directors in November 1996. On February 21, 1997, in connection with the issuance of the Senior Notes and the closing of the Revolving Credit Facility, 4,683,982 shares of the common stock of the Company, owned by the those shareholders and their families, were placed in a voting trust. Under the terms of the voting trust and agreement among the Company, the Company's shareholders and the Investors, the shares of common stock in the voting trust, which represent approximately 86% of the voting interest of the Company, will be voted in favor of the election of a Board of Directors having seven members and comprised of three directors nominated by the CEO of the Company, two directors nominated by the Investors, and two independent directors nominated by the vote of both directors nominated by the Investors and at least two of the directors nominated by the CEO of the Company. Should there be a default of the terms of the Senior Notes or should the warrants to purchase 392,896 shares, as discussed in Note 5, be released from escrow to the Investors, the number of directors would be increased by two, with the additional directors nominated by the Investors. Further, the shares in the voting trust will be voted as recommended by the Board of Directors for any merger, acquisition or sale of the Company, or any changes to the Articles of Incorporation or Bylaws of the Company. On any other matter requiring a vote by the shareholders, the shares in the voting trust will be voted as directed by the current CEO of the Company.

     REVERSE STOCK SPLIT: On October 21, 1997, the Company effectuated a reverse stock split pursuant to which each then issued and outstanding share of Common Stock was converted into approximately 0.65 shares of Common Stock. The effect of this reverse split has been retroactively applied to all share, option and warrant amounts, including the related option and warrant exercise prices.

     INCENTIVE STOCK OPTION PLAN: During 1995, a Subsidiary of the Company established an incentive stock option plan ("Stock Option Plan") for that Subsidiary only, whereby incentive stock options could be granted to employees to purchase a specified number of shares of common stock at a price not less than fair market value on the date of the grant and for a term not to exceed 10 years. Once awarded, these options became vested and exercisable at 25% per year.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


NOTE 10. SHAREHOLDERS' EQUITY--(CONTINUED)

     On January 1, 1996, the Subsidiary granted options to purchase 815,860 shares of common stock at an exercise price of $4.77 per share, which an independent appraiser determined to be the fair market value of that Subsidiary's common stock on the date of grant. On February 18, 1997, the Company adopted the Stock Option Plan and, pursuant to the terms of the Stock Option Plan, adjusted the number of shares of Common Stock subject to then outstanding options to 318,568, and the exercise price of such options to $10.38 per share, such conversion determined by an independent appraiser as of the date of grant. On March 12, 1997, the Company granted options to purchase 201,339 shares of the Company's Common Stock, with the exercise price of $11.42 based on the fair market value of the Company's Common Stock, as determined by an independent appraiser as of the date of the grant. The total number of shares of Common Stock reserved for issuance under the stock option plan is 1,040,000. As of June 30, 1997, the status of all outstanding options was as follows:


GRANT DATE                     TOTAL OPTIONS     EXERCISABLE OPTIONS     EXERCISE PRICE
---------------------------   ---------------   ---------------------   ---------------
   January 1, 1996   ......           309,072          77,268               $ 10.38
   March 12, 1997    ......           196,417              --                 11.42

     The weighted average remaining contractual life of the above options was
9.0 years as of December 31, 1996 and June 30, 1997.


     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its stock options. Under APB 25, because the exercise price of the Company's employee stock option equals the fair value of the underlying stock on the grant date, no compensation is recognized. However SFAS 123, "Accounting for Stock-Based Compensation", requires presentation of pro forma net income as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994, under the fair value method. The Company has estimated the fair value of stock options granted to employees on January 1, 1996 and March 12, 1997 to be $2.20 and $2.59 per option as of the respective grant dates, using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 6.12% for the 1996 grant and 6.65% for the 1997 grant; no volatility factor because the Company was not a public entity when the options were granted; no expected dividends; and expected option life of 4 years. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the vesting period. Under the fair value method, the Company's net income (loss) on a pro forma basis (including the effect of income taxes, only for periods subsequent to the Reorganization) would have been $1,693,102 for the year ended December 31, 1996 and $(1,218,930) for the six months ended June 30, 1997.


     In the event that a vested option becomes unexercisable or expires in accordance with the plan prior to a successful completion of an initial public offering, the option holder will be entitled to receive 50% of the increase of the fair market value of the vested options from the date of grant to the last day of the Company's taxable year immediately preceding the date on which the option becomes unexercisable or expires. This plan feature, which terminates upon completion of an initial public offering, is accounted for as a variable provision in accordance with APB 25. The amount of related compensation expense for the year ended December 31, 1996 and the six months ended June 30, 1997 was not material.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


NOTE 10. SHAREHOLDERS' EQUITY--(CONTINUED)

     On September 2, 1997, the Company granted options to purchase 106,303 shares of the Company's Common Stock, with the exercise price to be equal to the price of the shares sold in the Offering.


NOTE 11. RELATED PARTY TRANSACTIONS


     REVENUES: Certain shareholders of the Company owned franchises from which the Company received the following revenues in the periods indicated:



                                                                                      SIX MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,                 JUNE 30,
                                       -------------------------------------------   -----------------
                                           1994           1995           1996              1997
                                       ------------   ------------   -------------   -----------------
   PEO services   ..................   $5,551,806     $4,466,241     $13,505,481         $462,019
   Royalties   .....................      631,486        547,477         684,122          317,979
                                       -----------    -----------    ------------        ---------
   Included in net revenues   ......   $6,183,292     $5,013,718     $14,189,603         $779,998
                                       ===========    ===========    ============        =========

     These franchises owed the Company $251,912 and $150,763 at December 31, 1995 and 1996, respectively, and $119,663 at June 30, 1997, which are included in trade accounts receivable, relating to the above revenues.


     RECEIVABLES: The Company had the following notes and advances receivable due on demand from shareholders and affiliates. The notes had an interest rate at 10% per annum and the advances are non-interest bearing.


                                                                             AS OF DECEMBER 31,
                                                                          ------------------------
                                                                             1995         1996
                                                                          ----------   -----------
   Notes receivable from shareholders    ..............................   $     --     $4,300,000
   Advances due from:
    Shareholders    ...................................................    249,978        477,417
    Affiliates   ......................................................    105,783        110,187
                                                                          ---------    -----------
   Notes receivable and other amounts due from related parties   ......   $355,761     $4,887,604
                                                                          =========    ===========

     Total interest income from notes receivable and other amounts due from related parties was $12,899, $-0- and $29,223 for the years ended December 31, 1994, 1995, and 1996, respectively and $68,099 for the six months ended June 30, 1997.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


NOTE 11. RELATED PARTY TRANSACTIONS--(CONTINUED)

                                                                            AS OF DECEMBER 31,        AS OF JUNE 30,
                                                                        --------------------------   ---------------
                                                                           1995          1996             1997
LONG-TERM DEBT:                                                         ----------   -------------   ---------------
Acquisition notes payable, subordinated to the Revolving
  Credit Facility and Senior Notes. The interest rates range
  from 7% to 14% per annum. See Note 2.   ...........................   $239,101     $ 5,573,966       $2,791,733
Demand notes payable due to shareholders of the Company
  with an interest rate of 10% per annum. These notes were
  contributed to the additional paid-in capital of Synadyne II,
  Inc. and Synadyne III, Inc. in connection with the
  Reorganization. See Note 1.    ....................................         --       4,300,000               --
Notes payable in quarterly installments beginning in February
  1999, subordinated to the Revolving Credit Facility and
  Senior Notes. The interest rate is 21% per annum.   ...............    422,125       1,401,192        1,200,000
Notes payable for amounts due to shareholders in connection
  with the Reorganization, subordinated to the Revolving
  Credit Facility and the Senior Notes. These notes are
  payable in quarterly installments beginning in February 1999
  through 2001. The interest rate is 10% per annum.   ...............         --              --        1,685,000
                                                                        ---------    ------------      -----------
Long-term debt to related parties   .................................    661,226      11,275,158        5,676,733
Less current maturities of long-term debt to related parties   ......    661,226       8,872,497          731,797
                                                                        ---------    ------------      -----------
Long-term debt to related parties, less current maturities  .........   $     --     $ 2,402,661       $4,944,936
                                                                        =========    ============      ===========

     The aggregate annual principal payments on long-term debt to related parties are as follows:


                          AS OF DECEMBER 31, 1996     AS OF JUNE 30, 1997
                         -------------------------   --------------------
   1997   ............          $ 8,872,497               $  731,797
   1998   ............              784,338                1,349,506
   1999   ............              718,342                1,662,265
   2000   ............              762,294                1,913,690
   2001   ............              137,687                   19,475
   Thereafter   ......                   --                       --
                                ------------              -----------
   Total  ............          $11,275,158               $5,676,733
                                ============              ===========

     Total interest expense for long-term debt to related parties was $67,847, $136,326 and $667,265 for the years ended December 31, 1994, 1995 and 1996, respectively, and $482,131 for the six months ended June 30, 1997.

     The Company has purchased certain real estate previously owned by SMSB and consolidated in these financial statements. The total purchase price was $840,000 for assets with a net book value of $618,732 at December 31, 1996. On June 13, 1997, the Company consummated a portion of this purchase for a price of $430,000, corresponding to assets with a net book value of $293,467 on the date of purchase. In July and August 1997 the Company consummated the remainder of this purchase, for a price of $410,000, corresponding to assets with a net book value of $314,659 on the date of purchase.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


NOTE 11. RELATED PARTY TRANSACTIONS--(CONTINUED)

     A law firm owned by a shareholder of the Company received legal fees for services rendered to the Company during 1994, 1995, 1996 and for the Six months ended June 30, 1997, in the approximate amounts of $131,000, $52,000, $80,000 and $97,000, respectively.


NOTE 12. SUPPLEMENTAL INFORMATION ON NONCASH INVESTING AND FINANCING ACTIVITIES


     The consolidated statements of cash flows do not include the following noncash investing and financing activities:


                                                          YEARS ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
                                                  ---------------------------------------- -------------------------------
                                                     1994        1995           1996            1996            1997
                                                  ---------- ------------- --------------- --------------- ---------------
Acquisitions:
 Tangible and intangible assets acquired   ...... $     --   $  248,666    $  8,497,841    $  6,322,745     $ 25,067,375
 Liabilities assumed  ...........................       --       (4,885)       (146,991)             --          (54,455)
 Debt issued    .................................       --     (123,407)     (6,401,255)     (4,372,745)      (3,627,920)
                                                  ---------  ----------    ------------    ------------     ------------
Cash paid    .................................... $     --   $  120,374    $  1,949,595    $  1,950,000     $ 21,385,000
                                                  =========  ==========    ============    ============     ============
Increase in property and equipment and
  long-term debt, primarily capitalized leases    $311,741   $   55,926    $  7,370,322    $         --     $    720,815
                                                  =========  ==========    ============    ============     ============
Debt to shareholders for distributions and
  amounts in connection with the
  Reorganization   .............................. $     --   $       --    $    967,150    $         --     $  1,745,000
                                                  =========  ==========    ============    ============     ============
Increase in line of credit due to retirement
  of long-term debt-other   ..................... $405,110   $       --    $         --    $         --     $         --
                                                  =========  ==========    ============    ============     ============
Shareholders' contribution to additional
  paid-in capital in connection with the
  Reorganization   .............................. $     --   $       --    $         --    $         --     $  4,300,000
                                                  =========  ==========    ============    ============     ============

NOTE 13. UNAUDITED PRO FORMA DATA


     Pro forma net income includes adjustments made to historical net income for pro forma income taxes computed as if the Company had been fully subject to federal and applicable state income taxes. The pro forma weighted average shares outstanding (6,050,000 for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 6,690,214 for the six months ended June 30, 1997) used to calculate adjusted pro forma earnings per share includes (a) the 5,448,788 shares of common stock issued in connection with the Reorganization, (b) all outstanding options and warrants to purchase common stock calculated using the treasury stock method and an offering price of $15.00 per share, as if all such options and warrants had been outstanding for all periods presented (264,782 for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1,144,235 for the six months ended June 30, 1997) and (c) for the periods prior to the Reorganization, the equivalent number of shares (336,430 for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 97,191 for the six months ended June 30, 1997) of common stock represented by the shares of common stock of the Subsidiaries purchased from certain shareholders for cash and notes in the Reorganization. See Note 1.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

                              UNAUDITED PRO FORMA
                      CONSOLIDATED FINANCIAL INFORMATION


     The following Unaudited Pro forma Consolidated Statements of Income for the year ended December 31, 1996 and the six months ended June 30, 1997 include the Company's historical results of operations, adjusted to reflect (a) the 1996 Acquisitions and 1997 Acquisitions (see Note 1 for the acquired businesses included); (b) the elimination of the amount of compensation expense for the Company's three principal shareholders and its president and chief executive officer (who is also a shareholder) which is in excess of the compensation for such individuals subsequent to the Reorganization and the elimination of the amount of compensation expense for the former owners of the 1996 Acquisitions and 1997 Acquisitions which is in excess of the compensation for such individuals subsequent to the Acquisitions; (c) the distributions to shareholders, the purchase of shares of common stock of the Subsidiaries from certain shareholders and the contribution to capital by shareholders, each of which occurred in connection with the Reorganization; (d) the issuance of the Senior Notes and Warrants; and (e) the sale by the Company of the 3,000,000 shares of Common Stock offered hereby at an offering price of $15.00 per share and the application of the net proceeds therefrom, as if all such events and transactions had occurred as of January 1, 1996. In addition, income taxes were computed as if the Company and the 1996 Acquisitions and the 1997 Acquisitions had been fully subject to federal and applicable state income taxes as of January 1, 1996.


     The Unaudited Pro Forma Consolidated Financial Information is not necessarily indicative of the results that would have occurred if the events and transactions referred to above had occurred on January 1, 1996 or which may be realized in the future. The Unaudited Pro Forma Consolidated Financial Information should be read in conjunction with the historical financial statements and the notes thereto included elsewhere in this Prospectus.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                        HISTORICAL
                                              ------------------------------
                                                                ACQUIRED          PRO FORMA
                                                 COMPANY      BUSINESSES(1)      ADJUSTMENTS
                                              -------------- --------------- -------------------
Net revenues   .............................. $  280,171        $67,505      $         923(2)
Cost of revenues  ...........................    242,102         50,856               (923)(2)
                                              -----------       -------
Gross profit   ..............................     38,069         16,649
Selling, general and administrative expenses:
 Shareholders' compensation   ...............      2,321          1,806             (3,493) (3)
 Amortization of intangible assets  .........        424             --              1,979 (4)
 Other selling, general and administrative
  expenses  .................................     29,841         11,535                171 (4)
                                              -----------       -------
Operating income  ...........................      5,483          3,308
Interest expense (income), net   ............      2,175            380              5,915 (5)
Other expense (income), net   ...............      1,448           (505)
                                              -----------       -------
Income before provision (benefit) for
 income taxes  ..............................      1,860          3,433
Pro forma provision (benefit) for
 income taxes  ..............................        757(6)          --               (367) (7)
                                              -----------       -------      -------------
Pro forma net income    ..................... $    1,103        $ 3,433      $       4,205
                                              ===========       =======      =============
Pro forma weighted average common shares
 outstanding   ..............................      6,050(8)
                                              ===========
Pro forma earnings per share  ............... $      .18
                                              ===========



                                                                    OFFERING        SUPPLEMENTAL
                                                 PRO FORMA      ADJUSTMENTS (10)     PRO FORMA
                                              ---------------- ------------------ ----------------
Net revenues   .............................. $   346,753                         $   346,753
Cost of revenues  ...........................     292,035                             292,035
                                              -----------                         -----------
Gross profit   ..............................      54,718                              54,718
Selling, general and administrative expenses:
 Shareholders' compensation   ...............         634                                 634
 Amortization of intangible assets  .........       2,403                               2,403
 Other selling, general and administrative
  expenses  .................................      41,547                              41,547
                                              -----------                         -----------
Operating income  ...........................      10,134                              10,134
Interest expense (income), net   ............       8,470          $ (6,080)            2,390
Other expense (income), net   ...............         943                                 943
                                              -----------                         -----------
Income before provision (benefit) for
 income taxes  ..............................         721                               6,801
Pro forma provision (benefit) for
 income taxes  ..............................         390             2,230             2,620
                                              -----------          --------       -----------
Pro forma net income    ..................... $       331          $ (3,850)      $     4,181
                                              ===========          ========       ===========
Pro forma weighted average common shares
 outstanding   ..............................       6,950 (9)                           9,950(10)
                                              ===========                         ===========
Pro forma earnings per share  ............... $       .05                         $       .42
                                              ===========                         ===========

             See notes to unaudited pro forma statements of income.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                         SIX MONTHS ENDED JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                          HISTORICAL
                                              ----------------------------------
                                                                    ACQUIRED         PRO FORMA
                                                   COMPANY       BUSINESSES (1)     ADJUSTMENTS
                                              ----------------- ---------------- -----------------
Net revenues   .............................. $   193,197           $11,389      $       139(2)
Cost of revenues  ...........................     165,838             8,728             (139)(2)
                                              -----------           -------
Gross profit   ..............................      27,359             2,661
Selling, general and administrative expenses:
 Shareholders' compensation   ...............         292               168             (388) (3)
 Amortization of intangible assets  .........         892                --              298 (4)
 Other selling, general and administrative
  expenses  .................................      23,377             2,136               26 (4)
                                              -----------           -------
Operating income  ...........................       2,798               357
Interest expense (income), net   ............       3,513                32            1,484 (5)
Other expense (income), net   ...............       1,219               (34)
                                              -----------           -------
Income (loss) before provision (benefit) for
 income taxes  ..............................      (1,934)              359
Pro forma provision (benefit) for
 income taxes  ..............................        (467) (6)                          (273)(7)
                                              -----------                        -----------
Pro forma net income (loss)   ............... $    (1,467)          $   359      $     1,147
                                              ===========           =======      ===========
Pro forma weighted average common shares
 outstanding   ..............................       6,690 (8)
                                              ===========
Pro forma earnings (loss) per share    ...... $      (.22)
                                              ===========



                                                                    OFFERING         SUPPLEMENTAL
                                                 PRO FORMA      ADJUSTMENTS (10)      PRO FORMA
                                              ---------------- ------------------ ------------------
Net revenues   .............................. $   204,447                         $    204,447
Cost of revenues  ...........................     174,427                              174,427
                                              -----------                         ------------
Gross profit   ..............................      30,020                               30,020
Selling, general and administrative expenses:
 Shareholders' compensation   ...............          72                                   72
 Amortization of intangible assets  .........       1,190                                1,190
 Other selling, general and administrative
  expenses  .................................      25,539                               25,539
                                              -----------                         ------------
Operating income  ...........................       3,219                                3,219
Interest expense (income), net   ............       5,029      $      (3,360)            1,669
Other expense (income), net   ...............       1,185             (1,244)(11)          (59)
                                              -----------                         ------------
Income (loss) before provision (benefit) for
 income taxes  ..............................      (2,995)                               1,609
Pro forma provision (benefit) for
 income taxes  ..............................        (740)             1,352               612
                                              -----------      ------------       ------------
Pro forma net income (loss)   ............... $    (2,255)     $      (3,252)     $        997
                                              ===========      ============       ============
Pro forma weighted average common shares
 outstanding   ..............................       6,950 (9)                            9,950 (10)
                                              ===========                         ============
Pro forma earnings (loss) per share    ...... $      (.32)                        $        .10
                                              ===========                         ============

             See notes to unaudited pro forma statements of income.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                             STATEMENTS OF INCOME


NOTE 1


     Includes the historical results of operations of the 1996 Acquisitions and 1997 Acquisitions from January 1, 1996 to the date of acquisition. These historical results for the year ended December 31, 1996 include $500,000 of other income attributable to life insurance proceeds for a key officer of Stand-By, Inc. All of such acquisitions have been accounted for as purchases, and consist of the following:


                                                          DATE OF ACQUISITION     PURCHASE PRICE
                                                         ---------------------   ---------------
   1996 ACQUISITIONS:
   LL Corps., Inc.   .................................      March 15, 1996         $   84,752
   Payray, Inc. and Tri-Temps, Inc. ..................       April 1, 1996          4,922,745
   CST Services Inc. .................................        May 6, 1996           1,592,000
   Temp Aid, Inc. ....................................       June 10, 1996             15,322
   Kesi, Inc.  .......................................    September 30, 1996          160,660
   1997 ACQUISITIONS:
   Laporte Enterprises, Inc.  ........................     February 14, 1997        1,300,000
   Apex, Inc.  .......................................     February 21, 1997        1,000,000
   Standby Personnel of Colorado Springs, Inc.  ......     February 24, 1997        3,090,302
   Staff Net, Inc.   .................................     February 24, 1997          308,333
   Staff Management, Inc.  ...........................       March 3, 1997          3,970,997
   Superior Temporaries, Inc. ........................       March 3, 1997          9,000,000
   Stand-By, Inc. ....................................      March 31, 1997          5,444,437
   Labor World of Minneapolis, Inc. ..................       June 30, 1997            825,000

     The terms of the above acquisitions are discussed in Note 2 to the Company's consolidated financial statements. The agreements for certain acquisitions contain provisions for contingent payments of additional purchase price based on the net revenues, gross margin or income before income taxes of the acquired businesses over periods of two years after the acquisition. Should the contingent payments be made, they would be recorded as additional purchase price and increase the amount of goodwill. The above purchase prices have been adjusted to reflect imputed interest on acquisition financing.


NOTE 2


     To eliminate revenues of the Company and (i) related expenses and costs of Payray, Inc. and Tri-Temps, Inc., LL Corps., Inc., Temp Aid, Inc., Kesi, Inc., Laporte Enterprises, Inc., Superior Temporaries, Inc. and Labor World of Minneapolis, Inc. related to franchise royalties and (ii) expenses and costs of Laporte Enterprises, Inc. related to funding fees, for services provided by the Company to these acquired businesses, which were franchisees prior to their acquisition.


NOTE 3


     To (i) eliminate the amount of compensation for the Company's three principal shareholders and its president and chief executive officer (who is also a shareholder) which is in excess of the compensation for such individuals established at the time of the Reorganization, (ii) to reduce the amount of compensation and other expenses of the former owners of the 1996 Acquisitions and 1997 Acquisitions to the amounts paid to them in accordance with the terms of their compensation contracts after such acquisitions and (iii) to eliminate the amount of compensation and other expenses of the former owners of the 1996 Acquisitions and 1997 Acquisitions that was discontinued due to the termination of their employment at the time of the acquisition.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                       STATEMENTS OF INCOME--(CONTINUED)
NOTE 4


     To reflect additional depreciation and amortization of the assets purchased in the 1996 Acquisitions and 1997 Acquisitions. The following table summarizes the values assigned to the assets acquired and the weighted average amortization or depreciation periods.



                                                                   WEIGHTED AVERAGE
                                                                    AMORTIZATION OR
                                                     AMOUNT       DEPRECIATION PERIODS
                                                  ------------   ---------------------
   Tangible assets, primarily equipment  ......   $   949,407          5   years
   Identifiable intangible assets:
    Covenants not to compete ..................     1,204,841          9.4 years
    Customer lists  ...........................     4,395,981          5.5 years
    Employee lists  ...........................       155,049           .2 year
   Goodwill   .................................    25,009,270         32.7 years
                                                  ------------
                                                  $31,714,548
                                                  ============

     The costs of each acquisition have been allocated to the assets acquired and liablilities assumed based on their fair values at the date of acquisition as determined by management with the assistance of an independent valuation consultant. The allocation of the costs of acquisition for the 1997 Acquisitions is preliminary while the Company obtains final information regarding the fair values of all assets acquired; however, management believes that any adjustments to the amounts allocated will not have a material effect on the Company's financial position or results of operations.


NOTE 5


     To adjust for the additional interest and amortization expense for indebtedness incurred (a) to pay the purchase price and acquisition costs and to provide working capital for the 1996 Acquisitions and 1997 Acquisitions; and
(b) to pay the distributions to shareholders and the consideration for the purchase of shares of common stock of the Subsidiaries from certain shareholders, each of which occurred in connection with the Reorganization. The following is a summary of the additional interest and amortization expense:



                                                           INTEREST      YEAR ENDED       SIX MONTHS ENDED
                                                            RATES     DECEMBER 31, 1996    JUNE 30, 1997
                                                          ---------- ------------------- -----------------
   ADDITIONAL INTEREST EXPENSE
   Notes due to sellers:
    1996 Acquisitions   .................................  7 - 14%       $  147,781         $       --
    1997 Acquisitions   .................................    12%            393,848             73,200
   Borrowings under line of credit and Revolving
    Credit Facility  ....................................   8.75%         1,062,843            236,479
   Senior Notes   .......................................    11%          2,750,000            458,334
                                                                         -----------        -----------
                                                                          4,354,472            768,013
   ADDITIONAL AMORTIZATION EXPENSE
   Discount on Senior Notes   ...........................                 1,259,559            602,484
   Debt issuance costs, Senior Notes   ..................                   300,794             79,582
   Debt issuance costs, Revolving Credit Facility  ......                        --             33,427
                                                                         -----------        -----------
                                                                         $5,914,825         $1,483,506
                                                                         ===========        ===========

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                       STATEMENTS OF INCOME--(CONTINUED)
NOTE 6


     To reflect income taxes computed as if the Company had been fully subject to federal and applicable state income taxes. The Company recognized a one-time tax benefit of $385,693, as a result of the termination at the time of Reorganization of the Subsidiaries' elections to be treated as S corporations, that is not reflected in these pro forma statements.


NOTE 7


     To adjust for the effects of income taxes on (a) the historical earnings of the 1996 Acquisitions and the 1997 Acquisitions, all of which (except Stand-By, Inc.) were S corporations prior to acquisition, as if they had been fully subject to federal and applicable state income taxes and (b) the effect of the pro forma adjustments.


NOTE 8


     Pro forma weighted average common shares outstanding on a historical basis consist of the following:



                                                                YEAR ENDED         SIX MONTHS ENDED
                                                             DECEMBER 31, 1996      JUNE 30, 1997
                                                            -------------------   -----------------
   Shares issued in the Reorganization, weighted for the
    equivalent shares representing the Subsidiaries'
    common stock purchased in connection with the
    Reorganization on February 21, 1997   ...............        5,785,216                5,545,978
   Effects of options and warrants to purchase common
    stock, calculated using the treasury stock method and
    an offering price of $15.00 per share, as if they had
    been outstanding for the entire period   ............          264,784                1,144,236
                                                                 ----------               ---------
   Total outstanding shares   ...........................        6,050,000                6,690,214
                                                                 ==========               =========

     For purposes of the above application of the treasury stock method for the period from January 1, 1996 through February 21, 1997, the proceeds from the warrants were assumed to be the actual proceeds of $18,541,996, or $13.63 per warrant, received by the Company at the time of their February 21, 1997 issuance. The actual exercise price of $.015 per share was used after that date.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                       STATEMENTS OF INCOME--(CONTINUED)
NOTE 9


     To reflect the effect on outstanding shares of the purchase of shares of common stock of the Subsidiaries from certain shareholders in the Reorganization and the issuance of the Warrants as if both transactions had occurred as of January 1, 1996, calculated as follows:



                                                                  YEAR ENDED         SIX MONTHS ENDED
                                                               DECEMBER 31, 1996      JUNE 30, 1997
                                                              -------------------   -----------------
   Total outstanding shares, historical  ..................       6,050,000            6,690,214
   Decrease in weighted average number of shares issued in
    the Reorganization, based on assumed transaction date
    of January 1, 1996 ....................................        (336,430)             (97,191)
   Increase in weighted average number of shares calculated
    using the treasury stock method, based on the assumed
    issuance of warrants on January 1, 1996 and the actual
    exercise price of $.015 per share .....................       1,236,164              356,711
                                                                  ---------            ---------
   Total outstanding shares, pro forma   ..................       6,949,734            6,949,734
                                                                  =========            =========

NOTE 10


     To adjust for the effects of the sale by the Company of the 3,000,000 shares of Common Stock offered hereby at an offering price of $15.00 per share and the reduced interest and other debt related expenses, net of income taxes, as a result of the application of the net proceeds therefrom to retire (a) the balance of the Senior Notes in full, (b) a portion of the outstanding indebtedness under the Revolving Credit Facility, (c) various promissory notes due to certain existing shareholders of the Company, their family members and an executive officer of the Company, and (d) various promissory notes issued in connection with certain acquisitions. The retirement of the Senior Notes will also result in an extraordinary loss of $13,694,979, net of a $6,801,983 income tax benefit, which is not reflected in the supplemental pro forma net income.


NOTE 11


     To eliminate expense arising from a put warrants valuation adjustment included in the Company's historical results for the six months ended June 30, 1997, which increased supplemental pro forma earnings per share by $0.11 per share.


     The holders of the warrants have a put right, as a result of which the Company recorded a liability at the time of the issuance of the warrants based on their fair value. Until the Offering is consummated, the Company will adjust this liability to fair value at the end of each accounting period. Based on an offering price of $15.00 per share and the consummation of this Offering prior to December 31, 1997, these put warrants valuation adjustments will result in non-operating expenses in the third and fourth quarters of 1997 totaling $597,673 ($532,714 net of income tax benefit).


     Although this pro forma data was prepared assuming the issuance of the put warrants as of January 1, 1996, these statements do not contain a put warrants valuation adjustment for the year ended December 31, 1996, and the put warrant valuations adjustment included in the pro forma results for the six months ended June 30, 1997 (and eliminated in arriving at the supplemental pro forma results) is the adjustment based on the actual warrant issuance date of February 21, 1997.

                         INDEPENDENT AUDITORS' REPORT



Payray, Inc. and Tri-Temps, Inc.:


     We have audited the combined balance sheet of Payray, Inc. and Tri-Temps, Inc. (the "Company") as of December 31, 1995, and the related combined statements of operations and retained earnings and of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Payray, Inc. and Tri-Temps, Inc. as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.




DELOITTE & TOUCHE LLP
Certified Public Accountants


Chicago, Illinois
March 29, 1996

                       PAYRAY, INC. AND TRI-TEMPS, INC.
                            COMBINED BALANCE SHEET
                               DECEMBER 31, 1995





ASSETS
CURRENT ASSETS:
Trade accounts receivable less allowance for doubtful accounts of $90,000 ...   $  925,576
PROPERTY AND EQUIPMENT, net  ................................................       55,054
DEPOSITS   ..................................................................      287,145
                                                                                -----------
TOTAL ASSETS  ...............................................................   $1,267,775
                                                                                ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Cash overdraft   ............................................................   $   77,351
Accounts payable    .........................................................      107,638
Accrued expenses    .........................................................      381,487
Line of credit   ............................................................      640,000
                                                                                -----------
  Total current liabilities  ................................................    1,206,476
                                                                                -----------
COMMITMENTS AND CONTINGENCIES (NOTE 5, 7)
STOCKHOLDERS' EQUITY:
Common stock, no par value, 20,000 shares authorized, 2,000 shares issued and
 outstanding  ...............................................................        2,000
Retained earnings   .........................................................       59,299
                                                                                -----------
  Total stockholders' equity    .............................................       61,299
                                                                                -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  .................................   $1,267,775
                                                                                ===========

                             See notes to combined financial statements.

                       PAYRAY, INC. AND TRI-TEMPS, INC.
            COMBINED STATEMENT OF OPERATIONS AND RETAINED EARNINGS
                         YEAR ENDED DECEMBER 31, 1995





NET REVENUES    .................................    $ 7,141,948
COST OF REVENUES   ..............................      5,784,631
                                                     -----------
TOTAL GROSS PROFIT ..............................      1,357,317
                                                     -----------
OPERATING EXPENSES:
  Stockholder's compensation   ..................        264,818
  Office rent paid to stockholder ...............         61,650
  Other general and administrative   ............      1,224,727
                                                     -----------
  Total operating expenses  .....................      1,551,195
                                                     -----------
OPERATING LOSS  .................................       (193,878)
OTHER EXPENSE:
  Interest expense    ...........................         38,268
                                                     -----------
NET LOSS  .......................................       (232,146)
RETAINED EARNINGS, Beginning of the year   ......        291,445
                                                     -----------
RETAINED EARNINGS, End of the year   ............    $    59,299
                                                     ===========

                             See notes to combined financial statements.

                       PAYRAY, INC. AND TRI-TEMPS, INC.
                        COMBINED STATEMENT OF CASH FLOWS
                         YEAR ENDED DECEMBER 31, 1995





CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss    .....................................................................    $ (232,146)
  Adjustments to reconcile net loss to net cash flows used in operating activities:
  Allowance for doubtful accounts  ................................................        31,029
  Depreciation and amortization ...................................................        15,275
  Change in assets and liabilities:
    Accounts receivable--net    ...................................................        20,129
    Deposits  .....................................................................      (232,127)
    Accounts payable and accrued expenses   .......................................       364,191
                                                                                       ----------
    Net cash flows used in operating activities   .................................       (33,649)
                                                                                       ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment    ..........................................       (32,105)
                                                                                       ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in cash overdraft ......................................................        22,174
  Net borrowings under the line of credit   .......................................        43,580
                                                                                       ----------
    Net cash flows provided by financing activities  ..............................        65,754
                                                                                       ----------
NET CHANGE IN CASH  ...............................................................    $      -0-
                                                                                       ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest ............................................................    $   38,268
                                                                                       ==========

                  See notes to combined financial statements.

                       PAYRAY, INC. AND TRI-TEMPS, INC.

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS


NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS: Payray, Inc and Tri-Temps, Inc. (the "Companies") are Illinois corporations, which provide temporary industrial staffing services in eight regions throughout Illinois and Wisconsin.

     BASIS OF PRESENTATION: The accompanying combined financial statements present the financial position, results of operations and cash flows of the Companies. The Companies have common ownership and management. All significant intercompany balances and transactions are eliminated in combination.

     USE OF ESTIMATES: The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

     PROPERTY AND EQUIPMENT: Property and equipment are stated at cost. The Companies provide for depreciation of leasehold improvements using the straight-line method over the remaining lease term. All other property and equipment are depreciated using the double declining balance method over the estimated useful lives of the related assets which range from 5 to 7 years.

     DEPOSITS: Deposits consist of loss collateral deposits paid to an insurance company for pending workers' compensation claims.

     INCOME TAXES: The Companies have elected to be treated as S corporations under the provisions of the Internal Revenue Code. The taxable income of the Companies is directly taxable to the stockholder for federal tax purposes and the stockholder is responsible for the payment of income taxes thereon. The Companies are subject to the Illinois replacement tax. No allowance for such tax has been made at December 31, 1995 as each Company reported a loss.

     FAIR VALUE OF FINANCIAL INSTRUMENTS: The carrying value of financial instruments included in current assets and liabilities approximates fair values due to the short-term maturities of these instruments.

     REVENUE RECOGNITION: Revenues are recognized when the related service is performed net of provision for credits and allowances.

NOTE 2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:


   Furniture, fixtures and equipment    ..................   $23,075
   Vehicles  .............................................    24,669
   Leasehold improvements   ..............................    29,590
                                                             --------
   Total  ................................................    77,334
   Less accumulated depreciation and amortization   ......    22,280
                                                             --------
   Property and equipment--net    ........................   $55,054
                                                             ========

NOTE 3. LINE OF CREDIT

     The Companies maintain a line of credit for $750,000 collateralized by accounts receivable and fixed assets and bearing interest at prime plus .25% (8.75% at December 31, 1995). Borrowings are limited to 75% of trade accounts receivable. Borrowings under the line of credit amounted to $640,000 at December 31, 1995.

                       PAYRAY, INC. AND TRI-TEMPS, INC.

NOTE 4. ACCRUED EXPENSES


     Accrued expenses consist of:



   Workers' compensation   ......   $221,012
   Payroll  .....................     84,477
   Royalties   ..................     42,170
   Other    .....................     33,828
                                    ---------
                                    $381,487
                                    =========

NOTE 5. LEASE COMMITMENTS


     The Companies lease office facilities and certain office equipment under operating leases which expire through 2003. Three office facilities are leased from the principal stockholder of the Companies (see Note 6). The following is a schedule of future minimum annual rental commitments required under noncancelable operating leases as of December 31, 1995 including $362,700 on leases with the stockholder:



   1996   ............   $ 80,022
   1997   ............     65,457
   1998   ............     54,525
   1999   ............     48,901
   Thereafter   ......    175,500
                         ---------
   Total  ............   $424,405
                         =========

     Rent expense was $51,650 for the year ending December 31, 1995, including $32,200 on leases with the stockholder.


NOTE 6. RELATED PARTY TRANSACTIONS


     Operating expenses include amounts paid to or on behalf of the stockholder as follows:



   Management fees to stockholder  ...............   $ 180,752
   Expenses paid on behalf of stockholder   ......      79,666
   Rent paid for office locations  ...............      61,650
   Other   .......................................       4,400

NOTE 7. CONTINGENCIES


     The Companies are subject to legal proceedings and claims which have arisen in the ordinary course of their businesses. These actions, when ultimately concluded and determined, will not, in the opinion of management, have a material adverse effect on the financial positions of the Companies.


NOTE 8. SUBSEQUENT EVENT


     On February 23, 1996 the Companies signed a letter of intent to sell its business and certain assets to a subsidiary of OutSource International, Inc. The sale was subsequently consummated.

                         INDEPENDENT AUDITORS' REPORT



CST Services Inc.:


     We have audited the accompanying balance sheets of CST Services Inc. as of December 31, 1994 and 1995, and the related statements of income, stockholder's equity, and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, such financial statements present fairly, in all material respects, the financial position of CST Services Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.


     As discussed in Note 4 to the financial statements, the Company has sold its business and certain assets to a subsidiary of OutSource International, Inc.




DELOITTE & TOUCHE LLP
Certified Public Accountants


Boston, Massachusetts
April 18, 1996, except as to Note 4 for which the date is May 6, 1996

                               CST SERVICES INC.

                                BALANCE SHEETS




                                                              DECEMBER 31,           MARCH 30,
                                                        -------------------------   ------------
                                                           1994          1995           1996
                                                        -----------   -----------   ------------
                                                                                     (UNAUDITED)
ASSETS
CURRENT ASSETS:
 Cash   .............................................    $500,720     $531,376       $554,195
 Trade accounts receivable, net of allowance for
   doubtful accounts of $3,000 at December 31, 1995
   and March 30, 1996  ..............................     263,525      314,696        323,105
 Prepaid and other assets    ........................      21,707       51,827         49,848
                                                         --------     ---------      --------
   Total current assets   ...........................     785,952      897,899        927,148
                                                         --------     ---------      --------
EQUIPMENT:
 Office equipment   .................................      13,342       13,342         15,382
 Accumulated depreciation    ........................      (3,933)      (7,627)        (8,523)
                                                         --------     ---------      --------
   Equipment, net   .................................       9,409        5,715          6,859
                                                         --------     ---------      --------
                                                         $795,361     $903,614       $934,007
                                                         ========     =========      ========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
 Accounts payable and other  ........................    $ 14,190     $  7,665       $  6,043
 Accrued payroll expenses ...........................     176,317      112,114        118,977
 Accrued workers' compensation expense   ............      54,586       95,489        101,531
 Accrued professional fees   ........................      25,000       40,000         46,000
                                                         --------     ---------      --------
   Total current liabilities ........................     270,093      255,268        272,551
                                                         --------     ---------      --------
CONTINGENCY (NOTE 3)
STOCKHOLDER'S EQUITY
 Common stock, no par value:
  Authorized, 200,000 shares; issued and outstanding,
    100 shares   ....................................       8,500        8,500          8,500
 Retained earnings  .................................     516,768      639,846        652,956
                                                         --------     ---------      --------
   Total stockholder's equity   .....................     525,268      648,346        661,456
                                                         --------     ---------      --------
                                                         $795,361     $ 903,614      $934,007
                                                         ========     =========      ========

                       See notes to financial statements.

                               CST SERVICES INC.

                             STATEMENTS OF INCOME




                                              YEARS ENDED DECEMBER          THREE MONTHS ENDED
                                                       31,               ------------------------
                                                                          APRIL 1,     MARCH 30,
                                               1994           1995          1995         1996
                                           ------------   ------------   ----------   -----------
                                                                               (UNAUDITED)
NET REVENUES ...........................   $3,684,244     $4,421,992     $901,761     $1,047,081
                                           -----------    -----------    ---------    -----------
COST OF REVENUES:
 Payroll  ..............................    2,318,455      2,814,776      585,024        667,238
 Payroll taxes  ........................      313,448        367,658       75,815         84,469
 Workers' compensation insurance  ......      153,328        232,651       43,875         71,906
                                           -----------    -----------    ---------    -----------
   Total cost of revenues   ............    2,785,231      3,415,085      704,714        823,613
                                           -----------    -----------    ---------    -----------
GROSS PROFIT ...........................      899,013      1,006,907      197,047        223,468
                                           -----------    -----------    ---------    -----------
OPERATING EXPENSES .....................      488,667        520,680      117,230        126,202
                                           -----------    -----------    ---------    -----------
OTHER INCOME:
 Placement fees    .....................       35,660          8,850        2,250          2,000
 Interest income   .....................        2,595          3,997          814            794
                                           -----------    -----------    ---------    -----------
   Total other income ..................       38,255         12,847        3,064          2,794
                                           -----------    -----------    ---------    -----------
NET INCOME   ...........................   $  448,601     $  499,074     $ 82,881     $  100,060
                                           ===========    ===========    =========    ===========

                       See notes to financial statements.

                               CST SERVICES INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY





                                                     COMMON      RETAINED
                                                     STOCK       EARNINGS
                                                    --------   -------------
BALANCE, JANUARY 1, 1994 ........................    $8,500     $  173,491
 Distributions to stockholder  ..................        --       (105,324)
 Net income  ....................................        --        448,601
                                                     -------    ----------
BALANCE, DECEMBER 31, 1994  .....................     8,500        516,768
 Distributions to stockholder  ..................        --       (375,996)
 Net income  ....................................        --        499,074
                                                     -------    ----------
BALANCE, DECEMBER 31, 1995  .....................     8,500        639,846
 Distributions to stockholder (unaudited)  ......        --        (86,950)
 Net income (unaudited)  ........................        --        100,060
                                                     -------    ----------
BALANCE, MARCH 30, 1996 (UNAUDITED)  ............    $8,500     $  652,956
                                                     =======    ==========

                       See notes to financial statements.

                               CST SERVICES INC.

                            STATEMENTS OF CASH FLOWS



                                                                                            THREE MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,      -------------------------
                                                                                          APRIL 1,      MARCH 30,
                                                             1994            1995           1995          1996
                                                         -------------   -------------   -----------   -----------
                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ..........................................    $  448,601      $  499,074     $ 82,881      $100,060
 Adjustments to reconcile net income to net cash
   provided by operating activities:
 Depreciation  .......................................         2,639           3,694          923           896
   Increase (decrease) arising from working
      capital items:
    Accounts receivable ..............................      (135,865)        (51,171)      14,987        (8,409)
    Prepaids and other assets ........................       (20,349)        (30,120)      (1,397)        1,979
    Accounts payable and other   .....................         9,413          (6,525)     (10,246)       (1,622)
    Accrued payroll  .................................       101,902         (64,203)     (69,095)        6,863
    Accrued workers' compensation   ..................        14,086          40,903       29,140         6,042
    Accrued professional fees ........................         7,000          15,000        5,500         6,000
                                                          ----------      ----------     ---------     ---------
     Net cash provided by operating activities  ......       427,427         406,652       52,693       111,809
                                                          ----------      ----------     ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of office equipment   .....................        (6,679)             --           --        (2,040)
                                                          ----------      ----------     ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayment of loan from stockholder ..................       (10,200)             --           --            --
 Distributions to stockholder ........................      (105,324)       (375,996)     (48,000)      (86,950)
                                                          ----------      ----------     ---------     ---------
     Net cash used for financing activities  .........      (115,524)       (375,996)     (48,000)      (86,950)
                                                          ----------      ----------     ---------     ---------
NET INCREASE IN CASH .................................       305,224          30,656        4,693        22,819
CASH, BEGINNING OF YEAR ..............................       195,496         500,720      500,720       531,376
                                                          ----------      ----------     ---------     ---------
CASH, END OF YEAR ....................................    $  500,720      $  531,376     $505,413      $554,195
                                                          ==========      ==========     =========     =========

                       See notes to financial statements.

                               CST SERVICES INC.

                         NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO MARCH 30, 1996 AND THE THREE MONTHS ENDED APRIL 1,
                                     1995
                        AND MARCH 30, 1996 IS UNAUDITED)


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     NATURE OF BUSINESS - CST Services Inc. (the "Company") is a Massachusetts corporation which provides temporary light industrial and clerical staffing services.


     UNAUDITED INTERIM FINANCIAL STATEMENTS - The interim financial statements and the related information in the notes as of March 30, 1996 and for the three months ended April 1, 1995 and March 30, 1996 are unaudited. Such interim financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments (including normal accruals) necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.


     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates.


     PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. The Company provides for depreciation using the straight-line method over the estimated useful lives of the related assets which range from 3 to 5 years.


     INCOME TAXES - The Company has elected to be treated as an S corporation under the provisions of the Internal Revenue Code. The Company is subject to Massachusetts excise tax based on the Company's net worth. These amounts have been recorded as operating expenses in the financial statements. The taxable income of the Company is directly taxable to the stockholder for federal and state tax purposes and the stockholder is responsible for the payment of income taxes thereon.


     REVENUE RECOGNITION - All revenues are recognized as the related service is performed net of provision for credits and allowances.


     FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts of the accounts receivable and accounts payable balances approximate their fair values.


NOTE 2. OFFICE SPACE


     The Company rents office space on a month-to-month basis. Total rent expense amounted to $8,600 in 1994 and $9,600 in 1995.


NOTE 3. CONTINGENCY


     As of December 31, 1995 there is a disagreement between the Company and its former insurance carrier relating to premiums paid under a general liability insurance policy for the year ended December 1994. The insurance carrier has asserted that the Company owes additional premiums in the amount of $48,000, plus accrued interest on this amount. The Company is attempting to settle this

                               CST SERVICES INC.

(INFORMATION WITH RESPECT TO MARCH 30, 1996 AND THE THREE MONTHS ENDED APRIL 1,
                                     1995
                        AND MARCH 30, 1996 IS UNAUDITED)


NOTE 3. CONTINGENCY--(CONTINUED)

matter out-of-court. In the event that the matter proceeds to litigation, the likelihood of an unfavorable outcome cannot be predicted and, accordingly, an accrual for this matter has not been provided for in the accompanying financial statements.


NOTE 4. SUBSEQUENT EVENT


     On May 6, 1996, the Company signed an agreement to sell its business and certain assets to a subsidiary of OutSource International, Inc. for a purchase price of $1,780,000. The price is comprised of $1,200,000 in cash, a $200,000 note to be paid in two annual installments plus interest of 7% per annum, and annual contingent payments, not to exceed $380,000, based upon net income of the Company for two years following the acquisition.

                         INDEPENDENT AUDITORS' REPORT



Standby Personnel of Colorado Springs, Inc.:


     We have audited the accompanying balance sheet of Standby Personnel of Colorado Springs, Inc. (the "Company") as of December 31, 1996, and the related statements of income, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted accounting standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Standby Personnel of Colorado Springs, Inc. at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP
Certified Public Accountants


Denver, Colorado
June 6, 1997

                  STANDBY PERSONNEL OF COLORADO SPRINGS, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1996



ASSETS
CURRENT ASSETS:
 Cash ................................................   $139,461
 Trade accounts receivable, net of allowance for
   doubtful accounts of $15,000  .....................    429,000
                                                         ---------
   Total current assets ..............................    568,461
PROPERTY AND EQUIPMENT, net   ........................    147,698
OTHER ASSETS   .......................................     11,138
                                                         ---------
TOTAL ASSETS   .......................................   $727,297
                                                         =========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
 Accounts payable ....................................   $  4,954
 Accrued compensation   ..............................     24,806
 Note payable  .......................................      5,534
                                                         ---------
   Total current liabilities  ........................     35,294
                                                         =========
COMMITMENTS AND CONTINGENCIES (Note 4)
STOCKHOLDER'S EQUITY:
 Common stock, $1 par value, 50,000 shares authorized,
   10,000 shares issued and outstanding   ............     10,000
 Additional paid-in capital   ........................      8,384
 Retained earnings   .................................    673,619
                                                         ---------
   Total stockholder's equity ........................    692,003
                                                         ---------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY   .........   $727,297
                                                         =========

                                    See notes to financial statements.

                  STANDBY PERSONNEL OF COLORADO SPRINGS, INC.

                              STATEMENT OF INCOME
                         YEAR ENDED DECEMBER 31, 1996



NET REVENUES ................................................   $5,346,882
                                                                -----------
COST OF REVENUES:
 Payroll  ...................................................    3,137,746
 Taxes ......................................................      269,270
 Workers' compensation and insurance ........................      176,993
 Other ......................................................       47,643
                                                                -----------
   Total cost of revenues   .................................    3,631,652
                                                                -----------
GROSS PROFIT ................................................    1,715,230
                                                                -----------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
 Stockholder compensation   .................................      235,636
 Other selling, general and administrative expenses .........      866,801
                                                                -----------
   Total selling, general and administrative expenses  ......    1,102,437
                                                                -----------
OPERATING INCOME   ..........................................      612,793
                                                                -----------
OTHER INCOME:
 Interest income   ..........................................       15,179
 Gain on sale of equipment  .................................          527
                                                                -----------
   Total other income .......................................       15,706
                                                                -----------
NET INCOME   ................................................   $  628,499
                                                                ===========

                                    See notes to financial statements.

                  STANDBY PERSONNEL OF COLORADO SPRINGS, INC.

                       STATEMENT OF STOCKHOLDER'S EQUITY
                         YEAR ENDED DECEMBER 31, 1996




                                           COMMON STOCK        ADDITIONAL                        TOTAL
                                       --------------------     PAID-IN        RETAINED       STOCKHOLDER'S
                                        SHARES     AMOUNT       CAPITAL        EARNINGS          EQUITY
                                       --------   ---------   ------------   -------------   --------------
BALANCE, JANUARY 1, 1996   .........    10,000    $10,000        $8,384       $  838,274      $  856,658
Distributions to stockholder  ......        --         --            --         (793,154)       (793,154)
Net income  ........................        --         --            --          628,499         628,499
                                        -------   --------       -------      ----------      ----------
BALANCE, DECEMBER 31, 1996 .........    10,000    $10,000        $8,384       $  673,619      $  692,003
                                        =======   ========       =======      ==========      ==========

                                    See notes to financial statements.

                  STANDBY PERSONNEL OF COLORADO SPRINGS, INC.

                            STATEMENT OF CASH FLOWS
                         YEAR ENDED DECEMBER 31, 1996



CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income   .......................................   $ 628,499
 Adjustments to reconcile net income to net cash
   provided by operating activities:
  Depreciation   ....................................      60,179
  Amortization   ....................................       1,653
  Gain on sale of equipment  ........................        (527)
  Changes in operating assets and liabilities:
   Trade accounts receivable ........................     331,523
   Other assets  ....................................         212
   Accounts payable .................................     (18,978)
   Accrued compensation   ...........................      12,016
                                                        ----------
    Net cash provided by operating activities  ......   1,014,577
                                                        ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment   ...............    (108,768)
 Proceeds from sale of equipment   ..................       2,300
                                                        ----------
   Net cash used in investing activities ............    (106,468)
                                                        ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payment of note payable  ...........................      (9,402)
 Cash distributions .................................    (793,154)
                                                        ----------
    Net cash used in financing activities   .........    (802,556)
                                                        ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS   .........     105,553
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR   ......      33,908
                                                        ----------
CASH AND CASH EQUIVALENTS, END OF YEAR   ............   $ 139,461
                                                        ==========

                                    See notes to financial statements.

                  STANDBY PERSONNEL OF COLORADO SPRINGS, INC.

                         NOTES TO FINANCIAL STATEMENTS


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     NATURE OF BUSINESS - Standby Personnel of Colorado Springs, Inc. (the "Company") is in the business of providing temporary employees to construction, commercial and light industrial companies located in the Colorado Springs metropolitan area.


     CONCENTRATION OF CREDIT RISK - Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company invests temporary cash in demand deposits with federally insured financial institutions. Such deposit amounts at times exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company's trade receivables are geographically concentrated in the Colorado Springs metropolitan area. The Company believes that concentrations of credit risk with respect to receivables are limited due to the large number of customers and generally short payment terms.


     USE OF ESTIMATES - The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.


     REVENUE RECOGNITION - All revenues are recognized as the related service is performed, net of provision for credits and allowances.


     CASH EQUIVALENTS - For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.


     PROPERTY AND EQUIPMENT - Property and equipment is stated at cost and depreciated or amortized on an accelerated basis over the estimated useful service lives of the respective assets. Amortization of property under capital leases, leasehold improvements and computer software is included in depreciation expense. The estimated useful lives of property and equipment range from 3 to 7 years.


     LONG-LIVED ASSETS - SFAS No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of this statement had no effect on the financial position or results of operations of the Company for the year ended December 31, 1996.


     INCOME TAXES - Effective for the year ended December 31, 1991, the Company elected to be treated as an S corporation under applicable provisions of the Internal Revenue Code. Accordingly, any liability for income taxes is the obligation of the stockholder and no income tax liability has been recorded by the Company.


     WORKER'S COMPENSATION - The Company manages its workers compensation risk through a premium based insurance policy. The Company is responsible for payment of premiums only to the insurance carrier and is not obligated to reimburse its insurance carrier for claim payments.


     ADVERTISING - The Company expenses advertising and promotional expenditures as incurred. Total advertising and promotional expenses was $15,405 for the year ended December 31, 1996.

                  STANDBY PERSONNEL OF COLORADO SPRINGS, INC.

NOTE 2. PROPERTY AND EQUIPMENT


     Property and equipment consists of the following at December 31, 1996:


   Furniture, fixtures and equipment .....................   $138,496
   Leasehold improvements   ..............................     24,053
   Vehicles  .............................................    134,691
                                                             ---------
   Property and equipment   ..............................    297,240
   Less: accumulated depreciation and amortization  ......    149,542
                                                             ---------
   Property and equipment, net ...........................   $147,698
                                                             =========

     Depreciation and amortization for property and equipment amounted to $61,832 for the year ended December 31, 1996.


NOTE 3. CREDIT AGREEMENT AND NOTE PAYABLE


     Pursuant to a revolving line of credit agreement, in effect at December 31, 1996 and expiring April 30, 1997, the Company may borrow from a commercial bank up to $150,000. The line of credit is secured by accounts receivable and equipment. At December 31, 1996, no funds are outstanding on the line of credit.


     The Company has a note payable to a commercial bank, payable in monthly installments of $784 including interest at a rate of 8.5% with final payment of principal and interest due July 31, 1997. At December 31, 1996, $5,534 is outstanding on the note payable.


NOTE 4. COMMITMENTS AND CONTINGENCIES


     Lease Commitments - The Company leases four facilities. One of these facilities is owned by a relative of the sole stockholder. These renewable lease agreements are classified as operating leases and range in term from two to five years with renewal rights for additional years. Total rental expense related to these leases was $45,792 for the year ended December 31, 1996. The Company is obligated, pursuant to these lease agreements, to pay property taxes and special assessments during the term of the leases. Future minimum rental payments under these leases are as follows:



                                RELATED
                     TOTAL       PARTY      OTHER
                   ---------   ---------   --------
   1997   ......   $53,534     $18,000     $35,534
   1998   ......    33,000      18,000      15,000
   1999   ......    12,000      12,000          --
                   --------    --------    --------
   Total  ......   $98,534     $48,000     $50,534
                   ========    ========    ========

NOTE 5. SUBSEQUENT EVENTS


     On February 24, 1997, the business and certain assets of the Company were acquired by a subsidiary of OutSource International, Inc.

                         INDEPENDENT AUDITORS' REPORT



Superior Temporaries, Inc.


     We have audited the accompanying balance sheets of Superior Temporaries, Inc. as of December 31, 1995 and 1996, and the related statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, such financial statements present fairly, in all material respects, the financial position of Superior Temporaries, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP
Certified Public Accountants


Fort Lauderdale, Florida
July 14, 1997

                          SUPERIOR TEMPORARIES, INC.

                                BALANCE SHEETS
                          DECEMBER 31, 1995 AND 1996



                                                                1995          1996
                                                            ------------   -----------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents  ..............................   $  326,839     $   44,947
Trade accounts receivable, net of allowance for doubtful
  accounts of $153,679 in 1995 and 195,475 in 1996 ......    1,412,246      2,240,034
Notes receivable due from shareholders ..................           --         84,377
Due from related party  .................................       16,778            733
Prepaid expenses and other current assets ...............       25,925         32,540
                                                            -----------    -----------
   Total current assets .................................    1,781,788      2,402,631
PROPERTY AND EQUIPMENT, net   ...........................      425,681        494,533
INTANGIBLE ASSETS, net  .................................       31,311         23,408
OTHER ASSETS   ..........................................       74,248        121,878
                                                            -----------    -----------
   Total assets   .......................................   $2,313,028     $3,042,450
                                                            ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable  .......................................   $   56,285     $   82,953
Accrued expenses:
 Workers' compensation and insurance   ..................      507,620        599,778
 Other   ................................................       27,473         55,347
Line of credit ..........................................      550,000        589,552
Current maturities of long-term debt   ..................      104,151         27,933
Due to related party ....................................       12,046         46,077
                                                            -----------    -----------
   Total current liabilities  ...........................    1,257,575      1,401,640
                                                            -----------    -----------
LONG-TERM DEBT, less current maturities   ...............       99,425         73,592
                                                            -----------    -----------
COMMITMENTS AND CONTINGENCIES (Note 5) ..................
SHAREHOLDERS' EQUITY:
Common stock, $1 par value, 7,500 shares authorized,
  600 shares issued and outstanding .....................          600            600
Additional paid-in capital ..............................       45,400         45,400
Retained earnings .......................................      910,028      1,521,218
                                                            -----------    -----------
   Total shareholders' equity ...........................      956,028      1,567,218
                                                            -----------    -----------
   Total liabilities and shareholders' equity   .........   $2,313,028     $3,042,450
                                                            ===========    ===========

                                    See notes to financial statements.

                          SUPERIOR TEMPORARIES, INC.

                             STATEMENTS OF INCOME
                    YEARS ENDED DECEMBER 31, 1995 AND 1996



                                                                    1995            1996
                                                                ------------   ---------------
Net revenues ................................................   $9,794,777      $14,048,034
                                                                ----------      -----------
Cost of revenues:
 Payroll  ...................................................   5,768,750         8,499,107
 Taxes ......................................................     517,989           730,086
 Workers' compensation and insurance ........................     708,651           853,051
 Other ......................................................     310,132           407,189
                                                                ----------      -----------
   Total cost of revenues   .................................   7,305,522        10,489,433
                                                                ----------      -----------
 Gross profit   .............................................   2,489,255         3,558,601
                                                                ----------      -----------
Selling, general and administrative expenses:
 Shareholders' compensation .................................     127,422           182,074
 Other selling, general and administrative ..................   1,807,427         2,324,763
                                                                ----------      -----------
   Total selling, general and administrative expenses  ......   1,934,849         2,506,837
                                                                ----------      -----------
Operating income   ..........................................     554,406         1,051,764
                                                                ----------      -----------
Other expense (income):
 Interest income   ..........................................      (8,117)          (15,577)
 Interest expense  ..........................................      58,943            52,378
 Other ......................................................      15,176              (949)
                                                                ----------      -----------
   Total other expense (income)   ...........................      66,002            35,852
                                                                ----------      -----------
Net income   ................................................   $ 488,404       $ 1,015,912
                                                                ==========      ===========

                                    See notes to financial statements.

                          SUPERIOR TEMPORARIES, INC.

                      STATEMENTS OF SHAREHOLDERS' EQUITY
                    YEARS ENDED DECEMBER 31, 1995 AND 1996




                                                    ADDITIONAL
                                         COMMON      PAID-IN       RETAINED
                                         STOCK       CAPITAL       EARNINGS
                                        --------   -----------   -------------
Balance, January 1, 1995 ............     $600       $42,515      $  567,624
Capital contributions ...............       --         2,885              --
Distributions to shareholders  ......       --            --        (146,000)
Net income   ........................       --            --         488,404
                                          -----      --------     ----------
Balance, December 31, 1995  .........      600        45,400         910,028
Distributions to shareholders  ......       --            --        (404,722)
Net income   ........................       --            --       1,015,912
                                          -----      --------     ----------
Balance, December 31, 1996  .........     $600       $45,400      $1,521,218
                                          =====      ========     ==========

                                    See notes to financial statements.

                          SUPERIOR TEMPORARIES, INC.

                           STATEMENTS OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 1995 AND 1996



                                                                     1995             1996
                                                                 -------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ...................................................    $  488,404      $1,015,912
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation and amortization  ..............................        42,921          56,744
 Changes in assets and liabilities:
  Trade accounts receivables, net  ...........................      (602,542)       (827,788)
  Due to related party .......................................      (111,423)         34,031
  Prepaid expenses and other current assets ..................       (11,443)         (6,615)
  Other assets   .............................................       (55,379)        (47,630)
  Accounts payable and accrued expenses  .....................       500,336         146,700
                                                                  ----------      ----------
   Net cash provided by operating activities   ...............       250,874         371,354
                                                                  ----------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment   ........................      (343,293)       (109,193)
Other assets  ................................................       (11,710)         (8,500)
                                                                  ----------      ----------
   Net cash used in investing activities .....................      (355,003)       (117,693)
                                                                  ----------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under line of credit   ........................       550,000          39,552
Capital contributions  .......................................         2,885              --
Notes receivable due from shareholders   .....................            --         (84,377)
Due from related party .......................................      (303,225)         16,045
Long-term debt borrowings (repayments)   .....................       146,615        (102,051)
Distributions paid to shareholders ...........................      (146,000)       (404,722)
                                                                  ----------      ----------
   Net cash provided by (used in) financing activities  ......       250,275        (535,553)
                                                                  ----------      ----------
Net increase (decrease) in cash ..............................       146,146        (281,892)
Cash and cash equivalents, beginning of year   ...............       180,693         326,839
                                                                  ----------      ----------
Cash and cash equivalents, end of year   .....................    $  326,839      $   44,947
                                                                  ==========      ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
Cash payments for interest   .................................    $   54,039      $   53,327
                                                                  ==========      ==========

                                    See notes to financial statements.

                          SUPERIOR TEMPORARIES, INC.

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES


     NATURE OF BUSINESS: Superior Temporaries , Inc. ("Company") provides flexible industrial staffing services to various clients under the trade name Labor World, as allowed by franchise agreements between the Company and OutSource Franchising, Inc. The Company provides these services through ten Company-owned locations.


     A summary of the Company's significant accounting policies follows:


     USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     REVENUE RECOGNITION: All revenues are recognized as the related service is performed, net of provision for credits and allowances.


     CASH AND CASH EQUIVALENTS: The Company considers all highly liquid investments purchased with an original maturity date of three months or less to be cash equivalents.


     PROPERTY AND EQUIPMENT: Property and equipment is stated at cost and depreciated or amortized on a straight-line basis over the estimated useful service lives of the respective assets. Leasehold improvements are stated at cost and amortized over the shorter of the term of the lease or estimated useful life of the improvement. Amortization of leasehold improvements is included in depreciation expense. The estimated useful lives of property and equipment range from 3 to 7 years.


     LONG-LIVED ASSETS: Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS 121 requires that impairments, measured using fair market value, are recognized whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable and the future undiscounted cash flows attributed to the assets are less than their carrying values. Adoption of this statement did not have a material effect on the Company's financial statements.


     INTANGIBLE ASSETS: The Company has customer lists that are being amortized on a straight line basis over five years. Accumulated amortization was $69,767 and $86,170 as of December 31, 1995 and 1996, respectively.


     INCOME TAXES: The Company has elected to be treated as an S corporation and, as such, all of its income is taxed directly to its shareholders for federal income tax purposes. Therefore, no provision or liability for income taxes has been included in these financial statements.


     WORKERS' COMPENSATION: The Company manages its workers compensation risk through a loss sensitive insurance policy. The Company is obligated to reimburse its insurance carriers for claim payments up to a maximum of $250,000 per occurrence (with no aggregate maximum dollar limit on the Company's liability for claim payments) as well as for certain fixed and variable expenses. Provisions for expected future payments are accrued based on the Company's estimate of its aggregate liability for all open claims and claims incurred but not reported.

                          SUPERIOR TEMPORARIES, INC.

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     ADVERTISING: The Company expenses advertising and promotional expenditures as incurred. Total advertising and promotional expenses were $17,007 and $27,685 for the years ended December 31, 1995 and 1996, respectively.


NOTE 2. PROPERTY AND EQUIPMENT


     Property and equipment consists of the following:


                                                                1995        1996
                                                             ----------   ---------
   Land   ................................................   $ 81,850     $ 81,850
   Buildings    ..........................................    277,804      326,805
   Furniture, fixtures and equipment    ..................     84,994      123,773
   Leasehold improvements   ..............................      6,126       29,386
                                                             ---------    ---------
   Property and equipment   ..............................    450,774      561,814
   Less accumulated depreciation and amortization   ......     25,093       67,281
                                                             ---------    ---------
   Property and equipment, net    ........................   $425,681     $494,533
                                                             =========    =========

     Depreciation expense, including amortization of leasehold improvements, was $17,248 and $42,188 for the years ended December 31, 1995 and 1996, respectively.


NOTE 3. LONG-TERM DEBT


     Long-term debt consists of the following:


                                                                          1995        1996
                                                                       ----------   ---------
   Mortgage note payable in monthly principal installments of $1,650 and collateralized by real estate. The interest rate was prime plus 2% (8.25% at December 31, 1996) per annum. The note
    matures on October 1, 2000  ....................................   $ 95,250     $77,550
   Mortgage note payable in monthly principal and interest
    installments of $973, with an interest rate of 8% per annum and
    collateralized by real estate. The note matures on April 1, 1999     33,326      23,975
   Note payable with interest only paid monthly and a balloon payment in 1996. The note was collateralized by the assets of the Company and personally guaranteed by the shareholders.
    The note had an interest rate of prime plus 1.5% (8.5% at
    December 31, 1995) per annum   .................................     75,000          --
                                                                       ---------    ---------
   Long-term debt   ................................................    203,576     101,525
   Less current maturities of long-term debt   .....................    104,151      27,933
                                                                       ---------    ---------
   Long-term debt, less current maturities  ........................   $ 99,425     $73,592
                                                                       =========    =========

NOTE 4. LINE OF CREDIT


     The Company maintained a line of credit which matured on April 30, 1997 and was not renewed. The borrowing amount was limited to $1,250,000, was secured by the assets of the Company and was

                          SUPERIOR TEMPORARIES, INC.

NOTE 4. LINE OF CREDIT--(CONTINUED)

personally guaranteed by the shareholders. The line of credit had a stated interest rate equivalent to the 30 day commercial paper rate (which was 5.95% per annum at December 31, 1996) plus 2.65%.


NOTE 5. COMMITMENTS AND CONTINGENCIES


LEASE COMMITMENTS


     The Company conducts its operations in various leased facilities under leases that are classified as operating leases for financial reporting purposes. The leases provide for the Company to pay real estate taxes, common area maintenance and certain other expenses. Lease terms, excluding renewal option periods exercisable by the Company at escalated rents, expire between 1997 and 2000. The Company does not have any fixed minimum lease commitments with related parties. A schedule of fixed minimum lease commitments is as follows:


YEAR                        RENTAL AMOUNT
------------------------   --------------
           1997   ......      $ 79,823
           1998   ......        67,475
           1999   ......        26,832
           2000   ......        11,669
           2001   ......            --
                              ---------
           Total  ......      $185,799
                              =========

     Rent expense was $89,000 and $98,000 for the years ended December 31, 1995 and 1996, respectively.


     The Company owns real property at one of its operating locations in which groundwater contamination was detected in 1995 at levels that exceeded the Florida groundwater standards for certain pollutants. Based on a preliminary oral communication to the Company of the results of recent testing performed to identify the nature and source of the contamination, it is the Company's belief that the contamination was caused by a third party neighbor to the Company's property. The Company believes that the clean up costs that will have to be paid related to this matter will be the responsiblity of the third party neighbor and furthermore will be funded by a Florida tax levied on businesses similar to the third party neighbor for this purpose. Based on the above the financial statements do not include any provision for any loss related to this matter. However, legal fees and related expenses, which have not been material, are being incurred to protect the Company's interest in the event, which the Company believes is remote, that the State of Florida does not fund the payment of the clean up costs.


NOTE 6. SIGNIFICANT CUSTOMERS AND CONCENTRATION OF RISK


     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company places its cash with what it believes to be high credit quality institutions. At times cash deposits may be in excess of the FDIC insurance limit. The Company has not incurred any losses in such accounts. The Company grants credit to its customers generally without collateral and regularly assesses their financial strength. The Company believes that credit risk related to its accounts receivable is limited.

                          SUPERIOR TEMPORARIES, INC.

NOTE 7. RELATED PARTY TRANSACTIONS


     The Company had notes receivable due from shareholders of $84,377 at December 31, 1996. The notes bear interest at 12% per annum and are unsecured. The notes are due on demand.


     The Company leases certain personnel from Productivity Partners, which is an affiliated company due to common ownership. The Company owed Productivity Partners $12,046 and $46,077 as of December 31, 1995 and 1996, respectively. Productivity Partners incurs certain corporate office expenses on behalf of the Company, which are subsequently reimbursed to Productivity Partners by the Company. Selling general and administrative expenses include $293,500 and $395,576 of corporate expenses for the years ended December 31, 1995 and 1996, respectively, that the Company reimbursed to Productivity Partners.


     In the normal course of business, the Company enters into transactions with Genesis Financial Services, Inc., which is an affiliated company due to common ownership. Such transactions consist primarily of cash advances, which do not bear interest and have no stated maturity dates. Genesis Financial Services, Inc. owed the Company $16,778 and $733 as of December 31, 1995 and 1996, respectively. The Company did not incur any interest expense or recognize any interest income in connection with its transactions with Genesis Financial Services, Inc. during the years ended December 31, 1995 and 1996, respectively.



NOTE 8. SUBSEQUENT EVENTS


     On March 3, 1997, the assets and business of the Company were acquired by a subsidiary of OutSource International, Inc. and the franchise agreements between the Company and OutSource Franchising, Inc. were terminated.

                         INDEPENDENT AUDITORS' REPORT



Stand-By, Inc.


     We have audited the accompanying balance sheet of Stand-By, Inc. (the "Company") as of September 30, 1996, and the related statements of income, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stand-By, Inc. at September 30, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP
Certified Public Accountants

Denver, Colorado
June 6, 1997

                                STAND-BY, INC.

                                BALANCE SHEETS




                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                 1996             1996
                                                            ---------------   -------------
                                                                               (UNAUDITED)
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ..............................     $  683,494       $  819,875
 Trade accounts receivable, net of allowance for doubtful
   accounts of $47,000  .................................      1,823,947        1,684,875
 Advances to affiliates .................................      1,392,951        1,234,114
 Other accounts receivable ..............................        752,268          346,646
 Deferred tax asset  ....................................        310,872          310,872
 Prepaid expenses and other current assets   ............         54,784           13,035
                                                              -----------      -----------
   Total current assets .................................      5,018,316        4,409,417
PROPERTY AND EQUIPMENT, net   ...........................        802,656          781,593
MARKETABLE SECURITIES, available for sale ...............        924,134          918,494
OTHER ASSETS   ..........................................        388,321          384,230
                                                              -----------      -----------
   TOTAL ASSETS   .......................................     $7,133,427       $6,493,734
                                                              ===========      ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
 Accounts payable .......................................     $  303,257       $  181,324
 Accrued payroll  .......................................        822,577          348,036
 Accrued workers' compensation and insurance ............        768,502          767,099
 Line of credit   .......................................      1,802,603        1,736,331
 Current maturities of long-term debt  ..................        182,215          181,875
                                                              -----------      -----------
   Total current liabilities  ...........................      3,879,154        3,214,665
                                                              -----------      -----------
LONG-TERM DEBT, LESS CURRENT MATURITIES   ...............        126,365           13,592
                                                              -----------      -----------
DEFERRED INCOME TAXES   .................................         39,618           39,618
                                                              -----------      -----------
COMMITMENTS AND CONTINGENCIES (NOTE 6, 8)
STOCKHOLDER'S EQUITY:
 Common stock, no par value, 70,000 shares authorized,
   10,000 shares issued and outstanding   ...............         10,000           10,000
 Retained earnings   ....................................      3,078,290        3,215,859
                                                              -----------      -----------
   Total stockholder's equity ...........................      3,088,290        3,225,859
                                                              -----------      -----------
   TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY   .             $7,133,427       $6,493,734
                                                              ===========      ===========

                                    See notes to financial statements.

                                STAND-BY, INC.

                             STATEMENTS OF INCOME




                                                                  YEAR ENDED           THREE MONTHS ENDED
                                                                 SEPTEMBER 30,            DECEMBER 31,
                                                                ---------------   -----------------------------
                                                                     1996             1995            1996
                                                                ---------------   ------------   --------------
                                                                                           (UNAUDITED)
NET REVENUES ................................................    $13,693,776      $3,138,437      $3,876,609
                                                                 -----------      ----------      ----------
COST OF REVENUES:
 Payroll  ...................................................      7,169,335      1,658,865        1,986,277
 Payroll taxes  .............................................        678,936        130,935          141,348
 Workers' compensation and insurance ........................        971,857        318,761          279,232
 Other ......................................................         90,844         56,711           57,070
                                                                 -----------      ----------      ----------
   Total cost of revenues   .................................      8,910,972      2,165,272        2,463,927
                                                                 -----------      ----------      ----------
GROSS PROFIT ................................................      4,782,804        973,165        1,412,682
                                                                 -----------      ----------      ----------
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES:
 Stockholder compensation   .................................        657,472         62,317           53,802
 Other selling, general and administrative expenses .........      3,976,882        980,377        1,098,177
                                                                 -----------      ----------      ----------
   Total selling, general and administrative expenses  ......      4,634,354      1,042,654        1,151,979
                                                                 -----------      ----------      ----------
OPERATING INCOME (LOSS)  ....................................        148,450        (69,489)         260,703
                                                                 -----------      ----------      ----------
OTHER EXPENSE (INCOME):
 Proceeds from life insurance policy ........................       (500,000)            --               --
 Interest income   ..........................................       (124,226)       (16,296)         (13,995)
 Interest expense  ..........................................        158,000         56,778           62,778
 Other ......................................................        (31,368)        (8,865)          (7,488)
                                                                 -----------      ----------      ----------
   Total other expense (income)   ...........................       (497,594)        31,617           41,295
                                                                 -----------      ----------      ----------
INCOME (LOSS) BEFORE INCOME TAXES ...........................        646,044       (101,106)         219,408
INCOME TAXES PROVISION (BENEFIT):
 Current  ...................................................        106,296          7,324           81,839
 Deferred ...................................................        (60,274)            --               --
                                                                 -----------      ----------      ----------
NET INCOME (LOSS)  ..........................................    $   600,022      $(108,430)      $  137,569
                                                                 ===========      ==========      ==========

                                    See notes to financial statements.

                                STAND-BY, INC.

                      STATEMENTS OF STOCKHOLDER'S EQUITY




                                                     COMMON STOCK                          TOTAL
                                                 --------------------     RETAINED      STOCKHOLDER'S
                                                  SHARES     AMOUNT       EARNINGS         EQUITY
                                                 --------   ---------   ------------   --------------
BALANCE, OCTOBER 1, 1995 .....................    10,000    $10,000     $2,478,268       $2,488,268
Net income   .................................        --         --        600,022          600,022
                                                  -------   --------    -----------      -----------
BALANCE, SEPTEMBER 30, 1996 ..................    10,000     10,000      3,078,290        3,088,290
Net income (unaudited)   .....................        --         --        137,569          137,569
                                                  -------   --------    -----------      -----------
BALANCE, DECEMBER 31, 1996 (unaudited)  ......    10,000    $10,000     $3,215,859       $3,225,859
                                                  =======   ========    ===========      ===========

                                    See notes to financial statements.

                                STAND-BY, INC.

                           STATEMENTS OF CASH FLOWS




                                                                       YEAR ENDED           THREE MONTHS ENDED
                                                                      SEPTEMBER 30,            DECEMBER 31,
                                                                     ---------------   -----------------------------
                                                                          1996              1995            1996
                                                                     ---------------   --------------   ------------
                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)   .............................................     $  600,022       $ (108,430)     $ 137,569
 Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
  Depreciation ...................................................        116,987           25,581         25,581
  Amortization of investment premium   ...........................         22,560            5,640          5,640
  (Gain) loss on sale of equipment  ..............................          3,513               --           (700)
  Provision for deferred income taxes  ...........................        (60,274)              --             --
  Changes in operating assets and liabilities:
   Trade accounts receivable, net   ..............................       (107,078)         406,844        139,072
   Other accounts receivable  ....................................       (379,051)          68,165        405,621
   Prepaids and other current assets   ...........................        (11,181)         (24,077)        41,749
   Other assets   ................................................        (42,203)         (48,850)         4,093
   Accounts payable  .............................................        114,062           66,894       (121,933)
   Accrued payroll   .............................................        497,587          (81,732)      (474,541)
   Accrued workers' compensation and insurance  ..................       (221,854)         168,312         (1,403)
                                                                       ----------       ----------      ----------
    Net cash provided by operating activities   ..................        533,090          478,347        160,748
                                                                       ----------       ----------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment ..............................       (223,763)          (2,175)        (5,839)
 Advances to affiliates, net  ....................................       (458,256)        (348,648)       158,837
 Proceeds from sale of equipment .................................          1,075               --          2,021
                                                                       ----------       ----------      ----------
    Net cash provided by (used in) investing activities  .........       (680,944)        (350,823)       155,019
                                                                       ----------       ----------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from revolving line of credit of credit
   and other borrowings    .......................................      1,051,603               --        480,000
 Principal payments on revolving line of credit
   and other borrowings    .......................................       (656,455)        (271,709)      (659,386)
                                                                       ----------       ----------      ----------
    Net cash provided by (used in) by financing activities  ......        395,148         (271,709)      (179,386)
                                                                       ----------       ----------      ----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS   .............................................        247,294         (144,185)       136,381
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD   ..........................................        436,200          436,200        683,494
                                                                       ----------       ----------      ----------
CASH AND CASH EQUIVALENTS,
  END OF PERIOD   ................................................     $  683,494       $  292,015      $ 819,875
                                                                       ==========       ==========      ==========
SUPPLEMENTAL INFORMATION ON NONCASH
  INVESTING AND FINANCING ACTIVITIES
Interest paid  ...................................................     $  168,216       $   50,499      $  50,966
                                                                       ==========       ==========      ==========
Income taxes paid ................................................     $  156,000       $       --      $ 104,298
                                                                       ==========       ==========      ==========

                                    See notes to financial statements.

                                STAND-BY, INC.

                         NOTES TO FINANCIAL STATEMENTS

            (INFORMATION WITH RESPECT TO DECEMBER 31, 1996 AND THE THREE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     NATURE OF BUSINESS - Stand-By, Inc. (the "Company") is in the business of providing temporary employees to construction, commercial and light industrial companies located in the Denver metropolitan area.


     UNAUDITED INTERIM FINANCIAL STATEMENTS - The interim unaudited financial statements and the related information in the notes as of December 31, 1996 and for the three months ended December 31, 1995 and 1996 are unaudited. Such interim financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments (including normal accruals) necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.



     CONCENTRATION OF CREDIT RISK - Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company invests temporary cash in demand deposits with federally insured financial institutions. Such deposit amounts at times exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company's trade receivables are geographically concentrated in the Denver metropolitan area. The Company believes that concentrations of credit risk with respect to receivables are limited due to the large number of customers and generally short payment terms.


     USE OF ESTIMATES - The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.


     REVENUE RECOGNITION - All revenues are recognized as the related service is performed, net of provision for credits and allowances.


     CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.


     PROPERTY AND EQUIPMENT - Property and equipment is stated at cost and depreciated or amortized on an accelerated or straight-line basis over the estimated useful service lives of the respective assets. Amortization of property under capital leases, leasehold improvements and computer software is included in depreciation expense. The estimated useful lives of property and equipment range from 3 to 7 years.


     INVESTMENT IN MARKETABLE SECURITIES - SFAS No. 115, "ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES," requires debt and equity securities with readily determinable fair values be segregated into one of the following categories: trading, available-for-sale, or held-to-maturity. The Company does not hold securities for trading or as held-to-maturity. Available-for-sale securities are carried at their fair values, as determined from published prices of recent trading in the securities. Changes in the fair values of available for sale securities are recognized as a component of stockholder's equity until such securities are sold. The difference between the cost and the face amount of the

                                STAND-BY, INC.

            (INFORMATION WITH RESPECT TO DECEMBER 31, 1996 AND THE THREE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

marketable debt security is treated as premium. The amount of premium is amortized as expense over the life of the security or its earliest call date in such a way as to result in a constant rate of interest being recognized in the financial statements over the Company's holding period for the debt security.


     LONG-LIVED ASSETS - SFAS No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of this statement had no effect on the financial position or results of operations of the Company for the year ended September 30, 1996.


     INCOME TAXES: - The Company provides for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for the differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense equals the taxes payable or refundable for the period plus or minus the change in the period of deferred tax assets and liabilities.


     WORKERS COMPENSATION - Since October 1, 1990, the Company has participated in a large deductible workers compensation insurance program. Under this arrangement, the Company has a deductible of $250,000 per occurrence with an overall deductible limit of $1,643,400 in the aggregate. Total workers compensation expense under this program was $971,857 for the year ended September 30, 1996. The estimated unpaid expense is reported in the accompanying financial statements as a liability.


NOTE 2. PROPERTY AND EQUIPMENT


     Property and equipment consists of the following at September 30, 1996:



   Furniture, fixtures and equipment .....................   $ 709,140
   Leasehold improvements   ..............................     352,800
   Vehicles  .............................................     212,119
                                                             -----------
   Property and equipment   ..............................   1,274,059
   Less: accumulated depreciation and amortization  ......     471,403
                                                             -----------
   Property and equipment, net ...........................   $ 802,656
                                                             ===========

     Depreciation and amortization expense for property and equipment amounted to $116,987 for the year ended September 30, 1996.

                                STAND-BY, INC.

            (INFORMATION WITH RESPECT TO DECEMBER 31, 1996 AND THE THREE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

NOTE 3. MARKETABLE DEBT SECURITIES


     The Company holds municipal debt securities at September 30, 1996 with a fair value of $924,134 at September 30, 1996, which approximates the amortized cost. At September 30, 1996 contractual maturities of marketable debt securities were $510,000 after one year through five years and $385,000 after 10 years. As a condition of a letter of credit these securities have been pledged to a commercial bank.


NOTE 4. LONG-TERM DEBT


     Long-term debt consists of the following at September 30, 1996:



   Term loan, payable in monthly installments of $6,667 plus interest at the bank's prime rate (8.25% at September 30, 1996) plus 1% with final payment of principal and interest due February 28, 1998. Secured by the Company's assets, a first deed of trust and assignment of leases and rents on real estate owned by the Company's sole stockholder, and assignment of a life insurance policy on
     the life of the Company's sole stockholder  ....................................   $119,986
   Term loan payable in monthly installments of $1,890 including interest at 8.25%
     with final payment of principal and interest due April 15, 1999, secured by
     four vehicles    ...............................................................     52,453
   Term loan payable in monthly installments of $2,017 including interest at 8.25%
     with final payment of principal and interest due July 15, 1999, secured by
     four vehicles    ...............................................................     60,834
   Obligations under capital leases. ................................................     75,307
                                                                                        ---------
   Long-term debt  ..................................................................    308,580
   Less current maturities of long-term debt  .......................................    182,215
                                                                                        ---------
   Long-term debt, less current maturities ..........................................   $126,365
                                                                                        =========

     The aggregate annual principal payments on long-term debt and the future minimum lease payments, at present value, for capitalized lease obligations are as follows:



                                                              CAPITAL
                                               LONG-TERM       LEASE
SEPTEMBER 30,                                    DEBT        OBLIGATIONS
-------------------------------------------   -----------   ------------
   1997   .................................     $119,330     $ 67,272
   1998   .................................       82,666       12,630
   1999   .................................       31,277           --
                                               ---------     --------
   Total future minimum payments  .........     $233,273       79,902
                                               =========
   Less: interest  ........................                    (4,595)
                                                             --------
   Obligations under capital leases  ......                  $ 75,307
                                                             ========

                                STAND-BY, INC.

            (INFORMATION WITH RESPECT TO DECEMBER 31, 1996 AND THE THREE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

NOTE 5. LINE OF CREDIT


     Pursuant to a revolving line of credit agreement, in effect at September 30, 1996 and expiring February 28, 1997, the Company along with its affiliated companies, may borrow from a commercial bank up to the lesser of $2,500,000 or a percentage of the three affiliated companies' accounts receivable and certain investments. The obligation for this line of credit is joint and several. Therefore, the entire balance on this loan is shown as an obligation of the Company. Amounts borrowed by the two affiliates are treated as amounts receivable from these companies. Amounts borrowed by the affiliated companies are collateralized by substantially all of those companies' assets. Interest is due monthly at the bank's prime rate (8.25% at September 30, 1996) plus 3/4% with principal of $1,802,603 as of September 30, 1996 and accrued interest due February 28, 1997.


NOTE 6. LETTER OF CREDIT


     In connection with the Company's participation in a large deductible workers compensation insurance program, the Company is required to maintain an irrevocable standing letter of credit from its commercial bank in an amount equal to the estimated incurred losses for workers compensation insurance. The letter is secured by certain investments in money market accounts, investment grade municipal securities and the personal guarantee of the Company's sole stockholder. The letter of credit is automatically renewable for one year periods, unless the bank provides notice within sixty (60) days, with a final expiration of December 31, 1998. As of September 30, 1996, no funds have been drawn against the letter of credit.


NOTE 7. INCOME TAXES


     A reconciliation of income taxes determined using the statutory U.S. rate of 34% to actual income taxes provided was as follows:



          Tax at U.S. statutory rate  ......    $  219,655
          Life insurance proceeds  .........      (170,000)
          Municipal bond interest  .........       (14,805)
          Other  ...........................        11,172
                                                ----------
                                                $   46,022
                                                ==========

                                STAND-BY, INC.

            (INFORMATION WITH RESPECT TO DECEMBER 31, 1996 AND THE THREE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)


NOTE 7. INCOME TAXES--(CONTINUED)

     The tax-effected temporary differences and carryforwards which comprised deferred tax assets and liabilities were as follows:



                                                TAX          TAX
                                              ASSETS      LIABILITIES
                                             ---------   ------------
   Allowance for doubtful accounts  ......   $ 15,980      $    --
   Accrued compensation ..................    174,053           --
   Accrued workers compensation  .........    114,897           --
   Alternative minimum tax ...............     20,879           --
   Depreciation   ........................                  54,555
                                                           --------
   Total .................................    325,809      $54,555
                                             =========     ========
   Net deferred tax asset  ...............   $271,254
                                             =========

NOTE 8. COMMITMENTS AND CONTINGENCIES


     LEASE COMMITMENTS - The Company leases four facilities owned by its sole stockholder, one facility owned by its sole stockholder and another Company officer and two facilities owned by third parties. These renewable lease agreements are classified as operating leases and range in term from five to ten years with renewal rights for an additional ten years. Total rental expense related to these leases was $175,819 for the year ended September 30, 1996. The Company is obligated, pursuant to these lease agreements, to pay property taxes and special assessments during the term of the leases. Total property tax expense related to these leases was $17,587 for the year ended September 30, 1996. Future minimum rental payments under these leases are as follows:



                                      RELATED
SEPTEMBER 30,             TOTAL        PARTY       OTHER
---------------------   ----------   ---------   ---------
   1997  ............   $175,700     $31,500     $144,200
   1998  ............    118,800      26,400       92,400
   1999  ............    108,900      16,500       92,400
   2000  ............    100,650       8,250       92,400
   2001  ............     75,200          --       75,200
   Thereafter  ......    155,000          --      155,000
                        ---------    --------    ---------
   Total ............   $734,250     $82,650     $651,600
                        =========    ========    =========

NOTE 9. RELATED PARTY TRANSACTIONS


     The Company has made cash advances to corporations affiliated by common stock ownership. Total advances as of September 30, 1996 were $1,392,951 of which $607,819 was drawn on the line of credit as of September 30, 1996. The Company receives reimbursement for the cost of interest from these affiliates on this revolving line. All other advances are payable with interest at 1% over the Company's cost of money.


     The Company earned management fees of $ 24,000 by providing administrative and accounting services to one of the companies affiliated by common stock ownership during the year ended September 30, 1996.

                                STAND-BY, INC.

            (INFORMATION WITH RESPECT TO DECEMBER 31, 1996 AND THE THREE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

NOTE 10. SUBSEQUENT EVENTS


     On March 31, 1997, the business and certain assets of the Company were acquired by a subsidiary of OutSource International, Inc.

                              [INSIDE BACK COVER]


DESCRIPTION OF GRAPHIC:


A map of the United States that shows all of OutSource's offices by division throughout the United States. One legend indicates that Tandem division offices are represented by blue dots, Synadyne division offices by red dots and Office Ours division offices by yellow dots. In addition, OutSource's headquarters location is represented by the Company's logo. There is an additional legend that shows various sized dots that represent the number of offices in a particular area.

================================================================================

 NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                          --------------------------
                               TABLE OF CONTENTS

                                                  PAGE
                                               ----------
Prospectus Summary  ........................        3
The Company   ..............................        7
Risk Factors  ..............................        7
Use of Proceeds  ...........................       16
Dividend Policy  ...........................       16
Capitalization   ...........................       17
Dilution   .................................       18
Selected Consolidated Financial Data  ......       19
Management's Discussion and
   Analysis of Financial Condition
   and Results of Operations ...............       22
Business   .................................       34
Management .................................       48
Certain Transactions   .....................       56
Principal and Selling Shareholders .........       60
Description of Securities ..................       62
Shares Eligible for Future Sale ............       65
Underwriting  ..............................       66
Independent Public Accountants  ............       67
Experts ....................................       68
Legal Matters ..............................       68
Available Information  .....................       68
Index to Financial Statements   ............       F-1

                      -----------------------------------
 UNTIL NOVEMBER 18, 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
================================================================================


================================================================================
                               3,700,000 SHARES

              [LOGO] OUTSOURCE INTERNATIONAL/registered trademark/
                     -----------------------
                          THE LEADER IN HUMAN RESOURCES

                                  Common Stock

                                -----------------
                               P R O S P E C T U S
                                OCTOBER 24, 1997
                                -----------------

                                SMITH BARNEY INC.

                              ROBERT W. BAIRD & CO.
                                  INCORPORATED

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION
================================================================================